As filed with the Securities and Exchange Commission on October 28, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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B. RILEY PRINCIPAL MERGER CORP. II*

(Exact name of registrant as specified in its charter)

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Delaware	3690	84-4290188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

299 Park Avenue
21st Floor
New York, NY 10171
(212) 457-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

Daniel Shribman
B. Riley Principal Merger Corp. II
299 Park Avenue
21st Floor
New York, New York 10171
(212) 457-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	David P. LaGalia Anthony M. Saur Zachary Jacobs Morrison Cohen LLP 909 Third Avenue, 27th Floor New York, New York 10022 Tel: (212) 735-8600	Joe Mastrangelo Chief Executive Officer Eos Energy Storage LLC 3920 Park Avenue Edison, New Jersey 08820 Tel: (732) 27225-8400

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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*        All securities being registered for resale hereunder will be issued by B. Riley Principal Merger Corp. II (“BMRG”) in connection with its business combination with Eos Energy Storage LLC. Upon the closing of the business combination, BMRG will change its name to Eos Energy Enterprises, Inc.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	4,000,000	$9.98	$39,920,000	$4,355.27

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(1)      The securities are being registered solely in connection with the resale of shares of common stock by the selling stockholder named in this registration statement. The selling stockholders have committed to purchase up to 4,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of B. Riley Principal Merger Corp. II (“BMRG”) immediately prior to the closing of its business combination with Eos Energy Storage LLC (the “Closing”). In connection with the Closing, each share of Class A common stock will be reclassified as a share of common stock, par value $0.0001 per share (“common stock”).

(2)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.

(3)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Class A common stock as reported on October 26, 2020, which was approximately $9.98 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement registers the resale of up to 4,000,000 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share (the “Class A common stock”) of B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG”), by the selling stockholders named in this prospectus (or their permitted transferees) (the “Selling Stockholders”), who are to be issued the PIPE Shares in a private placement immediately prior to the closing of BMRG’s proposed business combination (the “business combination”) with BMRG Merger Sub, LLC (“Merger Sub I”), BMRG Merger Sub II, LLC (“Merger Sub II”), Eos Energy Storage LLC (“Eos”), New Eos Energy LLC (“Newco”) and AltEnergy Storage VI, LLC (“AltEnergy”). In connection with the closing of the business combination, each share of Class A common stock, including the PIPE Shares, will be reclassified as a share of common stock, par value $0.0001 per share (“common stock”).

The PIPE Shares will not be issued and outstanding at the time of the special meeting of BMRG’s stockholders relating to the business combination. Further, the holders of the PIPE Shares will not receive any proceeds from the trust account established in connection with BMRG’s initial public offering in the event BMRG does not consummate an initial business combination by the November 22, 2021 deadline set forth in its current certificate of incorporation. In the event the business combination is not approved by BMRG stockholders or the other conditions precedent to the consummation of the business combination are not met or waived, then the PIPE Shares will not be issued and BMRG will seek to withdraw this registration statement prior to its effectiveness.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2020

PRELIMINARY PROSPECTUS

B. RILEY PRINCIPAL MERGER CORP. II

4,000,000 Shares of Class A Common Stock

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This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 4,000,000 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share (“Class A common stock”), of B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG” or the “Company”), which are expected to be issued in a private placement pursuant to the terms of the Equity Commitment Letter (as defined below) and the Subscription Agreements (as defined below) in connection with the business combination (as described below). If the business combination is not consummated, the shares of Class A common stock registered pursuant to this prospectus will not be issued.

On September 7, 2020, BMRG entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BMRG Merger Sub, LLC, a wholly-owned subsidiary of the BMRG and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a wholly-owned subsidiary of BMRG and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a wholly-owned subsidiary of Eos and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”). In connection with the business combination: (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of BMRG; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company and a wholly owned subsidiary of BMRG. Upon the closing of the business combination (the “Closing”), it is anticipated that the Company will change its name to “Eos Energy Enterprises, Inc.”

In connection with the business combination, BMRG entered into an equity commitment letter (the “Equity Commitment Letter”) with B. Riley Financial, Inc. (“B. Riley Financial”), dated as of September 7, 2020, pursuant to which BMRG agreed to issue and sell to B. Riley Financial and B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements (the “Subscription Agreements), with certain other institutional investors (collectively, the “Selling Stockholders”).

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the Class A common stock and will not receive proceeds from the sale of the shares of Class A common stock by the Selling Stockholders. Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “BMRG.” Upon the consummation of the business combination, the post-business combination company’s common stock is expected trade on the Nasdaq Stock Market under the symbol “EOSE”.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2020.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “BMRG” refer to B. Riley Principal Merger Corp. II, a Delaware corporation, and the term “post-combination company” refers to the company following the consummation of the business combination. In this prospectus:

•        “AltEnergy” means AltEnergy Storage VI, LLC.

•        “BRFBR” means B. Riley Securities, Inc.

•        “B. Riley Financial” means B. Riley Financial, Inc.

•        “BRPI” means B. Riley Principal Investments, LLC.

•        “BMRG” means B. Riley Principal Merger Corp. II.

•        “BMRG common stock” means, (i) prior to the business combination, together, the Class A common stock and Class B common stock and (ii) subsequent to the business combination, the common stock.

•        “business combination” means the acquisitions and transactions contemplated by the Merger Agreement.

•        “Class A common stock” means the Class A common stock of the Company, par value $0.0001 per share.

•        “Class B common stock” means the Class B common stock of the Company, par value $0.0001 per share.

•        “Closing” means the closing of the business combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “common stock” means the common stock of the Company, par value $0.0001 per share.

•        “Current Charter” means the second amended and restated certificate of incorporation of the Company.

•        “DGCL” means the General Corporation Law of the State of Delaware.

•        “Director Nomination Agreement” means the director nomination agreement to be entered into at Closing between BMRG, the Sponsor, and certain Eos equityholders.

•        “Eos” means Eos Energy Storage LLC.

•        “Equity Commitment Letter” means the Equity Commitment Letter, dated September 7, 2020, by and between BMRG and B. Riley Financial.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “founder shares” means the shares of Class B common stock purchased by BMRG’s initial stockholders.

•        “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

•        “Incentive Plan” means the B. Riley Principal Merger Corp. II 2020 Incentive Plan.

•        “initial stockholders” means the Sponsor and the independent directors.

•        “IPO” means the Company’s initial public offering, consummated on May 22, 2020, through the sale of 17,500,000 units at $10.00 per unit.

•        “Merger Agreement” means the agreement and plan of merger, dated September 7, 2020, by and among BMRG, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy.

•        “Merger Sub I” means BMRG Merger Sub, LLC.

•        “Merger Sub II” means BMRG Merger Sub II, LLC.

•        “Nasdaq” means The Nasdaq Capital Market.

•        “Newco” means New Eos Energy LLC.

•        “NYSE” means the New York Stock Exchange.

•        “PIPE Investment” means the private placement pursuant to which the Selling Stockholders will have collectively subscribed for 4,000,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $40,000,000.

•        “PIPE Shares” means the 4,000,000 shares of Class A common stock to be issued in the PIPE Investment.

•        “private placement” means the private sale of the private placement units simultaneously with the closing of the IPO.

•        “private placement shares” means the shares of Class A common stock in the private placement units issued in the private placement.

•        “private placement units” means the 650,000 units at $10.00 per private placement unit purchased by the Sponsor in the private placement, each of which consists of one share of Class A common stock and one-half of one private placement warrant.

•        “private placement warrants” means the warrants underlying the private placement units issued in the private placement, each of which is exercisable for one share of Class A common stock at $11.50 per share.

•        “Promissory Note” means the promissory note issued on February 4, 2020 to the Sponsor by BMRG, pursuant to which BMRG borrowed an aggregate principal amount of $300,000, and which was repaid using proceeds from the IPO on May 22, 2020.

•        “Proposed Charter” means the third amended and restated certificate of incorporation of the Company which, if approved, would take effect upon the Closing.

•        “public shares” means the shares of Class A common stock included in the units sold by BMRG in the IPO.

•        “public stockholder” means a holder of BMRG’s public shares.

•        “public warrants” means the 8,750,000 redeemable warrants sold as part of the units in the IPO.

•        “redemption rights” means the rights of stockholders to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Selling Stockholders” means B. Riley Financial and certain other institutional and accredited investors who will participate in the PIPE Investment.

•        “special meeting” means the special meeting of stockholders of BMRG.

•        “Sponsor” means the Company’s sponsor, B. Riley Principal Sponsor Co. II, LLC.

•        “Subscription Agreements” means the subscription agreements between BMRG and certain other institutional investors related to the issuance of Class A common stock.

•        “transfer agent” means Continental Stock Transfer & Trust Company.

•        “trust account” means the trust account established in connection with the IPO.

•        “units” means the units of the Company, each consisting of one share of Class A common stock and one-half of one redeemable warrant of the Company, with each such warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

•        “warrants” means the private placement warrants and public warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this prospectus in relation to Eos has been provided by Eos and its management team, and forward-looking statements include statements relating to Eos’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•        our ability to complete the initial business combination, or, if not consummate the business combination, any other business combination;

•        the benefits of the business combination;

•        the future financial performance of the combined company following the business combination;

•        expansion plans and opportunities; and

•        our potential ability to obtain financing to complete the business combination.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        satisfaction of conditions to the business combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain the listing of our common stock on Nasdaq following the business combination;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•        our public securities’ potential liquidity and trading;

•        changes adversely affecting the business in which Eos is engaged;

•        unfavorable conditions or disruptions in the capital and credit markets;

•        Eos’s inability to forecast trends accurately;

•        Eos’s ability to generate cash, service indebtedness and incur additional indebtedness;

•        restrictive covenants that may limit Eos’s business and Eos’s ability to engage in certain corporate and financial transactions;

•        Eos’s ability to obtain capital on commercially reasonable terms;

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•        fluctuations in Eos’s revenue and operating results;

•        competition from existing or new competitors;

•        risks associated with security breaches in Eos’s information technology systems;

•        Eos’s success in retaining or recruiting management and key employees;

•        risks related to legal proceedings or claims, including liability claims;

•        risks related to labor disputes;

•        risks associated with changes in federal, state, or local laws;

•        risks associated with potential costs of regulatory compliance; and

•        risks associated with changes to U.S. trade policies;

•        risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19;

•        general economic conditions; and

•        other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Eos’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to BMRG or Eos, as the context suggests.

BMRG

BMRG, a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. BMRG was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on our business activities, BMRG is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

BMRG’s Class A common stock and warrants are currently listed on the NYSE under the symbols “BMRG” and “BMRG WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, which units are listed on the NYSE under the symbol “BMRG.U.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. In addition, in connection with the closing each share of Class A common stock will be reclassified as a share of common stock. Upon the Closing, we intend to change our name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.”, and we intend to list the shares of our common stock and warrants on Nasdaq under the symbols “EOSE” and “EOSEW”.

The mailing address of BMRG’s principal executive office is 299 Park Avenue, 21st Floor, New York, New York 10171. Our telephone number is (212) 457-3300.

Eos

Eos designs, manufactures and deploys reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry. Founded in 2008, Eos is focused on accelerating the growth of clean energy in the United States by deploying all sizes of stationary battery storage solutions that deliver reliable and cost-competitive power in a safe and environmentally sustainable way. Eos’s flagship product, the Eos Znyth® DC battery system (“Eos Znyth® systems”), is designed to meet the requirements of the grid-scale energy storage market, is commercially available and scalable, and is manufactured in the United States. Zinc hybrid cathode (“Znyth®”) technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals, in addition to being fully recyclable. Eos’s battery is non-flammable and does not require any moving parts or pumps, which allows for simple upkeep and market-leading low-cost operations.

The mailing address of Eos’s principal executive office is 3920 Park Avenue, Edison, NJ 08820, and its phone number is (732) 225-8400.

The Business Combination

Merger Agreement

On September 7, 2020, BMRG, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy entered into the Merger Agreement. BMRG shares are currently listed on the NYSE and will be delisted concurrently with the listing of the post-combination company shares on Nasdaq at Closing. If the Merger Agreement is adopted by Eos members and the Merger Agreement is approved by stockholders of BMRG at the Special Meeting, (1) Merger Sub I will merge with and into Newco whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the First Surviving Company and become a wholly owned subsidiary of BMRG; and (2) the First Surviving Company will merge with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and

Merger Sub II will continue as the Ultimate Surviving Company and a wholly owned subsidiary of BMRG. BMRG will change its name to Eos Energy Enterprises, Inc. The consummation of the Merger is subject to the receipt of the requisite approval of the stockholders of BMRG and the members of Eos and the fulfillment or waiver of certain other conditions, including (i) BMRG having an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, and (ii) the recipe for Eos’s proprietary electrolyte solution being deposited with a third party escrow agent.

The obligations of BMRG, Merger Sub I and Merger Sub II to consummate the Merger are also conditioned upon, among other things, (i) Eos and Newco delivering counterparts duly executed by certain specific securityholders to the Registration Rights Agreement by and among BMRG and such specific Securityholders (the “Registration Rights Agreement”) (ii) Eos and Newco delivering the leakage certificate to BMRG at least three (3) business days and not more than five (5) business days prior to the closing date, and (iii) other customary closing conditions.

The obligations of Eos and Newco to consummate the Merger also are conditioned upon, among other things, (i) BMRG delivering to Eos a duly executed counterpart to the Registration Rights Agreement (ii) BMRG paying the merger consideration, and (iii) other customary closing conditions.

Equity Commitment Letter and Subscription Agreements

On September 7, 2020, B. Riley Financial entered into the Equity Commitment Letter with BMRG, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to Subscription Agreements with the other Selling Stockholders. The obligations to consummate the Equity Commitment Letter and Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment is expected to close immediately prior to the Closing. If the business combination is not approved by the BMRG stockholders or the other conditions precedent to closing the business combination are not fulfilled or waived and the business combination does not close, then the PIPE Investment will not occur and the PIPE Shares will not be issued. In this event, the registration statement of which this prospectus forms a part will be withdrawn by the issuer prior to the effectiveness of the registration statement.

Risks Related to Our Business

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

•        Eos has a history of losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

•        Eos identified material weaknesses in its internal control over financial reporting at December 31, 2019 and 2018, and Eos may identify additional material weaknesses in the future that may cause Eos to fail to meet its reporting obligations or result in material misstatements of its financial statements. If Eos fails to remediate any material weaknesses or if Eos otherwise fails to establish and maintain effective control over financial reporting, Eos’s ability to accurately and timely report its financial results will be adversely affected.

•        Eos must obtain environmental, health and safety certifications for its Gen 2.3 product.

•        Eos’s relatively recent commercialization of its products makes it difficult to evaluate Eos’s future prospects.

•        If demand for low-cost energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, Eos’s business and results of operations may be impacted.

•        Failure to deliver the benefits offered by Eos’s technologies, or the emergence of improvements to competing technologies, could reduce demand for Eos’s products and harm its business.

•        Compared to traditional energy storage technologies, Eos’s products have less power density and efficient power and may be considered inferior to competitors’ products.

•        Eos relies on its contract manufacturers and their respective business practices to manufacture its products.

•        Eos may experience delays, disruptions, or quality control problems in its manufacturing operations.

•        Defects or performance problems in Eos’s products could result in loss of customers, reputational damage, and decreased revenue, facing warranty, indemnity, and product liability claims that may arise from defective products.

•        As Eos endeavors to expand its business, it will incur significant costs and expenses, which could outpace its cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

•        If Eos elects to expand its production capacity by constructing one or more new manufacturing facilities, it may encounter challenges relating to the construction, managements and operation of such facilities.

•        Eos’s planned expansion into new geographic markets or new product lines or services could subject it to additional business, financial, and competitive risks.

•        The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for Eos’s technologies and harm its business.

•        Eos’s results of operations may fluctuate from quarter to quarter, which could make Eos’s future performance difficult to predict and could cause Eos’s results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

•        Forecasts of market growth in this prospectus may not be accurate.

•        If Eos fails to protect, or incurs significant costs in defending, its intellectual property and other proprietary rights, then its business and results of operations could be materially harmed.

•        Third parties may assert that Eos is infringing upon their intellectual property rights, which could divert management’s attention, cause Eos to incur significant costs, and prevent Eos from selling or using the technology to which such rights relate.

•        Third parties might attempt to gain unauthorized access to Eos’s network or seek to compromise its products and services.

•        The failure or breach of Eos’s IT systems could affect its sales and operations.

•        Eos may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and Eos may incur significant costs. Eos may experience integration and consolidation risks associated with these future acquisitions.

•        Eos is exposed to various risks related to legal proceedings or claims that could adversely affect Eos’s operating results. The nature of Eos’s business exposes it to various liability claims, which may exceed the level of Eos’s insurance coverage resulting in Eos not being fully protected.

•        Labor disputes could disrupt Eos’s ability to serve its customers and/or lead to higher labor costs.

•        Eos could be subject to foreign exchange risk.

•        Eos has operations in the United States, which exposes it to multiple federal, state and local regulations. Changes in applicable law, regulations or requirements, or Eos’s material failure to comply with any of them, can increase Eos’s costs and have other negative impacts on Eos’s business.

THE OFFERING

Issuer

B. Riley Principal Merger Corp. II

In connection with the closing of the business combination, BMRG will change its name to Eos Energy Enterprises, Inc. If the business combination is not consummated, the shares of Class A common stock registered pursuant to this prospectus will not be issued and the pre-effective registration statement will be withdrawn.

Class A common stock offered by the Selling Stockholders

Up to 4,000,000 shares of Class A common stock, which are expected to be issued pursuant to the terms of the Equity Commitment Letter and Subscription Agreements in a private placement in connection with, and as part of the consideration for, the business combination. In connection with the closing, each share of Class A common stock will be reclassified as a share of common stock.

Common stock outstanding after the consummation of this offering and the business combination (assuming no redemptions)	56,525,000
Common stock outstanding after the consummation of this offering and the business combination (assuming maximum redemptions)	45,955,000
Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.
Market for our shares of Class A common stock

Prior to the business combination, our Class A common stock is currently listed on the NYSE under the symbol “BMRG.” Following the closing of the business combination, we expect that our Class A common stock will be listed on Nasdaq under the symbol “EOSE.”

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BMRG

The following tables show summary historical financial information of BMRG for the periods and as of the dates indicated.

The summary historical financial information of BMRG as of June 30, 2020 and for the six months ended June 30, 2020 was derived from the BMRG’s unaudited financial statements and the summary historical financial information of BMRG December 31, 2019 and period from June 3, 2019 (inception) through December 31, 2019 was derived from the BMRG’s audited financial statements all included elsewhere in this prospectus.

The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual financial statements included elsewhere in this prospectus. Results from interim period are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes and schedules related thereto, included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	For the six months ended June 30, 2020	For the period from June 3, 2019 (inception) through December 31, 2019
	(Unaudited)
Statement of Operations Data:
Loss from operations	$96,677	$278
Total operating expenses	96,677	278
Interest income	11,388	—
Net income (loss)	(85,289)	(278)

Statement of Cash Flows Data:
Net cash used in operating activities	$(277,254)	$—
Net cash used in investing activities	(176,750,000)	—
Net cash provided by financing activities	177,523,811	1
	June 30, 2020	December 31, 2019
	(Unaudited)
Balance Sheet Data:
Total assets	$177,515,829	$1
Total liabilities	78,038	278
Total stockholders’ equity (deficit)	5,000,006	(277)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF EOS

The following tables show summary historical financial information of Eos for the periods and as of the dates indicated.

The summary historical financial information of Eos as of December 31, 2019 and 2018 and for the two years ended December 31, 2019 was derived from the audited consolidated financial statements of Eos included elsewhere in this this prospectus. The summary historical interim financial information of Eos as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of Eos included elsewhere in this prospectus.

The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual financial statements included elsewhere in this prospectus. Results from interim period are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with “Eos’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the notes and schedules related thereto, included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	For the six months ended June 30,		For the year ended December 31,
(in thousands)	2020	2019	2019	2018
	(Unaudited)
Statement of Operations Data:
Revenues	$—	$211	$496	$—
Total operating expenses	9,181	17,062	27,328	32,858
Net income (loss)	(15,232)	(42,180)	(79,483)	(28,498)

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(1,012)	$(15,670)	$(23,834)	$(24,918)
Net cash used in investing activities	(1,951)	(602)	(2,899)	(1,697)
Net cash provided by financing activities	3,021	10,951	22,098	30,075
(in thousands)	As of June 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Sheet Data:
Total assets	$9,312	$13,057	$15,046
Total liabilities	98,369	87,414	13,872
Total members’ deficit	(198,898)	(183,722)	(104,374)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the equity financing provided by the Equity Commitment Letter and Subscription Agreements with the investors. The transaction will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of Eos issuing equity for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost. Operations prior to the transaction will be those of Eos. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the transaction as if it had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 gives effect to the transaction as if it had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Newco appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and Eos for the applicable periods included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Newco’s financial position or results of operations actually would have been had the transaction and the debt financing been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of Newco.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the Company’s common stock:

•        Assuming No Redemptions:    This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Company’s trust account.

•        Assuming Maximum Redemptions:    This presentation assumes that stockholders holding 10,570,000 of the Company’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.10 per share) of the funds in the Company’s trust account.

(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Illustrative Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Six Months Ended June 30, 2020
Revenues	$0	$0
Net loss per share – basic and diluted	$(0.17)	$(0.20)
Weighted-average shares outstanding – basic and diluted	56,525	45,955
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenues	$496	$496
Net income per share – basic and diluted	$(0.41)	$(0.50)
Weighted-average shares outstanding – basic and diluted	56,525	45,955
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2020
Total assets	$221,828	$115,067
Total liabilities	$11,774	$11,774
Total stockholders’ deficit	$210,054	$103,293

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for BMRG and Eos and unaudited pro forma condensed combined per share information of BMRG after giving effect to the business combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no BMRG stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that approximately 60.4% of BMRG’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,570,000 public shares are redeemed. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The pro forma book value information reflects the business combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this prospectus, and the historical financial statements of BMRG and Eos and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined per share information of BMRG and Eos is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of BMRG and Eos would have been had the companies been combined during the periods presented.

(dollars in thousands, except share and per share amounts)	BMRG	Eos Energy Storage, LLC(1)	Pro Forma Assuming No Redemption	Pro Forma Assuming Max Redemption
As of and for the Six Months Ended June 30, 2020
Book value per share/unit	$0.80	*	$3.72	$2.25
Weighted average shares/units outstanding – basic and diluted	6,240,394	*	56,525,000	45,955,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.01)	*	$(0.17)	$(0.20)
(dollars in thousands, except share and per share amounts)	BMRG	Eos Energy Storage, LLC(1)	Pro Forma Assuming No Redemption	Pro Forma Assuming Max Redemption
As of and for the Year Ended December 31, 2019
Weighted average shares/units outstanding – basic and diluted	5,000,000	*	56,525,000	45,955,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.00)	*	$(0.41)	$(0.50)

____________

(1)      Historically, as a private company, Eos has not calculated these amounts.

*        Not meaningful

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Eos’s Business and Industry

Eos has a history of losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

Eos has had net losses on a GAAP basis in each fiscal quarter since its inception. For the two-year period ended December 31, 2019 and for the six-month period ended June 30, 2020, Eos had $28.5 million, $79.5 million and $15.2 million in net losses, respectively. In order to achieve profitability as well as long-term commercial success, Eos must continue to execute its plan to expand its business, which will require Eos to deliver on its existing global sales pipeline in a timely manner, increase its production capacity, grow demand for its products, and seize new market opportunities by leveraging its proprietary technology and its manufacturing processes for novel solutions. Failure to do one or more of these things could prevent Eos from achieving sustained, long-term profitability.

As Eos in transitioning from its research and development and its system pilot phase and into a full commercial phase, Eos expects, based on its sales pipeline, to grow revenues. However, Eos’s revenue may not grow as expected for a number of reasons, many of which are outside of Eos’s control, including a decline in global demand for battery storage products, increased competition, or Eos’s failure to continue to capitalize on growth opportunities. If Eos is not able to sustain revenue growth and raise the capital necessary to support its operations, it may be unable to continue as a going concern.

Eos identified material weaknesses in its internal control over financial reporting at December 31, 2019 and 2018, and Eos may identify additional material weaknesses in the future that may cause Eos to fail to meet its reporting obligations or result in material misstatements of its financial statements. If Eos fails to remediate any material weaknesses or if Eos otherwise fails to establish and maintain effective control over financial reporting, Eos’s ability to accurately and timely report its financial results could be adversely affected.

Eos is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon becoming a public company, Eos will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in Eos’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though Eos will be required to disclose changes made in its internal controls and procedures on a quarterly basis, Eos will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following Eos’s first annual report required to be filed with the SEC. However, as an emerging growth company, Eos’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 until the later of the year following Eos’s first annual report required to be filed with the SEC and the annual revenues are $100 million or greater, or the date Eos is no longer an emerging growth company. At such time, Eos’s independent registered public accounting firm may issue a report that is adverse in the event it is not effective.

Notwithstanding the foregoing, in connection with the audits of Eos’s financial statements for the years ended December 31, 2019 and 2018, Eos and its auditors identified certain control deficiencies in the design and operation of Eos’s internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Eos’s financial statements will not be prevented or detected on a timely basis.

The material weaknesses resulted from Eos’s lack of (i) a formalized internal control framework, (ii) segregation of duties in the financial reporting process, (iii) review and approval of journal entries, and (iv) management review controls. These remain material weaknesses as of the date of this prospectus. In order to remediate these material weakness, Eos plans to hire additional personnel. In addition, Eos has implemented, and plans to continue to implement, new controls, new processes and technologies to implement formalized internal controls framework and procedures. Eos cannot provide any assurances that the measures that Eos has taken to remediate, and that will take to remediate, these material weaknesses will be sufficient to prevent future material weaknesses from occurring. Eos also cannot assure you that it has identified all of its existing material weaknesses.

In light of the control deficiencies and the resulting material weaknesses that were identified, Eos believes that it is possible that, had Eos and its registered public accounting firm performed an assessment or audit, respectively, of Eos’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

When evaluating Eos’s internal control over financial reporting, Eos may identify material weaknesses that it may not be able to remediate in time to meet the applicable deadline imposed upon Eos for compliance with the requirements of Section 404. If Eos is unable to remediate its existing material weaknesses or identify additional material weaknesses and is unable to comply with the requirements of Section 404 in a timely manner or assert that Eos’s internal control over financial reporting is effective, or if Eos’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Eos’s internal control over financial reporting once it is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of Eos’s financial reports and the market price of Eos’s common stock could be negatively affected, and Eos could become subject to investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Eos’s relatively recent commercialization of its products makes it difficult to evaluate Eos’s future prospects.

Since its inception, Eos has sold only ten (10) Eos Znyth® DC battery systems to its customers. Eos began commercializing its products as recently as 2018, and while its research and development activities successfully established the efficacy of Eos’s chemistry, Eos struggled to incorporate its proven technologies into an effective manufacturing design. Although the relatively long research and development runway has given Eos the time to refine its designs and optimize its technologies, the latest generation of Eos’s products have been brought to market only recently.

Eos’s success will depend on its ability to manufacture products at scale while timely meeting customers’ demands, and overcome any negative perception in the market related to its historical manufacturing challenges, and Eos may not be able to generate sufficient customer confidence in Eos’s latest designs and ongoing product improvements. Eos’s inability to predict the extent of customer adoption of Eos’s proprietary technologies in the already-established traditional energy storage market makes it difficult to evaluate Eos’s future prospects.

If demand for low-cost energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, Eos’s business and results of operations may be impacted.

Eos’s flagship product, the Eos Znyth® system, is a Znyth® battery that can be used as an alternative to lithium-ion (“Li-ion”) batteries. Eos’s products are being piloted by eight blue chip utilities and commercial and industrial (“C&I”) end users. The pilots are being used on several use cases including, solar shifting, peak shaving, price arbitrage, utility ancillary services and microgrids. Eos cannot provide any assurances that utilities or C&I users will adopt Eos’s products as alternative energy storage solutions at levels sufficient to grow Eos’s business.

The viability and demand for Eos’s products, may be affected by many factors outside of its control, including:

•        cost competitiveness, reliability and performance of Eos’s products compared to Li-ion products;

•        levels of investment by end users of energy storage products, which may decrease when economic growth or energy demand slows resulting in a reduction in battery purchases generally;

•        expansion of electricity use across the global economy, including growth of the electric vehicle market. If electric vehicles sales slow, thus diminishing the demand for Li-ion, then Li-ion competitors could move capacity to the stationary battery storage market to avoid shutting factories, which could put pressures on pricing in the market;

•        strength of the renewable energy industry and associated integration opportunities for Eos’s products;

•        a favorable regulatory landscape, including: full adoption by the states in the US of the Federal Energy Regulatory Commission’s Order 841, which mandates that battery storage can participate in the demand response and ancillary markets; incentives for the implementation of battery storage by state regulators; and adoption by Congress of an investment tax credit for standalone battery storage; and

•        the emergence, continuance or success of other alternative energy storage technologies and products.

If Eos does not manage these risks and overcome these potential difficulties outside of its control successfully, Eos’s business and results of operations may suffer.

Failure to deliver the benefits offered by Eos’s technologies, or the emergence of improvements to competing technologies, could reduce demand for Eos’s products and harm its business.

Eos believes that, compared to Li-ion batteries, Eos’s energy storage solutions offer significant benefits, including the use of widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for the fire suppression and heating, ventilation and air conditioning equipment (“HVAC”), which would otherwise be required for use with Li-ion batteries.

However, if Eos’s manufacturing costs increase, or if its expectations regarding the operation, performance, maintenance and disposal of Eos’s products are not realized, then Eos could have difficulty marketing its products as a superior alterative to already-established technologies and impact the market reputation and adoptability of Eos’s products. In addition, developments of existing and new technologies could improve their cost and usability profile, reducing any relative benefits currently offered by Eos’s products which would negatively impact the likelihood of Eos’s products gaining market acceptance.

As Eos endeavors to expand its business, it will incur significant costs and expenses, which could outpace its cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

Eos expects to incur additional costs and expenses in the future related to the continued development and expansion of its business, including in connection with expanding its manufacturing capabilities to significantly increase production capacity, developing its products, maintaining and enhancing its research and development operations, expanding its sales, marketing, and business development activities in the United States and internationally, and growing its project management, field services and overall operational capabilities for delivering projects. Eos does not know whether its revenues will grow rapidly enough to absorb these costs or the extent of these expenses or their impact on Eos’s results of operations.

The business combination between Eos and BMRG is subject to the condition that BMRG has an aggregate of at least $110 million of available cash, after giving effect to any exercise of redemption rights by BMRG’s public stockholders and BMRG’s receipt of equity financing from the investors. As a result, Eos currently expects to have access to significant cash resources from BMRG as a result of the transactions contemplated by the Merger Agreement. However, such cash from BMRG, together with the cash that Eos generates from its business and cash that it may borrow, if credit is available, may not be sufficient to fund Eos’s capital requirements.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, or failures of significant financial institutions could adversely affect Eos’s customers’ ability to access capital and could adversely affect Eos’s access to liquidity needed for business in the future. Eos’s business could be hurt if it is unable to obtain additional capital as required, resulting in a decrease in Eos’s revenues and profitability.

The loss of one or more members of Eos’s senior management team or other key personnel or Eos’s failure to attract additional qualified personnel may adversely affect Eos’s business and its ability to achieve its anticipated level of growth.

Eos depends on the continued services of its senior management team, including its chief executive officer, chief strategy officer and chief financial officer, and other key personnel, each of whom would be difficult to replace. The loss of any such personnel could have a material adverse effect on Eos’s business and its ability to implement its business strategy. All of Eos’s employees, including its senior management, are free to terminate their employment relationships with Eos at any time. Eos does not maintain key-person insurance for any of its employees, including senior management.

Additionally, Eos’s ability to attract qualified personnel, including senior management and key technical personnel, is critical to the execution of its growth strategy. Competition for qualified senior management personnel and highly skilled individuals with technical expertise is extremely intense. Eos faces and is likely to continue to face challenges identifying, hiring, and retaining qualified personnel in all areas of its business. In addition, integrating new employees into Eos’s team could prove disruptive to its operations, require substantial resources and management attention, and ultimately prove unsuccessful. Eos’s failure to attract and retain qualified senior management and other key technical personnel could limit or delay its strategic efforts, which could have a material adverse effect on Eos’s business, financial condition, results of operations, and prospects.

Third parties might attempt to gain unauthorized access to Eos’s network or seek to compromise its products and services.

From time to time, Eos may face attempts by others to gain unauthorized access through the Internet or to introduce malicious software to Eos’s IT systems. Eos or its products may be a target of computer hackers, organizations or malicious attackers who attempt to:

•     gain access to its network or data centers or those of Eos’s customers;

•     steal proprietary information related to Eos’s business, products, employees, and customers;

•     or interrupt Eos’s systems or those of its customers.

From time to time, Eos encounters intrusions or attempts at gaining unauthorized access to its network and Eos routinely runs intrusion checks. To date, none has resulted in any material adverse impact to Eos’s business or operations; however, there can be no guarantee that such intrusions will not be material in the future. While Eos seeks to detect and investigate all unauthorized attempts and attacks against its network and products, and to prevent their recurrence where practicable through changes to its internal processes and tools and/or changes to its products, Eos remains potentially vulnerable to additional known or unknown threats. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of company and customer data may be compromised as a result of human error, product defects, or technological failures. Cybersecurity breaches, whether successful or unsuccessful, and other IT system interruptions, including those resulting from human error and technological failures, could result in Eos incurring significant costs related to, for example, rebuilding internal systems, reduced inventory value, providing modifications to its products and services, defending against litigation, responding to regulatory inquiries or actions, paying damages, or taking other remedial steps with respect to third parties.

The failure or breach of Eos’s IT systems could affect its sales and operations.

Eos’s email and collaboration tools are outsourced to a managed services provider, Delval Technology Solutions (“DTS”). While Eos regularly reviews the cyber security tools and other security protection provided by DTS and DTS regularly runs intrusion and other security tests on services provided to Eos, there can be no guarantee that a failure or breach of such systems will not occur. Eos operates a number of IT systems throughout its business that could fail for a variety of reasons, including the threats of unauthorized intrusions and attackers. If such failures were to occur, Eos may not be able to sufficiently recover to avoid the loss of data or any adverse impact on Eos’s operations that are dependent on such IT systems. This could result in lost sales as Eos may not be able to meet the demands for its product.

Furthermore, because Eos’s IT systems are essential for the exchange of information both internally and in communicating with third parties, including its suppliers and manufacturers, cyber-security breaches could potentially lead to the unauthorized release of sensitive, confidential or personal data or information, improper use of its systems, or, unauthorized access, use, disclosure, modification or destruction of information or defective products. If these cyber-security breaches continue, Eos’s operations and its ability to communicate both internally and with third parties may be negatively impacted. Additionally, if Eos tries to remediate its cyber-security problems, it could face significant unplanned capital investments and any damage or interruption could have a material adverse effect on its reputation, business, financial condition, and results of operations.

Eos may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and Eos may incur significant costs. Eos may experience integration and consolidation risks associated with these future acquisitions.

Eos may from time to time selectively pursue on an opportunistic basis acquisitions of additional businesses that complement Eos’s existing business and footprint. The success of any such growth strategy would depend, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into Eos’s own, including with respect to financial reporting and regulatory matters. There can be no assurance that Eos will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives.

Eos may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses Eos acquires could have a material adverse effect on Eos’s business, financial condition or results of operations, which could decrease Eos’s profitability and make it more difficult for Eos to grow its business. Among other things, these integration risks could include:

•        the loss of key employees;

•        the disruption of operations and business;

•        the retention or transition of customers and vendors;

•        the integration of corporate cultures and maintenance of employee morale;

•        inability to maintain and increase competitive presence;

•        customer loss and revenue loss;

•        possible inconsistencies in standards, control procedures and policies;

•        problems with the assimilation of new operations, sites or personnel, which could divert resources from Eos’s regular operations;

•        integration of financial reporting and regulatory reporting functions; and/or

•        potential unknown liabilities.

In addition, general economic conditions or unfavorable capital and credit markets could affect the timing and extent to which Eos can successfully acquire or integrate new businesses, which could limit Eos’s revenues and profitability.

Eos is exposed to various risks related to legal proceedings or claims that could adversely affect Eos’s operating results. The nature of Eos’s business exposes it to various liability claims, which may exceed the level of Eos’s insurance coverage resulting in Eos not being fully protected.

Eos is a party to lawsuits in the normal course of its business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against Eos, or legal actions that Eos may initiate, can be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect Eos’s business, results of operations, or financial condition, and Eos could incur substantial monetary liability and/or be required to change its business practices.

Eos’s business may expose it to claims for personal injury, death or property damage resulting from the use of its products or from employee related matters. Additionally, Eos could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which Eos operates.

Eos carries comprehensive insurance, subject to deductibles, at levels it believes are sufficient to cover existing and future claims made during the respective policy periods. However, Eos may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount, which could adversely affect Eos’s financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance Eos carries as well as Eos’s historical experience and experience in Eos’s industry. Although Eos has not experienced any material losses that were not covered by insurance, Eos’s existing or future claims may exceed the coverage level of Eos’s insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If Eos is required to pay significantly higher premiums for insurance, is not able to maintain insurance coverage at affordable rates or if it must pay amounts in excess of claims covered by Eos’s insurance, then Eos could experience higher costs that could adversely affect Eos’s financial condition and results of operations.

Labor disputes could disrupt Eos’s ability to serve its customers and/or lead to higher labor costs.

Eos has approximately sixty-six (66) employees, none of whom are represented by unions or covered by collective bargaining agreements. If a union sought to organize any of Eos’s employees, such organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of Eos’s employees, which could adversely affect Eos’s ability to serve its customers. Further, settlement of actual or threatened labor disputes or an increase in the number of Eos’s employees covered by collective bargaining agreements can have unknown effects on Eos’s labor costs, productivity and flexibility.

Risks Related to Eos’s Products and Manufacturing

Eos must obtain environmental, health and safety certifications for its Gen 2.3 product.

While Eos engineering is working closely with the Underwriters Laboratories (“UL”) and Technischer Überwachungsverein (“TüV”) certification agencies to certify its Gen 2.3 product against all applicable safety standards, there is no guarantee that such certification shall be obtained. From this certification, Eos also intends to expand its Gen 2.3 product certification to other national standards such as European Conformity (“CE”) marking in the European Union and the international certification of the International Electrotechnical Commission (“IEC”). Failure to obtain UL, IEC or CE certification would have a significant impact on Eos’s revenues, as such certifications are required by most of Eos’s customers.

Compared to traditional energy storage technologies, Eos’s products have less power density and efficient power and may be considered inferior to competitors’ products.

Traditional Li-ion batteries offer higher power density and a slower self-discharge rate than Eos’s batteries. If customers were to place greater value on power density and efficient power delivery over the numerous other advantages of Eos’s technologies, including the widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for the fire suppression and heating, then Eos could have difficulty positioning its batteries as a viable alternative to traditional Li-ion batteries and its business would suffer.

Eos relies on its contract manufacturers and their respective business practices to manufacture its products.

On August 21, 2019, Eos entered into a joint venture agreement with Holtec International (“Holtec”) and formed HI-POWER, LLC (“HI-POWER”), which is owned 51% by Holtec and 49% by Eos. While Eos is free to either establish manufacturing itself, form a joint venture with another party, or hire a contract manufacturing partner to manufacture batteries and products delivered outside of North America, HI-POWER has exclusive rights to manufacture batteries sold and delivered in North America by Eos, provided that HI-POWER meets cost, quality and delivery “performance metrics” as defined by HI-POWER’s board of directors and the applicable joint venture arrangements between Holtec and Eos. HI-POWER’s board of directors is comprised of two members designated by Holtec and two members designated by Eos. Actions of the board must generally be approved by a majority of the directors, except for certain actions that require unanimous approval.

Eos relies on the HI-POWER board of directors’ oversight to ensure that HI-POWER follows ethical business practices such as fair wage practices and compliance with environmental, safety, and other local laws. A lack of demonstrated compliance could lead Eos to seek alternative manufacturers, which could increase Eos’s costs and result in delayed delivery of its products, product shortages, or other disruptions of Eos’s operations. Violation of labor or other laws by HI-POWER or the divergence of a manufacturer’s labor or other practices from those generally accepted as ethical in the United States or other markets in which Eos do business could also attract negative publicity for Eos and harm its business.

Eos may experience delays, disruptions, or quality control problems in its manufacturing operations.

Eos’s current manufacturing and testing processes do not require significant technological or production process expertise. However, any change in Eos’s processes could cause one or more production errors, requiring a temporary suspension or delay in its production line until the errors can be researched, identified, and properly addressed and rectified. This may occur particularly as Eos introduces new products, modifies its engineering and production techniques, and/or expands its capacity. In addition, Eos’s failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, increased production, and logistical costs and delays. Any of these developments could have a material adverse effect on Eos’s business, financial condition, and results of operations.

The ongoing COVID-19 pandemic has caused significant uncertainty in the United States and global economies as well as the markets we serve and could adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic continues to spread throughout the United States and in various parts of the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We remain unable to accurately predict the full impact that COVID-19 will have on Eos’s results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures. Eos’s compliance with containment and mitigation measures has not yet materially impacted its day-to-day operations, but there can be no guaranty that the pandemic will not disrupt Eos’s business and operations or impair Eos’s ability to implement its business plan successfully.

To support the health and well-being of Eos’s employees, customers, partners and communities, since approximately March 19, 2020 all of its non-essential employees have been working remotely. This represents approximately 74% of Eos’s workforce. In addition, Eos understands that the employees of many of its customers are working remotely, which may delay the timing of some orders as well as shipments and cash collections. There can be no guaranty that disruptions, such as staff not being allowed to enter our manufacturing facility or our supply chain being disrupted, to Eos’s operations caused by COVID-19 will not result in inefficiencies, delays and additional costs in Eos’s product development, sales, marketing, and customer service efforts that Eos cannot fully mitigate through remote or other alternative work arrangements. For example, COVID-19 caused a several week delay in completing the UL certification of the Gen 2.3 product due to the certification company being delayed in completing the in-person witness tests.

More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which could affect demand for Eos’s products and services and impact its results and financial condition even after the pandemic is contained and the shelter-in-place orders are lifted. For example, Eos may be unable to collect receivables from those customers significantly impacted by COVID-19. Also, a decrease in orders in a given period could negatively affect Eos’s revenues in future periods, particularly if experienced on a sustained basis. The pandemic may also have the effect of heightening many of the other risks described in these “Risk Factors”, particularly those risks associated with our customers and supply chain.

Eos may not have sufficient insurance coverage to cover business continuity.

Eos relies on a single-source joint venture manufacturer. As a result, a sustained or repeated interruption in the manufacturing of Eos’s products by HI-POWER due to labor shortage, fire, flood, war, pandemic or natural disasters may interfere with Eos’s ability to manufacture its products and fulfil customers’ demands in a timely manner. Failure to manufacture its products and meet customer demands would impair Eos’s ability to generate revenues which would adversely affect Eos’s financial results.

Defects or performance problems in Eos’s products could result in loss of customers, reputational damage, and decreased revenue, facing warranty, indemnity, and product liability claims that may arise from defective products.

Since Eos’s inception, its business objectives have been focused on producing a safe, low-cost grid-scale energy storage solution to meet the increasing demand for and adoption of renewable energy generation assets. The current “Gen 2.3” battery design after years of research and prototype development has resulted in robust control of cell-to-cell spacing using a method which can easily be scaled for mass manufacturing at low cost.

Although Eos’s latest “Gen 2.3” products meet its stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations of products are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect the quality of Eos’s products. Any actual or perceived errors, defects, or poor performance in Eos’s products could result in the replacement or recall of Eos’s products, shipment delays, rejection of Eos’s products, damage to Eos’s reputation, lost revenue, diversion of Eos’s engineering personnel from its product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on Eos’s business, financial condition, and results of operations.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against Eos that exceed any revenue or profit it receives from the affected products. HI-POWER provides Eos with a two (2) year manufacturing warranty, which Eos passes to its customers based on the use case of the customer and normal system degradation expected from such use case. Eos also offers customers an extended performance warranty of up to twenty (20) years at an additional cost to the customer. The price charged for any such extended warranty is based on the use case of the customer and the additional performance that such customer wishes to ensure. For extended warranties, this may require system augmentation or battery replacements, which would be provided at no additional charge beyond the price of the extended warranty paid by Eos’s customer.

Eos, in turn, provides a two (2) year design warranty to HI-POWER, which warrants that the DC battery design will be free of design defects for the two-year warranty period. As a result, Eos effectively bears the risk of design warranty claims for two (2) years after Eos or Holtec has sold any products manufactured by HI-POWER (or much longer, in the case of any extended performance warranty purchased by Eos customers). Eos also bears the full risk of any manufacturing warranty claims under its extended warranty after the initial two (2) year period covered by HI-POWER has expired. While Eos has accrued reserves for warranty claims, its estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Eos’s warranty accruals are based on various assumptions, which are based on a short operating history. As a result, these assumptions could prove to be materially different from the actual performance of Eos’s systems, causing Eos to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Eos’s failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, Eos’s financial condition.

If one of Eos’s products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, Eos could be exposed to product liability claims. Eos could incur significant costs and liabilities if it is sued and if damages are awarded against Eos. Further, any product liability claim Eos faces could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against Eos could result in potentially significant monetary damages, penalties or fines, subject Eos to adverse publicity, damage Eos’s reputation and competitive position, and adversely affect sales of Eos’s products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the battery industry could lead to unfavorable market conditions for the industry as a whole and may have an adverse effect on Eos’s ability to attract new customers, thus harming Eos’s growth and financial performance.

If Eos elects to expand its production capacity by constructing one or more new manufacturing facilities, it may encounter challenges relating to the construction, managements and operation of such facilities.

HI-POWER would maintain its exclusive rights to manufacture the batteries for Eos’s products sold and delivered in North America if it continues to meet the quality, cost and delivery timelines set by its board of directors and as further specified in the applicable joint venture arrangements between Eos and Holtec. However, if HI-POWER fails to meet these required performance metrics, then Eos would be free to establish its own manufacturing operations for

North America, either directly or through other partnerships. Under these circumstances, Eos would have the right to transfer manufacturing processes, technology and know-how from HI-POWER to any such new facility. In addition, for Eos sales outside of North America, Eos is free to establish its own manufacturing facilities or to partner with other companies to manufacture its products.

Accordingly, Eos may, in the future, seek to construct one or more manufacturing facilities designed to meet its product supply needs. Although Eos currently believes that it could build a new one (1) gigawatt-hour (“GWh”) manufacturing facility in less than eight months, it cannot provide any assurances that it would be able to successfully establish or operate its own manufacturing facility in a timely or profitable manner, or at all, or within any budget that might be forecasted for such a project. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If Eos is unable to transition manufacturing operations to any such new facilities in a cost-efficient and timely manner, then it may experience disruptions in operations, which could negatively impact its business and financial results. Further, if the demand for Eos’s products decreases or if Eos does not produce the expected output after any such new facility is operational, Eos may not be able to spread a significant amount of its fixed costs over the production volume, thereby increasing its per product fixed cost, which would have a negative impact on Eos’s financial condition and results of operations.

Eos’s ability to expand its manufacturing capacity would also greatly depend on its ability to hire, train and retain an adequate number of manufacturing employees, in particular employees with the appropriate level of knowledge, background and skills. Should Eos be unable to hire such employees, its business and financial results could be negatively impacted.

Risks Related to Eos’s Future Growth

If Eos fails to manage its recent and future growth effectively, it may be unable to execute its business plan, maintain high levels of customer service, or adequately address competitive challenges.

Eos has experienced significant growth in recent periods and intends to continue to expand its business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on Eos’s management, operational, and financial infrastructure. In particular, Eos will be required to expand, train, and manage its growing employee base and scale and otherwise improve its information technology (“IT”) infrastructure in tandem with that headcount growth. Eos’s management will also be required to maintain and expand Eos’s relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Eos’s current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support its future growth and may require Eos to make additional unanticipated investment in its infrastructure. Eos’s success and ability to further scale its business will depend, in part, on its ability to manage these changes in a cost-effective and efficient manner. If Eos cannot manage its growth, then Eos may be unable to take advantage of market opportunities, execute its business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact Eos’s business and reputation.

Eos’s growth prospects depend on its ability to capitalize on market opportunities.

Eos believes that a number of market opportunities could help fuel its growth prospects, including the following:

•        the pervasiveness of electric grid congestion, creating an opportunity to deploy batteries to reduce the peak energy usage of a customer in specific locations where infrastructure constraints create a need for transmission and/or distribution upgrades;

•        the demand for co-location of battery assets on solar or wind farms to store off-peak intermittent renewable energy production and provide on-peak energy at higher prices alternative energy; and

•        C&I end users’ adoption of alternative energy generation technologies to supplement or replace on-the-grid energy usage.

If these expected market opportunities do not materialize, or if Eos fails to capitalize on them, then Eos may not be able to meet its growth projections.

Eos’s planned expansion into new geographic markets or new product lines or services could subject it to additional business, financial, and competitive risks.

In the years ended December 31, 2019 and 2018, Eos sold its products in a number of different countries, including the United States, India and the United Kingdom. Eos has in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are a natural extension of its existing business. Eos also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen its market position, enable Eos to enter attractive markets, expand its technological capabilities, or provide synergy opportunities.

Eos’s success operating in these new geographic or product markets, or in operating any acquired business, will depend on a number of factors, including its ability to develop solutions to address the requirements of the electric utility industry and C&I end users, its timely qualification and certification of new products, its ability to manage increased manufacturing capacity and production, and its ability to identify and integrate any acquired businesses.

Further, any additional markets that Eos may enter could have different characteristics from the markets in which it currently sells products, and Eos’s success will depend on its ability to adapt properly to these differences. These differences may include regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase Eos’s exposure to presently existing and new risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with United States and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop and introduce these new products successfully into the market, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with Eos’s potential expansion into new product and geographic markets, could adversely affect Eos’s revenues and Eos’s ability to sustain profitability.

Eos’s results of operations may fluctuate from quarter to quarter, which could make Eos’s future performance difficult to predict and could cause Eos’s results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Revenue from Eos’s battery sales is primarily recorded upon transfer of ownership of the product to the customer. Under Eos’s customer contracts, this transfer typically takes place upon shipment of the battery from Eos’s manufacturing facility but, in some instances, occurs upon delivery to a customer site or, even more infrequently, at the time of commercial operation. Because Eos’s revenues are generally derived from sales of hardware that may take many months to manufacture and prepare for delivery, such revenue can come in peaks and troughs based on the underlying customer arrangements. As a result, Eos’s quarterly results of operations are difficult to predict and may fluctuate significantly in the future based on the timing of product deliveries.

Forecasts of market growth in this prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for energy storage and other markets in which Eos participates may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Eos may not grow its business at similar rates, or at all. Eos’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, should not be taken as indicative of Eos’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Eos cannot assure you that these forecasts will not be materially and adversely affected as a result.

Risks Related to Eos’s United States and Foreign Operations

Eos could be adversely affected by any violations of the FCPA, the U.K. Bribery Act, and other foreign anti-bribery laws.

The FCPA prohibits companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Other countries in which Eos operates also have anti-bribery laws, some of which prohibit improper payments to government and non-government persons and entities. Eos’s policies mandate compliance with these anti-bribery laws. However, Eos currently operates in and intends to further expand into, many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in Eos’s industry and related energy industries, its entry into certain jurisdictions may require substantial government contact where norms can differ from U.S. standards. Although we expect Eos to maintain strict internal control policies and procedures designed to guard against improper conduct, there can be no guaranty that Eos’s employees, agents, and business partners will not take actions in violation of its internal control policies. In the event that Eos believes or has reason to believe that its employees or agents have or may have violated applicable laws, including anti-corruption laws, it may be required to investigate or have outside counsel investigate the relevant facts and circumstances, and detecting, investigating and resolving actual or alleged violations can be expensive and require significant time and attention from senior management. Any violation of U.S. federal and state and non-U.S. laws, regulations and policies could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in the United States or other applicable jurisdictions. In addition, actual or alleged violations could damage Eos’s reputation and ability to do business. Any of the foregoing could materially adversely affect Eos’s business, financial condition and results of operations.

The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for Eos’s technologies and harm its business.

To promote renewable energy generation and consumption, federal, state, local and foreign government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of alternative energy systems in the form of rebates, tax credits and other financial incentives such as system performance payments, payments of renewable energy credits associated with renewable energy generation and exclusion of certain renewable energy systems from property tax assessments.

Eos’s business relies, in part, on the co-location of battery assets with solar and wind technologies. The market for on-grid applications, where solar or wind power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity may negatively affect the competitiveness of alternative electricity generation relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the alternative electricity industries. Because Eos’s C&I end user sales are generally expected to be made into the on-grid market, these changes could harm Eos’s business. For example, in 2015 the U.S Congress passed a multi-year extension to the solar Investment Tax Credit (“ITC”), which extension helped grow the U.S solar market. As of January 1, 2020, the ITC is being gradually reduced from thirty percent (30%) to twenty-six percent (26%) for both residential and commercial in 2020 and is expected to reach ten percent (10%) for commercial only in 2022. The reduction in the ITC could reduce the demand for solar energy solutions in the United States, which would have an adverse impact on Eos’s business, financial condition, and results of operations.

In general, subsidies and incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase or as a result of legal challenges, the adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, several jurisdictions have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources by a certain compliance date. Some programs further specify that a portion of the renewable energy quota must be from solar electricity. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used by the generator or sold to another party. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement total without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. For example, in December 2015, Nevada’s Public Utilities Commission increased the fixed service charge for net-metered solar customers and lowered compensation for net excess solar generation proposals to extend compliance deadlines, reduce targets or repeal standards have also been introduced in a number of states.

If the foregoing or any other subsidies and incentives applicable to alternative energy implementation or usage are reduced or eliminated, or the regulatory landscape otherwise becomes less favorable, then there could be reduced demand for alternative energy solutions, which could have an adverse impact on Eos’s business, financial condition, and results of operations.

Changes in the U.S. trade environment, including the recent imposition of import tariffs, could adversely affect the amount or timing of Eos’s revenues, results of operations or cash flows.

Eos currently procures the felt required for its batteries and the electrical cables for the battery container from China, as Eos believes that the materials procured from its Chinese suppliers currently have the best overall performance and price compared to domestic alternatives. Escalating trade tensions between the United States and China have recently led to certain increased tariffs and trade restrictions. There can be no guaranty that these developments will not negatively impact the price of the felt used in Eos’s products. Eos believes it could obtain a similar performing felt and electrical cabling in the United States, but such sources would likely also charge a higher cost than Eos’s current suppliers, which would negatively impact Eos’s gross margins. It is difficult to predict what further trade-related actions governments may take, which may include additional or increased tariffs and trade restrictions, and Eos may be unable to quickly and effectively react to such actions, which could result in supply shortages and increased costs.

Eos could be subject to foreign exchange risk.

Eos’s international sales are typically denominated in U.S. dollars or Euros. As a result, Eos does not have significant direct exposure to currency valuation exchange rate fluctuations. However, because Eos’s products are sold internationally, to the extent that the U.S. dollar strengthens against the foreign currency of a customer or potential customer, Eos may find its products at a price disadvantage as compared with other non-U.S. suppliers. This could lead to Eos receiving lower prices or being unable to compete for that specific customer’s business. Consequently, currency fluctuations could adversely affect the competitiveness of Eos’s products in international markets.

Eos has operations in the United States, which exposes it to multiple federal, state and local regulations. Changes in applicable law, regulations or requirements, or Eos’s material failure to comply with any of them, can increase Eos’s costs and have other negative impacts on Eos’s business.

Applicable laws and requirements address multiple aspects of Eos’s operations, such as worker safety, consumer rights, privacy, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure by Eos to comply with them, could increase Eos’s costs, affect its reputation, limit its business, drain management’s time and attention or otherwise, generally impact its operations in adverse ways.

Risks Related to Intellectual Property

If Eos fails to protect, or incurs significant costs in defending, its intellectual property and other proprietary rights, then its business and results of operations could be materially harmed.

Eos’s success depends to a significant degree on its ability to protect its intellectual property and other proprietary rights. Eos relies on a combination of patent, trademark, copyright, trade secret, and unfair competition laws, as well as confidentiality and other contractual provisions with its customers, suppliers, employees, and others, to establish and protect its intellectual property and other proprietary rights. Eos’s ability to enforce these rights is subject to general litigation risks, as well as uncertainty as to the enforceability of its intellectual property rights in various countries. When Eos seeks to enforce its rights, it may be subject to claims that its intellectual property rights are invalid or not enforceable. Eos’s assertion of intellectual property rights may result in another party seeking to assert claims against Eos, which could harm its business. Eos’s inability to enforce its intellectual property rights under any of these circumstances would likely harm its competitive position and business.

Eos has applied for patents in the United States, Europe, Middle East, Asia and Australia, some of which have been issued. Eos cannot guarantee that any of its pending applications will be approved or that its existing and future intellectual property rights will be sufficiently broad to protect its proprietary technology, and any failure to obtain such approvals or finding that Eos’s intellectual property rights are invalid or unenforceable could force it to, among other things, rebrand or re-design its affected products. In countries where Eos has not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the United States, Eos may be at greater risk that its proprietary rights will be misappropriated, infringed, or otherwise violated.

Eos’s intellectual property may be stolen or infringed upon. Any lawsuits that Eos may initiate to protect its significant investment in its intellectual property also may consume management and financial resources for long periods of time and may not result in favorable outcomes for Eos, which may adversely affect its business, results of operations or financial condition.

Third parties may assert that Eos is infringing upon their intellectual property rights, which could divert management’s attention, cause Eos to incur significant costs, and prevent Eos from selling or using the technology to which such rights relate.

Eos’s competitors and other third parties hold numerous patents related to technology used in Eos’s industry. From time to time, Eos may also be subject to claims of intellectual property right infringement and related litigation, and, if Eos gains greater recognition in the market, it will face a higher risk of being the subject of claims that it has violated others’ intellectual property rights. While Eos believes that its products and technology do not infringe in any material respect upon any valid intellectual property rights of third parties, Eos cannot be certain that it would be successful in defending against any such claims. If Eos does not successfully defend or settle an intellectual property claim, Eos could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands. To avoid a prohibition, Eos could seek a license from the applicable third party, which could require Eos to pay significant royalties, increasing its operating expenses. If a license is not available at all or not available on reasonable terms, then Eos may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If Eos cannot license or develop a non-violating alternative, it would be forced to limit or stop sales of its offerings and may be unable to effectively compete. Any of these results would adversely affect Eos’s business, financial condition, and results of operations.

Risks Related to BMRG’s Securities

BMRG’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of shares of our common stock as consideration in the business combination. Having a minority share position may reduce the influence that BMRG’s current stockholders have on the management of the post-combination business.

Upon completion of the business combination, assuming there are no redemptions, BMRG’s current stockholders will collectively beneficially own approximately 30% of our issued and outstanding common stock, and the Sellers will collectively beneficially own approximately 53% of our issued and outstanding common stock. Although there is no voting trust agreement between the Sellers, as long as the Sellers own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval. Additionally, the Sponsor and the Seller Representative will have significant control over the Company by virtue of the director nomination agreement. Such influence over the post-business combination company’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the post-business combination company, which could cause the market price of our common stock to decline or prevent stockholders from realizing a premium over the market price for our common stock.

The Sponsor’s and Seller Representative’s interests may not align with our interests as a company or the interests of our other stockholders. Accordingly, the Sponsor and Seller Representative could cause us to enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. Further, the Sponsor and the Seller Representative are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor or the Seller Representative may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of the Sponsor, the Seller Representative and their affiliates may serve as our directors, the Proposed Charter provides in effect that none of our non-executive directors, the Sponsor or the Seller has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by the Sponsor or the Seller Representative to itself or its other affiliates.

Subsequent to the Closing, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although BMRG has conducted due diligence on Eos, BMRG cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BMRG’s or Eos’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which we may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

To the extent that any shares of common stock are issued upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

Following the business combination, the Company will have 9,075,000 outstanding warrants to purchase 9,075,000 shares of common stock at an exercise price of $11.50 per share, which warrants will become exercisable thirty (30) days following the Closing.

To the extent that any shares of common stock are issued upon exercise of any of the warrants to purchase shares of common stock, there will be an increase in the number of shares of common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of common stock.

Future resales of common stock after the consummation of the business combination may cause the market price of our securities to drop significantly, even if our business is doing well.

The Sponsor’s founder shares, private placement units, private placement shares, private placement warrants, and any shares of common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement, dated May 19, 2020, between the Sponsor and BMRG. Likewise, after the consummation of the business combination and subject to certain exceptions, the Sellers party to the Registration Rights Agreement will be contractually restricted from selling or transferring any shares of our common stock they receive in connection with the business combination pursuant to the lock-up provisions contained therein. However, following the expiration of these lockup-up periods, neither such Sellers nor the Sponsor will be restricted from selling their shares of our common stock, other than by applicable securities laws. Additionally, the investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the business combination, the

Sponsor, the Sellers party to the Registration Rights Agreement, and the investors will collectively own approximately 68.1% of the outstanding shares of our common stock, assuming that no public stockholders redeem their public shares in connection with the business combination. Assuming redemptions of approximately 10.6 million public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the business combination in order to satisfy the related $110 million cash condition contained in the Merger Agreement) are redeemed in connection with the business combination, in the aggregate, the collective ownership of the Sponsor, the Sellers party to the Registration Rights Agreement, and the investors would rise to 84.3% of the outstanding shares of our common stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of shares by the Sponsor, the Sellers party to the Registration Rights Agreement, and the investors could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If our stockholders fail to comply with the redemption requirements in connection with the special meeting, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the business combination at the special meeting in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. To exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by 10:00 AM, Eastern Time, on November 10, 2020. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the business combination.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to such warrantholders, thereby making your warrants worthless.

The Company will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to proper notice of such redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of BMRG’s securities prior to the Closing may decline. The market values of BMRG’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of the definitive proxy statement, or the date on which our stockholders vote on the business combination. Because the number of shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of BMRG’s common stock, the market value of common stock issued in the business combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the business combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the stock of the Company and trading in shares of Class A common stock has not been active. Accordingly, the valuation ascribed to the Company in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any major change in our board of directors or management;

•        sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

BMRG’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrant holders, which may influence a vote on the business combination and reduce the public “float” of our common stock.

BMRG’s initial stockholders, directors, officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either before or following Closing, although they are under no obligation to do so. There is no limit on the number of shares BMRG’s initial stockholders, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that BMRG’s initial stockholders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the initial business combination. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on a national securities exchange.

BMRG did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price BMRG is paying for is fair to BMRG from a financial point of view.

BMRG is not required to obtain an opinion from an independent investment banking or accounting firm that the price BMRG is paying in connection with the business combination is fair to BMRG from a financial point of view. Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the business combination. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Eos’s business, and assuming the risk that the board of directors may not have properly valued the business combination.

Even if we consummate the business combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

There can be no assurance that our common stock that will be issued in connection with the business combination will be approved for listing on Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.

We intend to list the shares of our common stock and warrants, upon the Closing, on Nasdaq. Our continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the business combination, Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, the Company and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If BMRG is not able to complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as BMRG’s stockholders may approve), BMRG would cease all operations except for the purpose of winding up and BMRG would redeem our public shares and liquidate the trust account, in which case our public stockholders may only receive approximately $10.10 per share and our warrants will expire worthless.

The Current Charter states that we must complete our initial business combination by November 22, 2021. If BMRG has not completed the business combination with Eos by then or another business combination by November 22, 2021 (or such later date as our stockholders may approve), BMRG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to our warrants, which will expire worthless.

Following the consummation of the business combination, Holdings’ only significant asset will be ownership of 100% of Eos and does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of BMRG common stock.

Following the consummation of the business combination, BMRG will have no direct operations and no significant assets other than the ownership of 100% of Eos. BMRG will depend on Eos for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its common stock. Legal and contractual restrictions may limit BMRG’s ability to obtain cash from Eos. Thus, BMRG does not expect to pay cash dividends on its common stock. Any future dividend payments are within the absolute discretion of the board of directors of BMRG and will depend on, among other things, BMRG’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

The grant and future exercise of registration rights may adversely affect the market price of our common stock upon consummation of the Business Transaction.

Pursuant to the Registration Rights Agreement to be entered into in connection with the business combination and which is described elsewhere in the proxy statement, the Sellers party thereto can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that the Company undertakes. In addition, following the consummation of the business combination, the Company is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Company.

The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Merger Agreement. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock post-business combination.

Risks Related to BMRG’s Business and Operations

The historical financial results of Eos and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of Eos included in this prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those we will achieve in the future. The post-business combination company’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the post-business combination company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, BMRG being treated as the “acquired” company for financial reporting purposes in the business combination, the total debt obligations and the cash and cash equivalents of Eos on the date the business combination closes and the number of our public shares that are redeemed in connection with the business combination. Accordingly, such pro forma financial information may not be indicative of the post-business combination company’s future operating or financial performance and the post-business combination company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

BMRG and Eos will incur significant transaction and transition costs in connection with the business combination. If we fail to consummate the business combination, we may not have sufficient cash available to pay such costs.

We and Eos expect to incur significant, non-recurring costs in connection with consummating the business combination. Some of these costs are payable regardless of whether the business combination is completed. We and Eos may also incur additional costs to retain key employees. Our and Eos’s transaction expenses as a result of the business combination includes costs and expenses associated with legal, accounting, consulting, investment banking and other fees, printing and mailing the proxy statement, investor relations, insurance, and other operating costs related to the business combination. If BMRG and Eos do not consummate the business combination, each party will be required to pay its own fees and expenses, and BMRG likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

If BMRG is unable to complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as our stockholders may approve), BMRG will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against BMRG and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.10 per share.

Under the terms of the Current Charter, BMRG must complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as our stockholders may approve), or BMRG must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, third parties may bring claims against BMRG. Although BMRG has obtained waiver agreements from certain vendors and service providers (other than our independent auditors) we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of BMRG’s public stockholders.

The Sponsor has agreed that it will be liable to us, if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not asked the Sponsor to reserve for its indemnification obligations, we have not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and we believe that the Sponsor’s only assets are securities of our company. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

BMRG’s stockholders may be held liable for claims by third parties against BMRG to the extent of distributions received by them.

If BMRG is unable to complete the business combination with Eos or another business combination within the required time period, BMRG will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. BMRG cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, BMRG’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, BMRG cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by BMRG.

If BMRG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BMRG’s stockholders. Furthermore, because BMRG intends to distribute the proceeds held in the trust account to our public stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, BMRG’s board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account before addressing the claims of creditors. BMRG cannot assure you that claims will not be brought against us for these reasons.

The working capital available to the post-combination business after the business combination will be reduced to the extent that our stockholders exercise their redemption rights in connection with the business combination and will also be reduced to the extent of BMRG’s and Eos’s transaction expenses, which will be payable by the post-combination company. This may adversely affect the business and future operations of Eos.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund Eos’s operations as a result of the business combination. There was approximately $176.76 million in the trust account as of June 30, 2020; however, existing BMRG shareholders will have the right to elect to have their shares redeemed for cash in connection with the business combination. Immediately following the Closing, we intend to use a combination of (i) cash remaining in the trust fund, (ii) cash on hand at Eos, and (iii) cash proceeds from the PIPEs, to pay transaction expenses and fund Eos’s near-term working capital requirements. It is not possible at this time to predict how many existing BMRG stockholders will exercise their redemption rights, and therefore it is not possible at this time to predict how much cash will be held in the trust account immediately following Closing.

The Merger Agreement provides that Eos’s obligation to consummate the business combination is subject to the condition that, among other things, BMRG has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses. If such condition is not met, then the Merger Agreement could terminate and the proposed business combination may not be consummated. If such condition is waived and the business combination is consummated, the cash held by us and our subsidiaries (including Eos) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us or invest in us in the future after the business combination. The additional exercise of redemption rights with respect to a large number of our public stockholders may make us unable to take such actions as may be desirable in order to optimize our capital structure after consummation of the business combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

Risks Related to Closing

Directors of BMRG have potential conflicts of interest in recommending that stockholders vote in favor of approval of the business combination and approval of the other proposals at the special meeting.

When considering BMRG’s board of directors’ recommendation that our stockholders vote in favor of the approval of the business combination, our stockholders should be aware that directors and executive officers of BMRG have interests in the business combination that may be different from, or in addition to (and which may conflict with), the interests of our stockholders. These interests include:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately 43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fail to complete an initial business combination by November 22, 2021;

•        the fact that our Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020, respectively, the most recent practicable date prior to the date of the prospectus;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of their private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

•        the fact that our Sponsor has customary registration rights, including demand and “piggyback” rights, with respect to the founder shares, private placement units, private placement warrants and other securities;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, upon completion of the business combination, an aggregate amount of approximately $6,125,000 in deferred underwriting discount, advisory fees and capital markets advisor fees, will be payable to B. Riley Securities, Inc., an affiliate of us and the Sponsor;

•        the inclusion in the Proposed Charter of an election for Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, not to apply to the Company;

•        the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination.

BMRG’s initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Our initial stockholders have agreed to vote their founder shares, private placement shares as well as any public shares purchased during or after BMRG’s IPO, in favor of the business combination. The initial stockholders own approximately 22% of our outstanding shares prior to the business combination. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if our initial stockholders agreed to vote their founder shares and private placement shares in accordance with the majority of the votes cast by our public stockholders.

BMRG’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, BMRG’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While BMRG currently expects that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to BMRG, it is possible that BMRG’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If BMRG’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to BMRG’s public stockholders may be reduced below $10.10 per share.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The Closing is subject to a number of conditions. The Closing is not assured and is subject to risks, including the risk that approval of the business combination by BMRG’s stockholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the Merger Agreement, or that other closing conditions are not satisfied or waived. If we do not complete the business combination, we could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of BMRG’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•        the attention of our management will have been diverted to the business combination rather than our own operations and pursuit of other opportunities that could have been beneficial to that organization.

BMRG may waive one or more of the conditions to the business combination.

BMRG may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the business combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to BMRG’s obligation to close the business combination that each of the covenants of Eos to be performed as of or prior to the Closing having been performed in all material respects. However, if our board of directors determines to effectuate the business combination notwithstanding any such breach, then it may elect to waive that condition and close the business combination. In deciding to waive one or more conditions to the business combination, BMRG’s directors have interests in and arising from the business combination that are different from or in addition to (and which may conflict with) the interests of BMRG’s public stockholders. See “— Directors of BMRG have potential conflicts of interest in recommending that stockholders vote in favor of approval of the business combination and approval of the other proposals at the special meeting.” Under applicable law and BMRG’s amended and restated certificate of incorporation, BMRG is not able to waive the condition that its stockholders approve the business combination.

The business combination may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets, as well as protectionist legislation in our target markets.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. This outbreak of COVID-19 has resulted in a widespread health crisis that has and may continue to adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we may consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. In addition, countries or supranational organizations in our target markets may develop and implement legislation that makes it more difficult or impossible for entities outside such countries or target markets to acquire or otherwise invest in companies or businesses deemed essential or otherwise vital. The extent to which COVID-19 impacts our ability to consummate the business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, and result in protectionist sentiments and legislation in our target markets, our ability to consummate a business combination with Eos, may be materially adversely affected. In addition, our ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by COVID-19 and other events.

Provisions in our Proposed Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Proposed Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors, a supermajority vote required to amend certain provisions of the Proposed Charter and the ability of the board of directors to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•        the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

•        the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, BMRG’s board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the business combination. If the Adjournment Proposal is not approved, BMRG’s board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the business combination. In such event, the business combination would not be completed.

Risks Related to BMRG’s Status as a Public Company

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a privately held company, Eos is not currently subject to these requirements. As a result, the post-business combination company will incur significant legal, accounting and other expenses that Eos did not previously incur. Eos’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the post-business combination company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the post-business combination company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the post-business combination company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

BMRG is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. BMRG intends to take advantage of the benefits of this extended transition period. This may make comparison of BMRG’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

BMRG will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period. If the business combination is consummated, we currently anticipate losing our “emerging growth company” status at the end of year 2020. If we are not able to implement the requirements of Section 404 of SOX, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Risks Relating to the Merger Agreement

Litigation against Eos or BMRG, or the members of the Eos or BMRG board of directors, could prevent or delay the completion of the Mergers.

A current common unit holder and director of Eos has made certain allegations questioning the propriety of certain historical convertible debt issuances by Eos. While Eos believes that these allegations or any additional claims that may be asserted by such unit holder in connection with the approval of historical transactions or otherwise would be without merit, the results of any potential legal proceedings related to such claims would be difficult to predict and could delay or prevent the Mergers from being completed in a timely manner. If any litigation were to be commenced, it could negatively impact the likelihood of obtaining the required approvals from Eos unit holders and BMRG shareholders of the business combination. If any unit holders are ultimately successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay completion of the Mergers in the expected timeframe, or potentially prevent the Mergers from being completed at all.

Moreover, whether or not a unit holder’s claim is successful, any litigation itself could be time consuming and expensive, and could divert the attention of the management of Eos and BMRG away from their regular business. While the Eos unit holders are required to indemnify Eos, BMRG, the Eos Companies and certain others for, and pledge 40% of the portion of the merger consideration delivered to them in exchange for their units in connection with, any losses arising out of the above-referenced allegations (subject to the terms and conditions set forth in the Merger Agreement), there is no guarantee that the Company will successfully collect sufficient amounts in connection with an indemnification claim or realize sufficient value from the pledged shares to cover the cost of any lawsuit commenced in connection therewith. If any potential lawsuit is adversely resolved against Eos, BMRG, or members of the Eos or BMRG board of directors, it could have a material adverse effect on each party’s business, financial condition, and results of operations and the ultimate consideration received by Eos unit holders in connection with the Mergers.

After the Closing, neither BMRG, Merger Sub I nor Merger Sub II will have any right to make damage claims against Eos or the Sellers for the breach of any representation, warranty or covenant made by Eos in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants to be performed in whole or in part after the Closing. As a result, neither BMRG, Merger Sub I nor Merger Sub II will have any remedy available to it if the business combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Eos or Merger Sub I or Merger Sub II at the time of the business combination.

Risks Related to the Redemption

The ability of stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.

At the time we entered into the agreements for the business combination, we did not know how many stockholders will exercise their redemption rights, and therefore we structured the business combination based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expected, this could lead to our failure to consummate the business combination, our failure to obtain or maintain the listing of our securities on the NYSE or another national securities exchange, or a lack of liquidity, which could impair the Company’s ability to fund our operations and adversely affect our business, financial condition and results of operations.

Public stockholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in the proxy statement, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if such public stockholder: (i) (a) hold public shares or (b) hold public shares through units and elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and (ii) prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting), (a) submit a written request to BMRG’s transfer agent, that BMRG redeem its public shares for cash and (b) deliver its public shares to the transfer agent, physically or electronically through The Depository Trust Company. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over The Depository Trust Company (“DTC”), it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, if, despite our compliance with the proxy rules, a public stockholder fails to receive our proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its public shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the business combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the business combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of us might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in the proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of BMRG and Eos, adjusted to give effect to the business combination and the equity financing provided by the Equity Commitment Letter and Subscription Agreements with investors. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

BMRG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. BMRG completed its initial public offering of units on May 22, 2020. Upon the closing of the IPO, $176.75 million ($10.00 per unit) from the net proceeds thereof was placed in a trust account and is invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations until the earlier of: (i) the completion of a business combination and (ii) the redemption of BMRG’s public shares if BMRG is unable to complete a business combination by November 20, 2021 subject to applicable law. As of June 30, 2020, there was approximately $176.76 million held in the trust account.

Eos was formed in 2008. Eos has assembled an executive team focused on accelerating the commercialization of the next-generation Eos Aurora solution, which uses zinc battery technology to facilitate the storage of clean energy. With decades of diverse experience in the energy industry and deep expertise executing complex projects around the world, the executive team is ready to deliver systems at scale.

BMRG’s obligation to consummate the business combination is subject to the condition that (i) it has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. In order to help meet the condition under the Merger Agreement that we have at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources upon the Closing (before taking into account certain expenses), we have entered into the Equity Commitment Letter with B. Riley Financial, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to Subscription Agreements entered into with investors prior to the Closing. The $40 million in equity financing will occur irrespective of the level of redemptions.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the business combination and equity financing had been completed on June 30, 2020. The following unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 and for the fiscal year ended December 31, 2019 gives pro forma effect to the business combination and equity financing as if they had been completed on January 1, 2019.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

This information has been developed from and should be read together with BMRG’s and Eos’s audited and unaudited financial statements and related notes included elsewhere in this prospectus, the sections titled “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Eos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the prospectus.

The following unaudited pro forma condensed combined financial statements assume that none of BMRG’s stockholders exercise redemption rights with respect to their equity interests. The potential impact of the business combination on the unaudited pro forma condensed combined financial information under the maximum redemption scenario is included in the condensed combined balance sheet as of June 30, 2020 and also disclosed in the accompanying notes to the unaudited pro forma condensed combined financial information.

The business combination is accounted for under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, business combinations (“ASC 805”), as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Eos has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•        Eos’s senior management will comprise the senior management of the combined company,

•        Eos will have greater influence in putting forth the relative majority of the members of the initial Board of Directors; and

•        Eos’s operations will comprise the ongoing operations of the combined company.

•        The relative size of BMRG is larger based on assets.

ASC 805 provides that in identifying the acquiring entity in a transaction effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company; the existence of a large minority voting interest in the combined entity (if no other owner or organized group of owners has a significant voting interest); the composition of the board of directors and senior management of the combined company; the relative size of each company; and the terms of the exchange of equity securities in the transaction, including payments of any premium. The preponderance of the evidence discussed above supports the conclusion that Eos is the accounting acquirer in the business combination. Under this method of accounting, BMRG will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Eos issuing stock for the net assets of BMRG, accompanied by a recapitalization. The net assets of Eos will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

Subject to certain downward adjustments, and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders, which include AltEnergy (the “Sellers”), will receive aggregate consideration equal to up to $300 million of shares of the Company’s common stock (including shares issuable upon exercise of certain options to acquire such shares), or up to 30,000,000 shares (assuming exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

In the business combination, BMRG will merge with and into Eos, and Eos will become a wholly-owned subsidiary of BMRG. Upon the Closing, the Company will change its name to “Eos Energy Enterprises, Inc.”

Financing for the business combination and for related transaction expenses will consist of:

(i)     $176.75 million of proceeds from BMRG’s IPO on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemption of shares of Class A common stock in connection with the business combination; and

(ii)    $40 million of proceeds from the Equity Commitment Letter and Subscription Agreements with investors.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of BMRG’s Class A common stock:

•        Assuming No Redemptions:    This presentation assumes that no BMRG stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that approximately 60.4% of BMRG’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,570,000 public shares are redeemed for an aggregate redemption payment of approximately $106.8 million, based on $176.76 million in the trust and 17,500,000 public shares outstanding as of June 30, 2020. This is presented as the maximum redemptions scenario because BMRG’s obligation to consummate the business combination is subject to the condition that it has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The following summarizes the pro forma common stock shares outstanding under the two scenarios:

	Assuming No Redemptions			Assuming Maximum Redemptions(1)
	Shares		%	Shares	%
	(in thousands)			(in thousands)
Shares held by public BMRG stockholders	17,500		31.0%	6,930	15.1%
Shares held by Initial Stockholders(2)	5,025	(3)	8.9%	5,025	10.9%
Shares issued as rollover equity	30,000	(4)(5)	53.1%	30,000	65.3%
Shares issued to investors	4,000		7.1%	4,000	8.7%
Closing shares	56,525		100%	45,955	100%

____________

(1)      Assuming BMRG’s public stockholders redeem approximately 10,570,000 shares for aggregate redemption payments of $106.757 million based on an estimated $10.10 liquidation value as of June 30, 2020. This maximum redemption scenario satisfies BMRG’s obligation to consummate the business combination with an aggregate of at least $110 million of cash available from the trust account and from equity financing sources (made up of the 6,930,000 shares multiplied by the $10.10 liquidation value equaling $70 million plus the $40 million PIPE investment).

(2)      Consists of the Sponsor and BMRG’s independent directors.

(3)      This number includes 1,718,000 shares subject to the Sponsor Earnout arrangement which may be subject to forfeiture, and 650,000 private placement shares acquired by the Sponsor at the time of the IPO.

(4)      This number does not reflect the 2,000,000 earnout shares which may be issued to the Eos securityholders on a pro rata basis upon the triggering of certain events as described in the Merger Agreement.

(5)      This number assumes exercise of certain options to acquire certain number of shares of the Company’s common stock.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020, unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 and for the year ended December 31, 2019 are based on the historical financial statements of BMRG and Eos. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates and are described in the accompanying notes. Actual results may differ materially from the assumptions and estimates used to present the accompanying unaudited pro forma condensed combined financial information.

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET

(in thousands)	June 30, 2020
	B. Riley Principal Merger Corp. II (Historical)	EOS Energy Storage LLC (Historical)	Assuming No Redemptions			Assuming Illustrative Redemptions
			Pro Forma Adjustments		Pro Forma	Redemption Adjustment		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$497	$920	$40,000	(1)	$213,178	$(106,761)	(3)	$106,417
			10,000	(2)
			176,761	(3)
			(15,000)	(4)
Grants receivable		114			114			114
Accounts receivable		76			76			76
Vendor deposits		156			156			156
Prepaid expenses and other current assets	258	34			292			292
Total current assets	755	1,300	211,761		213,816	(106,761)		107,055
Property and equipment, net		5,777			5,777			5,777
Intangible assets, net		340			340			340
Investment held in Trust Account	176,761		(176,761)	(3)	—			—
Investment in joint venture		1,100			1,100			1,100
Security deposit		795			795			795
Total Assets	$177,516	$9,312	35,000		$221,828	$(106,761)		$115,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$64	$10,631			$10,695			$10,695
Convertible notes payable – related party		85,636	(85,636)	(5)	—			—
Payable to related party	14				14			14
Capital lease, current portion		13			13			13
Embedded derivative liability		1,037	(1,037)	(5)	—			—
Contract liabilities, current portion		327			327			327
Total current liabilities	78	97,644	(86,673)		11,049	—		11,049
Long-term liabilities:
Deferred rent		713			713			713
Capital lease		12			12			12
Total Liabilities	78	98,369	(86,673)		11,774	—		11,774

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET – (Continued)

(in thousands)	June 30, 2020
	B. Riley Principal Merger Corp. II (Historical)	EOS Energy Storage LLC (Historical)	Assuming No Redemptions			Assuming Illustrative Redemptions
			Pro Forma Adjustments		Pro Forma	Redemption Adjustment		Pro Forma
Common stock subject to redemption	172,438		(172,438)	(6)	—			—
Contingently redeemable preferred stock		109,841	(109,841)	(5)	—			—
Stockholders’ Equity:
Members’ capital		20,402	(20,402)	(5)	—			—
Common stock	1		3	(5)	5	(1)	(3)	4
			1	(6)
Additional paid-in capital	5,086		40,000	(1)	444,157	(106,760)	(3)	337,397
			10,000	(2)
			216,913	(5)
			172,437	(6)
Contingently Issuable Shares			16,150	(7)	16,150			16,150
Retained earnings (deficit)	(87)	(219,300)	(15,000)	(4)	(250,258)			(250,258)
			(16,150)	(7)
Total Stockholders’ equity	5,000	(198,898)	403,952		210,054	(106,761)		103,293

Total liabilities and stockholders’ equity	$177,516	$9,312	$35,000		$221,828	$(106,761)		$115,067

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
SIX MONTHS ENDED JUNE 30, 2020

(in thousands)	B. Riley Principal Merger Corp. II (Historical)		EOS Energy Storage LLC (Historical)
					Assuming No Redemptions and Illustrative Redemptions
					Pro Forma Adjustments			Pro Forma
Revenues:
Investment income on Trust Account	$		$		$			$
Total net revenues		—		—		—			—
Operating expenses:
Cost of goods sold				110					110
Research and development expenses				4,478					4,478
General and administrative costs		97		3,984					4,081
Grant expense, net				609					609
Total operating expenses		97		9,181		—			9,278
Operating income (loss)		(97)		(9,181)		—			(9,278)
Other Income (Expense):
Loss from equity in unconsolidated joint venture				(39)					(39)
Interest income		11		—					11
Interest expense				(110)					(110)
Interest expense – related party				(6,745)		6,745	(1)		—
Change in fair value, embedded derivative				843		(843)	(1)		—
Income (loss) before income tax expense		(86)		(15,232)		5,902			(9,416)
Income tax expense
Net income (loss)		$(86)		$(15,232)		$5,902			$(9,416)

Earnings per Share
Weighted average shares outstanding, basic and diluted		6,240,394
Basic and diluted net income per share		$(0.01)
Earnings per Share – Assuming No Redemptions
Weighted average shares outstanding, basic									56,525,000	(2)
Basic net income per share									$(0.17)
Earnings per Share – Assuming Illustrative Redemptions
Weighted average shares outstanding, basic									45,955,000	(2)
Basic net income per share									$(0.20)

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2019

(in thousands)	B. Riley Principal Merger Corp. II (Historical)		EOS Energy Storage LLC (Historical)
					Assuming No Redemptions and Illustrative Redemptions
					Pro Forma Adjustments			Pro Forma
Revenues:
Investment income on Trust Account	$		$		$			$
Total net revenues		—		496		—			496
Operating expenses:
Cost of goods sold				8,332					8,332
Research and development expenses				11,755					11,755
General and administrative costs		—		7,710					7,710
Grant expense, net				(469)					(469)
Total operating expenses		—		27,328		—			27,328
Operating income (loss)		—		(26,832)		—			(26,832)
Other Income (Expense):
Sale of state net operating loss				4,060					4,060
Loss from equity in unconsolidated joint venture				(178)					(178)
Interest income				2					2
Interest expense – related party				(49,708)		49,708	(1)		—
Loss on extinguishment of convertible notes				(6,111)		6,111	(1)		—
Change in fair value, embedded derivative				(716)		716	(1)		—
Income (loss) before income tax expense		—		(79,483)		56,535			(22,948)
Income tax expense
Net income (loss)		$—		$(79,483)		$56,535			$(22,948)

Earnings per Share
Weighted average shares outstanding, basic and diluted		5,000,000
Basic and diluted net income per share		$(0.00)
Earnings per Share – Assuming No Redemptions
Weighted average shares outstanding, basic									56,525,000	(2)
Basic net income per share									$(0.41)
Earnings per Share – Assuming Illustrative Redemptions
Weighted average shares outstanding, basic									45,955,000	(2)
Basic net income per share									$(0.50)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Basis of presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the business combination and certain other adjustments.

BMRG’s historical results reflect the audited statement of operations for the year ended December 31, 2019, unaudited condensed balance sheet as of June 30, 2020 and unaudited condensed statement of operations for the six-months ended June 30, 2020 under GAAP. Eos’s historical results reflect their audited consolidated statement of operations for the year ended December 31, 2019, unaudited condensed balance sheet as of June 30, 2020 and unaudited condensed statement of operations for the six-months ended June 30, 2020 under GAAP.

Description of the Business Combination

On September 7, 2020, BMRG and Eos entered into an agreement for a business combination to which all equity and equity-linked securities holders of Eos will receive common stock in the continuing public company. The closing is expected to occur in the fourth quarter of 2020 and the combined company will operate under the name “Eos Energy Enterprises, Inc.”

Under applicable accounting standards, Eos will be the accounting acquirer in the business combination, which will be treated as a reverse recapitalization. Accordingly, the accounting for the transaction is similar to that of a capital infusion to Eos. Net assets of BMRG will be stated at historical cost, with no goodwill or intangible assets recorded.

The following table sets forth the net assets of BMRG as of June 30, 2020 (in thousands):

Cash	$497
Prepaid expenses and other current assets	258
Cash held in Trust Account	176,761
Accounts payable and accrued expenses	(64)
Payable to related party	(14)
Net assets acquired	$177,438

The table below represents the sources and uses of funds as it relates to the Business Combination:

Sources and Uses (no redemption, in thousands)
Sources		Uses
BMRG Cash Held in Trust(1)	$176,761	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	201,761
Total Sources	$216,761	Total Uses	$216,761
Sources and Uses (maximum redemptions, in thousands)
Sources		Uses
BMRG Cash Held in Trust(1)	$70,000	Estimated Fees and Expenses(3)	15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	95,000
Redemptions	106,761	Cash to redeeming shareholders(5)	106,761
Total Sources	$216,761	Total Uses	$216,761

____________

(1)      Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the business combination at Closing.

(2)      Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of 4,000,000 shares of Class A common stock.

(3)      Represents the total estimated fees and expenses incurred as part of the acquisition to be paid at the Closing.

(4)      Represents remaining cash that will be used to fund operations/growth and working capital needs of the Company after the Closing.

(5)      Represents the redemption of 60.4% of BMRG’s public shares through the exercise of the shareholders’ redemption rights.

Basis of the Pro Forma Presentation

Upon consummation of the business combination, BMRG will adopt Eos’s accounting policies. Eos may identify differences between the accounting policies of the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.

Note 2 — Pro Forma Adjustments

(a)    Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020 (in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(1)    Private Investment in Public Entity (PIPE) — Represents the issuance, in a private placement of equity, of 4,000,000 shares of Class A common stock at a price of $10.00 per share, to be consummated concurrently with the Closing.

(2)    Holtec Investment — Represents the issuance of preferred stock of the Company to Holtec International for its investment of $10 million in Eos, $4 million of which Holtec has funded. The balance of $6 million is to be funded on or prior to the earlier of Closing and October 15, 2020. Holtec International invested in Eos prior to the closing of the merger and therefore became part of the existing Eos shareholder base to which common stock of the Company was issued.

(3)    Reflects the release of the restricted investments and cash held in the Trust Account upon consummation of the business combination to fund the Closing.

In the case of maximum redemption by holders of common stock, $106.8 million of investments and cash held in the trust account will be paid to redeeming shareholders, after which, there will be $70.0 million of investments and cash held in the Trust account, which would be released upon consummation of the business combination to fund the Closing. See Note 1 — Sources and Uses for further information.

(4)    Reflects the payment of the estimated acquisition-related transaction costs (see Note 1 — Use of proceeds). These costs are not included as a component of consideration to be transferred, but are required to be expensed as incurred or capitalized dependent on whether such costs are directly attributable to the offering of securities. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the business combination and will be nonrecurring.

(5)    Reflects the conversion of the convertible notes payable — related party and the associated embedded derivative of Eos to units of Eos, which were then exchanged for the common stock of the Company as well as the exchange of Eos’s historical common and preferred units to common stock of the Company.

(6)    Reflects the adjustment of BMRG’s historical common stock subject to redemption to equity of the Company.

(7)    Following the Closing, and as additional consideration for the merger, BMRG will issue within five years from the Closing Date to each unitholder of Eos its pro-rata proportion of a one-time issuance of an aggregate of 2,000,000 BMRG Shares (the “Earn-out Shares”), upon the occurrence of any of the triggering events mentioned below.

The Earn-out Shares will be issued, following the Closing, and within five Business Days after i) the closing share price of the Company’s shares on the principal securities exchange or securities market on which the shares are then traded equaling or exceeding $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the period from the closing date to the fifth anniversary of the closing date (“Earn-out Period”) or ii) a change of control during the Earn-out Period.

A triggering event shall only occur once if at all, and, in no event shall the unitholders be entitled to receive more than an aggregate of 2,000,000 Earn-out Shares, and if a triggering event does not occur during the Earn-out Period, no Earn-out Shares shall be issued and the Company will not have any liability under this clause. Because this is a reverse acquisition, contingent shares issued to the stockholders of the accounting acquirer should be included in earnings per share from the date of issuance.

The Company has estimated the fair value of the contingently issuable shares to be $16.2 million. This is a preliminary valuation which will be finalized based upon the fair value determine as of the close of the merger. This is initially recorded as a distribution to shareholders and is presented as contingently issuable shares. Upon the occurrence of a triggering event, any issuable shares would be transferred from contingently issuable shares to common stock and additional paid in capital. Any contingently issuable shares not issued as a result of a triggering event not being attained by the end of Earn-out Period will be cancelled.

(b)    Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 are as follows:

(1)    Reflects the adjustment to interest expense and change in fair value associated with the conversion of Eos’s convertible notes payable — related party to the common stock of the Company.

(2)    Reflects pro forma net loss per share based on 56,525,000 total basic shares outstanding upon consummation of the business combination $(0.17).

Under maximum redemption by shareholders of common stock, total basic shares outstanding is expected to be 46,955,000 resulting in a pro forma net loss per share of $(0.20).

(c)     Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(1)    Reflects the adjustment to interest expense, change in fair value, and loss on extinguishment associated with the conversion of Eos’s convertible notes payable — related party to the common stock of the Company.

(2)    Reflects pro forma net loss per share based on 56,525,000 total basic shares outstanding upon consummation of the business combination $(0.41).

Under maximum redemption by shareholders of common stock, total basic shares outstanding is expected to be 45,955,000 resulting in a pro forma net loss per share of $(0.50).

BMRG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in the prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”).

We intend to effectuate an Initial Business Combination using cash from the proceeds of our IPO that closed on May 22, 2020 (the “Closing Date”) and the private placement units to purchase shares of our Class A common stock (“Private Placement Warrants”) that closed on the Closing Date and from additional issuances of, if any, our capital stock and our debt, or a combination of cash, stock and debt.

Our business activities from inception to June 30, 2020 consisted primarily of our formation and preparation for our IPO that was completed on May 22, 2020, and since the offering on May 22, 2020, our activity has been limited to identifying and evaluating prospective acquisition targets for an Initial Business Combination.

At June 30, 2020, we had cash of $496,557 and current liabilities of $78,038. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an Initial Business Combination will be successful.

Results of Operations

For the three months ended June 30, 2020, we had a net loss of $85,289. Our net loss for the three months ended June 30, 2020 consisted of interest income earned in the amount of $11,388 on funds held in the Trust Account and operating expenses that total $96,677.

For the six months ended June 30, 2020, we had a net loss of $85,743. Our net loss for the six months ended June 30, 2020 consisted of interest income earned in the amount of $11,388 on funds held in the Trust Account and operating expenses that total $97,131.

Liquidity and Capital Resources

Until the closing of the IPO, our only source of liquidity was an initial sale of shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, to our Sponsor, and the proceeds of a promissory note (the “Note”) from the Sponsor, in the amount of $300,000. The Note was repaid upon the closing of the IPO.

At June 30, 2020 we had cash of $496,557 and working capital of $698,877. The working capital of $698,877 excludes Delaware franchise taxes payable of $22,474 (which is included in accrued expenses at June 30, 2020) as franchise taxes are paid from the Trust account from interest income earned.

We completed the sale of 17,500,000 units at an offering price of $10.00 per unit in the IPO. The Sponsor subscribed to purchase an aggregate of 650,000 units at a price of $10.00 per Private Placement Unit in a private placement that closed on May 22, 2020 simultaneously with the IPO. The sale of the 17,500,000 Units generated gross proceeds of $175,000,000, less underwriting commissions of $3,500,000 (2% of gross proceeds) and other offering costs of $476,189. The Private Placement Units generated $6,500,000 of proceeds.

Each unit consists of one share of our Class A common stock, $0.0001 par value (each a “public share”), and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

We granted the underwriters a 45-day option to purchase on a pro rata basis up to 2,625,000 additional units at the initial public offering price less the underwriting discounts and commissions. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part.

In addition, income on the funds held in the Trust Account may be released to us to pay our franchise and income taxes.

We do not believe we will need to raise additional funds other than the funds raised in the IPO on May 22, 2020 in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Initial Business Combination or because we become obligated to redeem a significant number of our shares of Class A common stock upon completion of our Initial Business Combination, in which case we may issue additional securities or incur debt in connection with such business combination (including from our affiliates or affiliates of our Sponsor).

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

At June 30, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On May 19, 2020, we entered into an administrative support agreement pursuant to which we have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Initial Business Combination and the Company’s liquidation, we will cease paying these monthly fees.

We have engaged B. Riley Securities, Inc. as advisors in connection with the Initial Business Combination to assist us in arranging meetings with stockholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that may be interested in purchasing our securities, assist us in obtaining stockholder approval for our Initial Business Combination and assist us with the preparation of press releases and public filings in connection with the Initial Business Combination. We will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if we do not complete an Initial Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. At June 30, 2020, the Company had outstanding warrants to purchase up to 9,075,000 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted income (loss) per share of common stock since the exercise of the warrant is contingent upon the occurrence of future events. At June 30, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the periods presented. In February 2020, the Company completed a stock split of 1:575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

Redeemable Shares of Class A Common Stock

All of the 17,500,000 shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities From Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standard updates, if currently adopted, would have a material effect on our financial statements.

EOS’S BUSINESS

Overview

Eos designs, manufactures, and deploys reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry. Eos’s flagship product is the Eos Znyth® DC battery system (the “Eos Znyth® system”), with both front of the meter and behind the meter applications. The Eos Znyth® system is the first stationary battery energy storage system (“BESS”) that is competitive with lithium-ion (“Li-ion”) in both price and performance, fully recyclable, does not require any rare earth or conflict materials, and is commercially available and scalable. Stationary BESS’s are used to store energy for many purposes, including stabilizing and reducing congestion of the power grid and reducing peak energy usage. When coupled with renewable energy sources such as photovoltaic (“PV”) solar and wind generation, the Eos Znyth® system can store the energy that the renewable is producing and discharge it when the renewable is not producing energy, thus increasing the value of the renewable. Additionally, storage is used by commercial and industrial customers to save energy costs by reducing their peak usage thus reducing the transmission and distribution charges from utilities. Eos believes that energy storage serves as a central catalyst for modernizing and creating a more reliable and resilient, efficient, sustainable, and affordable grid.

Eos was founded in 2008 under the name Grid Storage Technologies, initially focusing on devolving the chemistry of its proprietary electrolyte-based battery technology and improving mechanical design and system performance. Our products, which are manufactured and developed in the United States, have the ability to play a pivotal role in the transition to a more sustainable, resilient and low carbon energy future. Eos is transitioning from an organization that focused primarily on research and development to one focused on commercialization of its energy storage solution and a scaled manufacturing platform. Eos produced its first proof of concept with generation 1 of the Eos Znyth® system in 2015 (“Gen 1”) and began commercial shipments of its generation 2 Eos Znyth® system in 2018 (“Gen 2”). As of August 2, 2020, Eos has delivered approximately ten Eos Znyth® systems comprised of over 2,500 Znyth® batteries or approximately 5MWh. Each Eos Znyth® system, which includes multiple battery formations and averages 250 batteries per system, is currently connected to, and monitored through, its battery management system. Each system is individually designed with the appropriate number of batteries to achieve the end user’s desired energy needs. Eos intends to deliver its generation 2.3 Eos Znyth® system (“Gen 2.3”) to customers in October 2020.

The Eos Znyth® system uses Eos’s Znyth® technology, a patented aqueous zinc-powered battery technology that offers a safe, scalable, fully recyclable and sustainable alternative to lithium-ion battery power. The Znyth® technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals that are Earth abundant and fully recyclable. The Eos Znyth® system is also non-flammable and does not require any moving parts or pumps, allowing for simple maintenance and low-cost operation. Eos’s competitive advantage is its Znyth® battery technology, which employs a unique zinc-halide oxidation/reduction cycle packaged in a sealed, flooded, bipolar battery.

The Eos Znyth® system offers an alternative to Li-ion at a cost per kilowatt hour (“KWh”) that is competitive. Unlike Li-ion, Eos’s commodity based aqueous zinc chemistry does not require high-cost heating, ventilation and air conditioning systems (“HVAC”) or fire suppression equipment due to Eos’s wide operating temperature range. Eos Znyth® is manufactured with no toxic chemicals, which limits risk of catastrophic failure. Li-ion batteries have a history of explosions and fires, which are not an issue for Eos’s systems due to the stable, non-combustible chemistry used in the Eos battery. Eos’s raw materials and components are readily available commodities with fewer supply constraints than competing technologies and are environmentally benign. Li-ion batteries use scarce, toxic rare earth materials that can be in short supply due to their use in electric vehicles, mobile phones and an array of other electronics. Eos’s technology is highly scalable, easily installed and integrated into new or existing electric infrastructure. It also includes Eos’s proprietary battery management system, which optimizes Eos’s battery performance and protects the health and longevity of the battery. Eos’s products are currently manufactured in the United States using a highly automated assembly line, which requires a fraction of the capital expenditure of equivalent Li-ion manufacturing processes. Eos’s scalable manufacturing platform can be localized anywhere in the world in less than twelve months. Eos’s technology is protected by a robust patent portfolio, with over 140 patents pending, issued or published in thirty-three (33) countries.

Eos sells its products through its direct sales force and through sales channels to developers, power producers, large utilities and commercial and industrial companies. Eos’s sales focus is on use cases that require three (3) to ten (10) hours of battery storage, although its battery can be used for shorter durations as well. Eos is establishing a global sales presence by leveraging its sales channels and direct sales team. Eos works with customers to understand the use case for each battery storage project and proposes the best solution to maximize the economics for the end-user. Examples of customers and use cases for Eos’s systems include:

•        Solar developers combine battery storage with solar fields to time shift energy by charging the battery during the day and then using the battery during peak hours, just after sundown.

•        Industrial customers use battery storage to improve power quality and improve the efficiency of other energy sources.

•        Commercial customers in urban areas utilize indoor battery storage to safely reduce the demand charges from their utility and to participate in utility programs designed to allow the grid to perform better.

•        Utilities use battery storage systems to offset or postpone capital expenditures, which improves the reliability of the power grid.

Eos’s customers include leading renewable power producers, large utilities, developers and industrial companies such as NextEra Energy, Inc. (“NextEra Energy”), International Electric Power, LLC (“IEP”), Carson Hybrid Energy Storage, LLC (“CHES”) Hecate Energy LLC (“Hecate Energy”), Royal Dutch Shell plc (“Shell”), Duke Energy Corporation (“Duke Energy”), Pattern Energy Group LP and (“Pattern Energy”). Eos also sells to key system integrators and retail companies such as Siemens AG and Statkraft AS.

Additionally, Eos’s joint venture partner Holtec International (“Holtec”), a multi-billion dollar supplier to the nuclear power industry, is looking to “repower” decommissioned nuclear plants with renewable energy sources and battery storage. By using wind and solar energy sources combined with storage this creates a base load capable power plant that will be sold to the utilities. In addition, Eos is in discussions with other partners to do the same for coal plants that are in the process of closing. Repowering such plants requires a BESS with a flexible discharge duration of three to ten hours, the ability to cycle daily and provide a 100% discharge, and an energy output that does not degrade lower than 70% during its product lifetime. The Eos Znyth® system meets all such requirements and we believe is well suited for this application.

Industry Overview

Eos believes that energy storage is on the verge of global wide scale deployment. As batteries increasingly become economical on a levelized cost of energy basis, Eos believes that utility-scale battery technology will be increasingly beneficial for a variety of solutions, including solar PV plus storage, peaking capacity, grid congestion and wind generation plus storage. Eos anticipates rapid increases in utility scale co-located renewable energy plus storage projects, especially in the United States, with most near and medium-term installation qualifying as utility scale. The reason for the increase is that combining a battery with an intermittent renewable energy source, such as wind or solar, allows for the storage of energy in the battery that can used when the intermittent source is not available, for example if the wind is not blowing or the sun is not shining.

According to Bloomberg New Energy Finance (“BNEF”) the global energy storage market is expected to grow to a cumulative 1,095 gigawatts (“GW”), attracting an estimated $660 billion in future investment by 2040. Based on BNEF, Eos believes the United States would represent over 15% of this global market. Approximately 3.3 GW of energy storage was commissioned globally in 2019, which is expected to increase to 4.7 GW in 2020 according BNEF. In addition, according to BNEF, over 1.9 GW of new utility-scale energy storage was announced in 2019. A significant factor in increased demand for energy storage, estimated to increase to 27% by 2030, is accelerating proliferation of renewable energy globally and in the United States. According to BNEF, the percentage of renewable energy in total electricity generation in the United States will change from 18% in 2019 to 36% by 2030 and solar energy is estimated to contribute 20% of total electricity supply. Favorable regulatory conditions such as the recent court decision validating FERC Order 841, along with state sponsored incentives in New York, California, Massachusetts and other states coupled with the rapid growth of solar PV plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (“MW”) / 345 megawatt hours (“MWh”) in 2019 to 6,631 MW / 17,563 MWh by 2025. Based on management’s estimates, Eos estimates 1,250 GW of additional capacity from renewables to be delivered to the grid by 2024, leading to an increased demand for energy storage. Globally, over the same period, Eos expects the energy storage market to grow at a 53% compound annual growth rate from 6,480 MWh in 2019 to approximately 83,000 MWh by 2025. Below is a demonstration of the projected energy storage global market and the projected annual investment in the energy storage global market by region:

Limitations of Existing Technologies

Li-ion is the most prevalent incumbent energy storage technology, historically used in consumer electronics, electric vehicles and select transportation industries, and is the primary competition to the Eos systems. According to the U.S. Energy Information Administration, Li-ion accounted for 93% of all new energy storage capacity in the United States since 2012, growing at an annual rate of 55%. According to the Lazard Levelized Cost of Storage Version 4.0 Final report (“Lazard LCOS 4.0 Report”), Li-ion has an optimal MW capacity of between 5 kilowatts (“kW”) — 100 MW and an anticipated useful life of ten (10) years. The two primary ingredients for Li-ion batteries are lithium and cobalt.

Due to the factors described below, Eos believes that even though lithium supplies are generally forecasted to accommodate the global increase in demand in the near term, supply chains will likely become strained over time. Additionally, cobalt faces significant supply chain uncertainty that may constrain Li-ion battery growth.

•        Lithium Supply.    The supply chain is highly concentrated, and according to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities” (“McKinsey Article”) only eight (8) countries are producing lithium globally, of which Chile, Australia and China accounted for 85% of production in 2017. Only four companies — Talison Lithium Pty Ltd, Sociedad Química y Minera de Chile S.A., Albemarle Corporation and FMC Corporation — control the majority of the global mining output. Without the addition of new lithium mining projects and with the growing lithium demand, especially in the electric vehicle space, demand may exceed supply thus hindering the growth of lithium based products.

•        Cobalt Supply.    According to the McKinsey Article, while the top three producers of cobalt comprise only 40% of the global cobalt supply, regional suppliers are more monopolistic with the Democratic Republic of the Congo (“DRC”) representing approximately 70% of global output in 2017 and is projected to increase. The DRC historically experienced supply disruptions and is currently revising mining laws, with additional concerns regarding child labor that threaten the market’s overall growth. Additionally, approximately 90% of the global cobalt supply is produced as a by-product from either copper or nickel mining, making cobalt expansion projects closely tied to the economics of these markets. Global forecasts for cobalt production show supply shortages arising as early as 2022, which would likely slow Li-ion battery growth.

•        Electric Vehicle (“EV”) Demand.    Both the lithium and cobalt markets have been largely driven by battery demand, primarily from consumer electronics, representing 40% and 25% of demand in 2017, respectively. Lithium and Cobalt could face supply constraints due to the demand for these materials in batteries for the EV industry. As the global EV market expands, Eos expects global demand for lithium to increase. EVs represented 1.3% of global vehicle sales in 2017, but McKinsey & Company forecasts that EVs will represent 5% of the global market by 2020. The proportion of Li-ion batteries consumed by the EV industry was 64% in 2019 and is forecasted to grow to 80% by 2030.

Li-ion also suffers from certain inherent technological limitations. The life cycle can be limited under harsh conditions, due to the need for HVAC to keep the battery temperatures around 25C. Li-ion is also challenging to pair with solar in areas where the grid is not stable, which limits their usage in many locations around the world. Li-ion can be susceptible to overheating, explosions and related safety issues, such as the April 2019 lithium battery explosion near Phoenix Arizona. Most urban areas restrict the use of commercial size Li-ion batteries in buildings. Finally, Li-ion technology is difficult to recycle and dispose because it contains toxic materials.

There are a number of additional battery technologies utilized in the energy storage industry, such as:

•        Flow Battery.    Flow batteries store energy by chemically changing the electrolyte (vanadium) or by plating zinc (zinc bromide). According to the Lazard LCOS 4.0 Report, flow batteries have an optimal MW capacity of between 25 kW — 100 MW and an anticipated useful life of twenty (20) years. While flow batteries typically have minimal storage capacity degradation and limited potential for fire, they require expensive components and comparatively high balance of system costs. Specifically, the raw materials are expensive, and the cost of operations and maintenance is very high. Flow batteries also have reduced efficiency due to high mechanical losses, and high maintenance requirements. They require massive scale to reach competitive cost points and, along with the above, limit applications to niche markets.

•        Lead-Acid.    Lead-acid batteries are the most commonly utilized battery storage technology, and are the primary battery utilized in automotive vehicles. The Lazard LCOS 4.0 Report notes that they have an optimal MW capacity of 1 — 100+ MW and an anticipated useful life of between three and five years. Furthermore, while lead-acid batteries are relatively low cost and can be utilized for multiple purposes, they have a poor depth of discharge, short lifespan, low energy density and a large footprint as compared to other technologies.

The Eos Solution

Eos’s battery systems offer a safe, sustainable and scalable alternative to Li-ion at a lower Levelized Cost of Storage (“LCOS”). Eos’s solution consists of the Eos Znyth® system, which integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure, in Eos’s Powerhouse or in modular, customized racks for indoor urban storage.

Containerized
(10MW = 0.5 acres)

PowerHouse
(10MW = .15 acres)[1]

Indoor Urban
(Meeting FDNY Standards)[1]

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(1)      Image-rendering.

The key benefits of Eos’s solution include:

•        Peak Shifting and Demand Management.    Eos’s multi-cycle DC Znyth® system shifts power to peak hours, with efficiency performance at 100% depth of discharge. Li-ion typically limits the depth of discharge to 80-90% due to the impact on accelerating the lithium battery degradation. Additionally, based on Eos’s management estimates, even at 80% depth of discharge Li-ion battery is expected to lose 2.5% of energy storage capacity per year over its lifetime, compared with 1.8% for Eos’s product, resulting in a more favorable degradation curve with estimated operating expense savings at $3 kWh per year. Utilities and end use customers can use Eos batteries to store excess efficient base-load generation and renewable energy produced during off peak hours. By discharging during peak hours, Eos obviates the need for new dirty, inefficient peaking generation, and reduces carbon emissions. Additionally, utilities can use the peak shifting to postpone or eliminate capital investment, and the end-user can reduce its demand charges from the utility.

•        Low Maintenance and Minimal Auxiliary Load.    Eos battery system does not require an HVAC or fire suppression system, resulting in lower expenses associated with operating the battery. This in turn brings significant cost savings to our customers, resulting in a meaningful return on investment in our storage product and an approximately 30% reduction in levelized cost of storage. HVAC system usually represents 8% of delivered energy for Li-ion storage systems, compared with 1.5% for Eos’s product, resulting in operating expense savings at of $2 kWh per year, based on Eos’s management’s estimates. Additionally, given that the Eos battery does not require auxiliary electricity load needed to support an HVAC and fire suppression systems, it is able to ride through grid outages, resulting in more reliable energy storage. Comparatively, li-on cannot operate without grid power, due to its auxiliary load.

•        Solar/Wind Integration and Shifting.    Renewables such as wind and solar are intermittent, potentially introducing instability into the electric grid and limiting their viability as a firm, dispatchable power source. Eos batteries allow utilities and consumers to smooth production and time shift renewable energy. Through the use of Eos batteries, solar electricity produced at noon can be stored and deployed as a stable power source at peak demand later in the afternoon.

•        Ancillary Services.    Eos batteries can be used to bring revenue to its commercial and industrial customers through their participation in the demand response and ancillary markets. The demand response markets are used by utilities to offset grid congestion at certain locations by paying end users for reducing their energy use during congested periods. The ancillary markets are used to stabilize and keep the grid in balance, and end users are paid to either inject energy into the grid or receive power from the grid, thus providing the balance. Eos batteries are eligible for entry into demand response and ancillary electricity markets that provide stability to the power grid.

•        Performs Across Wide Temperature Range.    Eos’s system’s performance is stable from -11º to 45ºC without HVAC and recovers performance after extreme temperatures as high as 70º to 90ºC, which would cause Li-ion to experience thermal runaway and explosion. Data from Eos’s cell, battery and system testing shows that round trip efficiency (“RTE”) is stable within 78%+/- 3% RTE across -11º to 41ºC. (round trip efficiency is the ratio of energy put in (in KWh) to energy retrieved from storage (in KWh). Below is a demonstration of the wide temperature operating range of the Eos Battery technology:

•        The Eos system is also resilient, recovering after extreme temperature abuse as high as 90ºC. This is an improvement to li-on that requires HVAC and fire suppression, thus increasing capital expenditures required for maintenance. Based on management’s estimates, Eos’s low maintenance capabilities results in approximately $1 kWh per year operating expense savings. Below is a demonstration of an Eos battery that was subjected to temperatures exceeding 90ºC. After the battery was allowed to cool, the battery was able to return to its pre-abuse performance.

•        Upside Opportunities.    Given that raw materials represent a high percentage of the Eos Znyth® system’s total cost, Eos expects the salvage value of the raw materials will offset system removal and decommissioning at the end of life for its customers. Eos continues to evaluate and refine recycling cost and estimates that its battery system will have 50% of its original capacity after thirty (30) years of use. Eos anticipates development of a secondary, after-life market for its batteries in approximately 10 years, which may generate additional revenue for customers or offset other costs.

Eos’s Competitive Strengths

Eos’s key competitors are principally traditional Li-ion battery manufacturers, such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. Eos believes the following strengths of its business distinguish it from its competitors and position it to capitalize on the expected continued growth in the energy storage market:

•        Differentiated Product.    Lithium cells must be kept within a narrow temperature range (25°C +/- 3°C), otherwise they are at risk of thermal runaway, leading to fire or explosion. The Eos Znyth® system has a significantly wider thermal operating range (-20°C to 45°C) and eliminates costly thermal management measures such as HVAC cooling systems and fire suppression systems. Eos battery system is able to charge and discharge at different durations, depending on battery’s use cases; for li-on, the charge and discharge rates are fixed, and they can degrade the life of battery if not used as rated.

•        No Supply Chain Constraints.    All materials for producing the Eos Znyth® system are widely available commodities with no supply chain constraints and no competition with EVs. Additionally, all materials are fully recyclable at end of product life, which result in net present value savings of $4 kWh. Comparatively, li-on battery systems have recyclable components, resulting in $8/kWh disposable costs based on management’s estimates.

•        Proven Technology Solution in the Growing Energy Storage Market.    Eos delivered 4,900 kWh worth of its systems to customers in 2019. As Eos prepares to launch the Znyth® Gen 2.3 product and ramp manufacturing to gigawatt-hours (“GWh”) scale, it believes that it will benefit from the overall growth of the energy storage market, which as projected by BNEF, is expected to reach 1,095 GWh by 2040.

•        Experienced Technology Team Focused on Continuous Innovation.    Eos has successfully introduced three generations of energy storage systems in three years (Gen1, Gen 2, and Gen 2.3) and plans to release new generations in the coming years. Gen 1 and Gen 2 were pilot systems that provided Eos with the experience to optimize the performance and design of Gen 2.3. Eos’s research and development team is responsible for its portfolio of fourteen (14) patent families with over 140 patents pending, issued or published in thirty-three (33) countries, protecting its technology and system architecture. Eos believes that its continued investment in Research and Development will enable it to continue to increase efficiency, functionality, and reliability while reducing the cost of its solution.

•        Established Global Sales Channels Anchored with Top Tier Customers.    Eos sells its products directly and through sales channel partners to the electric utility industry, as well as commercial and industrial users. In fiscal year 2019 and the first eight months of fiscal year 2020, Eos sold its products to approximately 9 customers in 4 countries.

•        Strong management team.    Eos has assembled an executive team focused on accelerating the commercialization of the next-generation Eos Znyth® solution. With decades of diverse experience in the energy industry and deep expertise in manufacturing, battery storage and executing complex power and energy projects around the world, Eos’s management team is able to deliver systems at scale to meet the growing demands of the global storage market.

Eos’s Strategy

Eos’s mission is to accelerate clean energy by developing and deploying battery storage solutions that deliver the reliable and cost-competitive power that the stationary BESS market expects in a sustainable way. Key elements of its strategy include:

•        Continue to Innovate and Advance Eos Solutions.    Eos intends to continue to innovate its energy storage systems by developing new and enhanced technologies and solutions. Eos’s innovation also extends to its manufacturing ability, which includes a proprietary equipment and process design. Eos entered into a partnership with Holtec to launch HI-POWER, a joint-venture manufacturing facility in Pittsburgh, Pennsylvania with an annual manufacturing capacity of 1 GWhs and with the space to expand its existing factory to manufacture 3.5 GWhs. Eos believes that its future technology will continue to reduce cost and improve the efficiency and competitiveness of its offerings. Eos plans to continue to introduce new generations of its technologies to increase the adoption of its energy storage systems worldwide.

•        Further expand its products and services.    By early 2021, Eos intends to offer remote asset monitoring and optimization services to track battery performance and health and to proactively identify future system performance. Eos intends to continue to expand its software functionality by including an onsite controller that integrates with the power control system (inverter) and can be remotely controlled and managed to ensure that the battery system is optimized for performance and the best economic return. Specifically, Eos will incorporate machine learning, artificial intelligence, data science and optimization algorithms to enable use cases and create the greatest value to the end user.

•        Further expand project related services.    Eos offers to customers the following project related services:

•        Project management.    Eos offers customers project management services to ensure the process of implementing the Eos battery is managed in conjunction with the overall project plans. Eos will oversee the entire project from end to end. Eos charges the customer depending on the scope of Eos’s involvement.

•        Commissioning of the battery system.    Eos commissions the Eos battery system and charges the customer for the commissioning services. The commissioning service ensures that the Eos battery is providing the performance and operations that were committed to the customer.

•        Operations and Maintenance.    Eos offers to its customers operational and maintenance plans to keep the Eos battery in top performance. This consists of both remote monitoring of the battery health and performance as well as periodic onsite visits to perform routine maintenance.

Eos plans to expand its resources and capabilities to meet its customers’ needs. This expansion will include adding employees to perform the work, as well as contracting and certifying qualified third parties to perform the commissioning and operations and maintenance services.

•        Leverage Eos’s partnerships to produce Znyth® batteries at scale.    Eos partnered with Holtec to produce Znyth® batteries and Znyth® DC battery systems at GWh scale as part of the HI-POWER joint venture. As the U.S. market grows, HI-POWER expects to expand its manufacturing capacity in the United States, utilizing Holtec’s Manufacturing Division facility outside of Pittsburgh, Pennsylvania.

•        Implement near-term cost reduction.    Eos intends to optimize manufacturing for the Gen 2.3 by insourcing selected services and further automation of the manufacturing process. Through its continued research and development efforts, Eos also believes it can continue to reduce the amount and cost of material required to manufacture the batteries. Eos also plans to substitute new materials to reduce the current cost. Eos believes it will achieve lower prices for some battery material through volume purchasing.

Eos’s Products

The Eos Znyth® system is designed to meet a wide range of requirements in the battery storage industry, including very large grid-scale energy storage projects, large and small solar projects, commercial or industrial projects, in-building urban projects or, while not currently part of its medium-term strategy, the residential market. With a three (3) to ten (10) hour discharge capability, immediate response time, and modular construction, the Eos Znyth® system can be scaled and configured to reduce cost and maximize profitability in a wide range of battery storage projects. While the Eos Znyth® system can be implemented in any configuration required, Eos offers three standard configurations: the Energy BlockTM (“Energy Block”), the Powerhouse and Customized racks.

Eos’s innovative Energy Block packaging is a twenty (20) foot standard International Organization for Standardization shipping container and enables flexible options for system installation while significantly lowering the installation cost and accelerating permitting and installation time. The Energy Block is shipped with batteries and all electrical equipment integrated into a standard twenty (20) foot intermodal shipping container for drop and play convenience. Each sub-system includes pre-integrated strings of Eos Znyth® batteries with DC wiring, DC system protection, support structure, enclosure and Eos battery management system. The Energy Block system integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure capable of delivering three (3) to ten (10) hours of continuous discharge at specified power. Each DC system is made-up of a containerized Energy Block integrating 144 Znyth® Batteries and DC Control Cabinet. Each Energy Block is connected by a central DC Control Cabinet and is outfitted with Eos’s proprietary battery management system that monitors the voltage and temperature of each battery in the system, isolates faulty battery strings and provides real time visibility of battery operating limits. Energy Block is typically purchased by commercial and industrial customers and solar developers and is typically used for 40MWh and smaller battery systems, but can be used for larger systems as well.

The Powerhouse is designed for large battery storage projects by allowing for what Eos believes to be the highest power density in the smallest footprint. The Powerhouse is a pole barn type structure with a racking system that allows the modular Znyth® batteries to be stacked up to twelve (12) batteries high, thus providing increased power density. Because the Znyth® battery does not require HVAC or fire suppression systems and is simple to install, operate and maintain as compared to Li-ion. Eos management believes the Powerhouse provides a cost-effective way to implement large Znyth® battery storage systems. Furthermore, Powerhouse is typically purchased by utilities, independent power producers, solar and wind developers, and is typically used for larger systems above 40MWh.

Indoor Urban customized racks are modular configured racks offered primarily for indoor battery storage projects but could be used in a wide range of projects. The safety and modular nature of the Znyth® battery allows for implementations in basements, rooftops, or any number of other locations in a building. Currently, most safety and fire codes only allow Li-ion batteries to be utilized outdoors in urban environments. Customized racks are typically purchased by commercial and industrial customers and are typically used for indoor systems that require a modular configuration.

Eos’s Customers

Eos’s largest customer in fiscal year 2019 was Duke Energy, which accounted for 26.1% of its revenues in fiscal 2019. Other customers include utilities, developers and industrial companies such as NextEra Energy, IEP, CHES, Hecate Energy, Shell and Pattern Energy.

Intellectual Property

The success of Eos’s business depends, in part, on its ability to maintain and protect its proprietary technologies, information, processes and know-how. Eos relies primarily on patent, trademark, copyright and trade secrets laws in the United States and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect its technology. Eos is in the process of filing, or have recently filed, certain patents relative to its Gen 2.3 product that are subject to USPTO approval. A majority of Eos’s patents relate to cell chemistry, architecture and battery mechanical design, system packaging and battery management systems. Eos continually assesses opportunities to seek patent protection for those aspects of its technology, designs and methodologies and processes that it believes provide significant competitive advantages. As of June 30, 2020, Eos had fourteen (14) patent families with over 140 patents pending, issued, or published in thirty-three (33) countries, protecting its technology and system architecture. Our issued patents are scheduled to expire between years 2035 and 2036.

Eos relies on trade secret protection and confidentiality agreements to safeguard its interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. Eos believes that many key elements of its manufacturing processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

All of Eos’s research and development personnel have entered into confidentiality and proprietary information agreements with Eos. These agreements address intellectual property protection issues and require Eos’s employees to assign to Eos all of the inventions, designs and technologies the personnel develop during the course of employment.

Eos also requires its customers and business partners to enter into confidentiality agreements before it discloses any sensitive aspects of its technology or business plans.

Competition

The markets for Eos products are competitive, and Eos competes with manufacturers of traditional Li-ion and other battery storage systems. The principal areas in which it competes with other companies include:

•        product performance and features;

•        safety and sustainability

•        total lifetime cost of ownership;

•        total product lifespan;

•        power and energy efficiency;

•        customer service and support; and

•        U.S. based manufacturing and sourced materials.

Eos’s Znyth® system competes principally with products from traditional Li-ion battery manufacturers such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. Eos believes that its Znyth® battery based system offers significant technology, safety and cost advantages that reflect a competitive differentiation over traditional energy storage technologies.

Regulatory Policy

In the United States and Puerto Rico, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Such policies include:

•        Federal Energy Regulatory Commission.    FERC Order 841 requires eligibility for energy storage in wholesale, capacity and ancillary services markets. FERC Order 841 allows each regional transmission organization and independent system operator to establish its own rules and guidelines for integrating energy storage resources, but does specify that the guidelines must allow storage resources to provide all the services it is technically capable of providing. According to BNEF, markets being enabled by FERC Order 841 may spur the United States back to the top of global storage deployments in 2020, with a projected 24% share of global installations.

•        California.    California is expected to lead front-of-the-meter energy storage deployments through 2023, mainly driven by Assembly Bill 2514 procurement targets and investor-owned utilities procuring storage for capacity applications. The California Public Utilities Commission mandated utilities to procure up to 500 MW of behind the meter (“BTM”) storage. Further, growth in California is driven by Demand Response Auction Mechanism, which creates economic incentives for distributed energy resources to offer their services to utilities and grid energy markets. The California independent systems operator allows wholesale market participation for BTM storage assets which can earn capacity payments and provide ancillary services.

•        Massachusetts.    Massachusetts set an energy storage procurement target of 1,000 MWh by 2025. The advancing Commonwealth Energy Storage program awarded $20 million in grants which directly supported 32 MW of BTM storage capacity to date. The Solar Massachusetts Renewable Target program calls for 1,600 MW of PV, and includes significant adders if paired with storage. The Peak Demand Reduction Grant Program is a $4.7 million Massachusetts Department of Energy Resources initiative designed to test strategies for reducing Massachusetts’ energy usage at times of peak demand.

•        New York.    New York set an energy storage target of 1,500 MW by 2025 (3,000 MW by 2030), 500 MW of which will be commercial and industrial. $400 million in state funding is available for energy storage projects. New York State Energy Research and Development Authority must distribute $350 million in market acceleration incentives for energy storage, including for solar plus storage projects to jump start activity and allow projects to access federal tax credits in the near term. NY Green Bank has announced $200 million in financing support for energy storage.

•        Other.    The Midwest, New England, Pacific Northwest states and Puerto Rico have taken the early charge on front-of-the-meter energy storage adoption in the “all others” market category, although Eos anticipates that states such as Minnesota and Florida, as well as areas in the Southwest Power Pool and Midcontinent Independent System Operator, will emerge further over the next five years. Puerto Rico, with its latest draft integrated resource plan, could lead this market over the next four years if it moves forward with its mini-grid proposal. Still in the proposal phase, Arizona’s commissioner chose a 3 GW energy storage target to be achieved by 2030 and also called for a Clean Peak Target which increases clean resources deployed during peak times by 1.5% per year until 2030. Under Executive Order 28, the New Jersey Energy Master Plan calls for 600 MW of energy storage by 2021 and 2,000 MW by 2030. In Nevada, Senate Bill 204 requires the public utilities commission of Nevada to investigate and establish targets for certain electric utilities to procure energy storage systems while Senate Bill 145 establishes an incentive program for behind-the-meter energy storage within the state’s solar program. In Hawaii, Hawaiian Electric Company, Inc. recently announced 262 MW of storage across three islands, further establishing its position as a leading market. Missouri and Louisiana are also expected to issue orders supporting new utility demand response programs.

Government Incentives

The U.S. Congress is considering a variety of proposals for tax incentives that will benefit the energy storage industry, including in the form of tax credits. IRS private letter ruling 201809003 clarified that energy storage is eligible for federal tax credits if charted primarily by qualifying renewable resources. Proposals that have or are being considered by Congress include: (i) the establishment of an investment tax credit for business and home use of energy storage; (ii) the creation of a 30% investment tax credit for refueling costs and qualified nuclear power plant capital expenditures for each taxable year through 2023, thereafter declining each year until it reaches 10% in 2026; (iii) extension of the federal solar energy investment tax credit for ten (10) more years, keeping the credit at 30% through 2029; (iv) the consolidation of forty-four (44) federal energy tax incentives into three provisions to award credits for clean electricity, lower-emitting transportation fuels and energy efficient offices and homes; (v) the allowance of renewable electricity production and investment tax credits to be transferred on a limited basis to any entity involved in a renewable energy project, regardless of whether they have taxable income; and (vi) the extension of the production tax credit for energy produced from closed and open-loop biomass, geothermal, landfill gas, trash, qualified hydro and marine an hydrokinetic facilities to facilities that began construction by the end of 2019. There can be no assurance that all or any of the above proposals will be adopted by the U.S. Congress.

Employees

As of June 30, 2020, Eos had sixty-seven (67) employees with sixty-six (66) full-time employees and one (1) part-time employee. Of these full-time employees, thirty-nine (39) were engaged in research and development, three (3) in sales and marketing, fifteen (15) in operations and support and nine (9) in general and administrative capacities.

None of Eos’s employees are represented by a labor union. Eos has not experienced any employment-related work stoppages, and it considers relations with its employees to be good.

Facilities

Eos’s corporate headquarters are located in Edison, New Jersey, in an office consisting of approximately 63,000 square feet of office, testing and product design space. Eos has a ten (10) year lease on its corporate headquarters, which expires on September 14, 2026.

Eos believes that its existing properties are in good condition and are sufficient and suitable for the conduct of its business for the foreseeable future. To the extent Eos needs change as its business grows, it expects that additional space and facilities will be available.

Legal Proceedings

From time to time, Eos may be involved in litigation relating to claims arising out of its operations. There is no material litigation, arbitration or governmental proceeding currently pending against Eos or any members of its management team in their capacity as such.

EOS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Summary Historical Financial Data”, “Unaudited Pro Forma Condensed Financial Statements” and its financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Eos entered into the Merger Agreement with BMRG on September 7, 2020. As part of the transaction Eos will undergo a pre-closing reorganization, pursuant to which Newco will form a wholly owned subsidiary that will merge with and into Eos and Eos will continue as the surviving entity and a subsidiary of Newco. At the effective time of the pre-closing re-organization, Eos will assign, and Newco will assume, Eos’s 2012 Equity Incentive Plan, all of its debt and equity interests will be converted into equivalent debt and equity interests of Newco and Eos will make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

If the business combination is approved by BMRG shareholders, and those conditions outlined in the Merger Agreement and other customary closing conditions are satisfied, a wholly owned subsidiary of BMRG, Merger Sub I will merge with and into Newco. Following the First Merger, Newco will merge with and into another wholly owned subsidiary of Merger Sub II, with Merger Sub II as the surviving entity which will be renamed Eos Energy Enterprises Intermediate Holdings, LLC.

The Znyth® technology and development of an energy storage solution has a required us to raise a significant amount of capital since its founding. Eos will require additional capital to fund ongoing investments in its technology, working capital requirements and its growth.

The Business Combination

Eos entered into the Merger Agreement on September 7, 2020. If the business combination is approved by BMRG shareholders, and those conditions outlined in the Merger Agreement and other customary closing conditions are satisfied, Eos will merge with BMRG. The increase in cash resulting from the business combination with BMRG under the Merger Agreement will be used to fund its corporate growth strategy related to the commercial sale of its next generation energy storage solution and the scaling of its manufacturing operations to meet customer demand. The cash raised from the business combination will also be used to fund investments in personnel, research and development, software development and its manufacturing capability, as well as provide liquidity for the funding of its ongoing operating expenses.

The business combination is anticipated to be accounted for as a reverse recapitalization. Eos will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that its financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, BMRG will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to its consolidated balance sheet at June 30, 2020) of between approximately $105.5 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemptions, and in both instances, includes $40 million in gross proceeds from the private investment in public equity (“PIPE”) by BMRG. Total transaction costs are estimated at approximately $15 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, as a condition to the effective time of the business combination, the outstanding principal and accrued but unpaid interest due on its outstanding convertible notes of approximately $85.6 million as of June 30, 2020 will be converted into equity interests of Eos. The converted convertible secured notes will no longer be outstanding and will cease to exist.

As a result of the business combination, Eos will become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Eos expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Operating Results

Commercialization

Eos anticipates beginning full commercial production of its Eos Aurora Gen 2.3 150|600 DC Battery System and delivering its first shipments to customers during the latter half of 2020. Eos’s testing of Gen 2.3 batteries produced in limited quantities during 2020 have indicated performance at expected levels pending movement into commercial production. While Eos expects the performance to be the same upon commencement of full commercial production, the manufacturing line for this battery system has not been fully tested. If performance of the battery system does not meet Eos’s specifications, Eos may need to reduce the speed of production to ensure Eos has quality batteries that meet its performance specifications. Any delay in production could affect the delivery of batteries during the fourth quarter of 2020 and the first quarter of 2021.

Eos is also in the process of getting a third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System. While Eos anticipates receiving UL Certification, the certification has been delayed due to Covid-19 and is expected in the fourth quarter of 2020. If UL Certification is not received during the fourth quarter of 2020, it could impact the timing of its shipments to customers.

Eos’s growth strategy contemplates increasing sales of a commercial battery system through its direct sales team and Sales Channel Partners. Eos anticipates its customers to include utilities, project developers, Independent Power Producers and commercial and industrial companies. As Eos intends to expand its sales both in volume and geography, Eos has started discussions with several companies in North America, Europe, the Middle East and Asia about partnering on selling its product in these regions. For some of these sales channels Eos has begun discussions ranging from being a reseller of its product to being a joint venture partner in the manufacturing of its battery system. Eos expects to continue expanding the direct sales force in North America, adding direct sales people outside North America, and entering into strategic alliances to advance its sales growth globally.

Integration of Alliance Partners

Eos may in the future seek to construct one or more manufacturing facilities, thereby expanding its manufacturing footprint to meet customer demand. Provided the arrangement with its joint venture partner HI-POWER continues to meet the quality, cost and delivery timelines set by the HI-POWER Board of Directors, HI-POWER would maintain its exclusivity to manufacture the batteries for products sold and delivered in North America. If HI-POWER fails to meet the required performance metrics, Eos can establish its own manufacturing for North America either directly or through other partnerships.

For sales outside of North America, Eos may establish its own manufacture facilities or may partner with other companies to manufacture the Eos products. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If Eos establishes its own manufacturing facility, Eos has the right to transfer the manufacturing processes, technology and know-how from the HI-POWER JV to any new facility. Eos cannot be certain that Eos would be able to successfully establish or operate its own manufacturing facility in a timely or profitable manner, in the event that Eos had to exit HI-POWER with little time to prepare.

Eos installs, commissions and provides for the operation and maintenance of its battery systems deployed to date, and for those battery systems forecasted to be sold during the remainder of 2020. As its sales expand in volume and geography, Eos will need to contract and train third parties to perform this function on its behalf. Eos is currently in discussions with certain third party servicing companies with the intention to have these partners in place before the end of 2020. Failure to establish these third party service providers may slow its ability to increase its sales volume and expand its geographic presence.

Market Trends and Competition

The global energy storage market is expected to grow to a cumulative 1,095 gigawatts (GW), attracting an estimated $648 billion in future investment by 2040. Eos expects the United States to represent over 15% of this global market. Approximately 3.3 GW of energy storage was commissioned globally in 2019, which is expected to increase to 4.7 GW in 2020 according to Bloomberg New Energy Finance (“BNEF”). In addition, according to BNEF over 1.9 GW of new utility-scale energy storage was announced in 2019. Favorable regulatory conditions and the rapid growth of solar photovoltaic (PV) plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (MW) / 345 megawatt hours (MWh) in 2019 to 6,631 MW/17,563 MWh by 2025. Globally, over the same period, Eos expects the energy storage market to grow at a 53% compound annual growth rate from 6,480 MWh in 2019 to approximately 83,000 MWh in 2025.

The principal areas in which Eos competes with other companies include:

•        product performance and features;

•        safety and sustainability;

•        total lifetime cost of ownership;

•        total product lifespan;

•        power and energy efficiency;

•        customer service and support; and

•        Made in America for U.S. customers.

Lithium-ion currently has 95% or more market share for the stationary battery industry. Eos will be the first commercially available battery that does not have a lithium-ion chemistry. Eos does anticipate demand for its battery system using Znyth® technology. This considers its unique operating characteristics, including a 100% discharge capability, flattened degradation curve and a 4-10 hour duration, as well as other characteristics related to safety and the cost of operating and maintaining its battery system. Eos’s ability to successful deploy its battery system technology and gain market share in the energy storage market will be important to the growth of its business. Our results could be negatively impacted by price reductions from large manufacturers of lithium batteries that seek to maintain or increase their market share.

Eos also anticipates that other battery chemistries will emerge in future years thereby increasing its competitive landscape. As more battery chemistries are being developed, the competition for human talent will also increase. While Eos believes it can attract the right candidates given its unique battery, corporate culture and management team, its ability to retain and attract talented individuals will be important to the advancement of its technology and maintaining a competitive advance in the marketplace. As Eos makes advancements with regards to its battery technology and offer next generation products, there is the risk that inventory on-hand as well as equipment or materials consumed in manufacturing or research and development may become impaired due to a change in its product design.

Regulatory Landscape

In North America, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Refer to the Business section for a description to these programs and the impact on its business.

Covid-19

Eos has implemented operational and protective measures to ensure the safety, health and welfare of our employees and stakeholders. This includes implementing work from home policies for non-essential employees, which constitutes 78% of Eos’s workforce. Eos has also ensured that all employees and visitors that visit Eos’s office have access to personal protective equipment and strictly enforces safe distancing. Eos will maintain these precautions and procedures until Covid-19 is under adequate control.

To-date, Covid-19 has not had a material impact on our financials or our liquidity. To-date Eos has not materially altered any terms with customers, venders or its financing sources.

Components of Results of Operations

Revenue

Eos has primarily generated revenues from limited sales as it prepares to launch its next generation energy storage solution that is scalable and can be used for commercial application. Eos expects revenues to increase as it scales its production to meet demand for the next generation of its product.

Cost of sales

Eos’s cost of revenues includes materials, labor, and other direct costs related to the manufacture of its energy storage product for sale to customers. Other items contributing to its cost of sales are manufacturing overhead such as engineering expense, equipment maintenance, environmental health and safety, quality and production control and procurement. Cost of sales also includes the provision for excess, obsolete and slow-moving inventories, depreciation of manufacturing plant and equipment, warranty accruals, as well as shipping, logistics and facility related costs. Eos expects its cost of sales to exceed revenues in the near term as we continue to scale its business.

In August 2019, Eos established a joint venture, HI-POWER, that will manufacture the Gen 2.3 battery system on its behalf. Upon launching commercial production of its Gen 2.3 battery system, Eos expects cost of sales to include purchases of the Gen 2.3 battery system from HI-POWER for sale to its customers.

Research and development

Research and development expenses consist primarily of salaries and personnel-related costs as well as products, materials, third party services, and depreciation on equipment and facilities used in its research and development process. Eos expect its research and development costs to increase for the foreseeable future as Eos continues to invest in research and develop activities that are necessary to achieve its technology and product roadmap goals.

General and administrative expense

General and administrative expenses consist mainly of personnel-related expenses for its executive and other administrative functions and expenses including its corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Eos expects its general, and administrative expenses to increase for the foreseeable future as Eos scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Grant expense, net

Grant expense, net includes its expenses net of reimbursement related to grants provided by the California Energy Commission (“CEC”).

Sale of net operating loss

The sale of net operating loss represents the benefit recorded from the sale of its State of New Jersey net operating loss carryforwards to third parties.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture represents its proportionate share of the income or loss from its investment in HI-POWER LLC, a joint venture established with Holtec Power, Inc.

Interest expense

Interest expense consists primarily of interest incurred on its convertible notes, including the accretion of interest on convertible notes that contain embedded features that permit holders to demand immediate repayment of principal and interest.

Change in fair value, embedded derivative

The convertible notes issued during 2019 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon a qualified financing event not within its control. This embedded derivative resulted in the recording of a premium or discount on its convertible notes that was recognized in earnings upon their issuance.

Results of Operations

Comparison Six Months Ended June 30, 2020 to Six Months Ended June 30, 2019

The following table sets forth its operating results for the periods indicated:

	Six Months Ended June 30,		$ Change	% Change
($ in thousands)	2020	2019
Revenue	$—	$211	$(211)	NM
Costing and expenses:
Cost of sales	110	5,975	(5,865)	(98)
Research and development	4,478	7,631	(3,153)	(41)
General and administrative expense	3,984	3,120	864	28
Grant expense, net	609	336	273	81
Operating loss	(9,181)	(16,851)	7,670	46
Other income (expense)
Loss on equity in unconsolidated joint venture	(39)	—	(39)	NM
Investment income	—	2	(2)	NM
Interest expense	(110)	—	(110)	NM
Interest expense – related party	(6,745)	(17,502)	10,757	62
Loss on extinguishment of convertible notes – related party	—	(6,111)	6,111	NM
Change in fair value, embedded derivative	843	(1,718)	2,561	(77)
Net loss	$(15,232)	$(42,180)	$26,948	(64)%

Revenue

There was no revenue recognized during the six months ended June 30, 2020 as Eos transitioned its business to launch its next generation of energy storage solution, Gen 2.3, in the second half of 2020. Revenue during the six months ended June 30, 2019 included limited product sales of initial versions of its energy storage product.

Cost of Sales

Cost of sales decreased by $5.9 million from $6.0 million for the six months ended June 30, 2019 to $0.1 million for the six months ended June 30, 2020. The decrease results as Eos significantly reduced its manufacturing operations during the second half of 2019 and throughout 2020 pending the commercial launch of its Gen 2.3 battery system, which is expected in the latter half of 2020. Cost of sales for the six months ended June 30, 2019 primarily includes costs related to excess, obsolete and slow-moving inventory which reflects its decision to launch the next generation of its energy storage solution and discontinue sales of earlier products. In addition, impairment charges were incurred during the six months ended June 30, 2019 for obsolete equipment relating to our prior generation battery.

Research and Development

Research and development costs decreased by $3.1 million or 41% from $7.6 million for the six months ended June 30, 2019 to $4.5 million for the six months ended June 30, 2020. The decrease results primarily from a reduction in payroll expenses due to lower headcount as Eos transitioned its efforts from research and development activities to focus on the commercial production of its next generation energy storage solution. The decrease is also due to lower depreciation expense from reduced investments in research and development equipment and a decline in materials associated with lower research and development activity. In addition, an impairment charge of $0.7 million was incurred during the six months ended June 30, 2019 for obsolete equipment relating to our prior generation battery.

General and Administrative Expenses

General and administrative expenses increased by $0.9 million or 28% from $3.1 million for the six months ended June 30, 2019 to $4.0 million for the six months ended June 30, 2020. The increase is due to an increase in professional fees incurred in connection with its initial investment in the HI-POWER joint venture.

Grant expense, net

Grant expense, net increased by $0.3 million or 81% from $0.3 million for the six months ended June 30, 2019 to $0.6 million for the six months ended June 30, 2020. The increase results from more expenses incurred in excess of reimbursement related to its research and development grants from the CEC.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture sale results from losses incurred in connection with the initial pre-production costs of its joint venture HI-POWER LLC. The joint venture has not yet commenced its principal operations related to the manufacture of the Gen 2.3 battery system. The joint venture was formed in August 2019 and therefore there is no activity recorded for the joint venture for the corresponding six months ended June 30, 2019.

Interest income

Interest income was not significant due to nominal investment balances during the six months ended June 30, 2020 and 2019.

Interest expense

Interest expense was $110 during the six months ended June 30, 2020 as a result of an invoice securitization program entered into in January 2020 (see Liquidity section) as compared to $0 for the six months ended June 30, 2019.

Interest expense — related party

Interest expense decreased by $10.8 million from $17.5 million for the six months ended June 30, 2019 to $6.7 million for the six months ended June 30, 2020. Eos’s convertible notes include an embedded feature that permits holders to demand immediate repayment of all outstanding principal and interest resulting in the immediate accretion of interest expense. During the six months ended June 30, 2019, proceeds allocated to the issuance of convertible notes was $11.8 million and Eos recorded $17.5 million of interest expense related to these convertible notes that include a demand feature that could require repayment of principal and interest during 2019. During the six months 2020, proceeds allocated to the issuance of convertible notes was $2.6 million, and Eos recorded $6.7 million of interest expense related to these convertible notes.

Loss on extinguishment of convertible notes — related party

The reduction in the loss on extinguishment of convertible notes of $6.1 million is the result of the modification in April 2019 of convertible notes issued during 2018 and January 2019.

Change in fair value, embedded derivative

The change in fair value of $2.6 million reflects the fair value of the embedded derivative feature on its convertible notes that was recorded through earnings.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

The following table sets forth its operating results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
$ in thousands)	2019	2018
Revenue	$496	$—	$496	NM
Costing and expenses:
Cost of sales	8,332	9,708	(1,376)	(14)
Research and development	11,755	14,574	(2,819)	(19)
General and administrative expense	7,710	7,158	552	8
Grant expense (income), net	(469)	1,418	(1,887)	(133)
Operating loss	(26,832)	(32,858)	6,026	(18)
Other income (expense)
Sale of state tax attributes	4,060	4,476	(416)	(9)
Loss on equity in unconsolidated joint venture	(178)	—	(178)	NM
Interest income	2	28	(26)	(93)
Interest expense – related party	(49,708)	(144)	(49,564)	NM
Loss on extinguishment of convertible notes – related party	(6,111)	—	(6,111)	NM
Change in fair value, embedded derivative	(716)	—	(716)	NM
Net loss	$(79,483)	$(28,498)	$(50,985)	179%

Revenue

Revenue was $0.5 million for the year ended December 31, 2019 related to sales of its initial energy storage solution for specific customer application. There were no revenue producing operations in 2018.

Cost of Sales

Cost of sales decreased by $1.4 million or 14% from $9.7 million for the year ended December 31, 2018 to $8.3 million for the year ended December 31, 2019. The decrease results primarily from a decrease of $3.9 million for costs incurred during the year ended December 31, 2018 to provide an upgraded, better performing battery system to a customer to replace an older system that was not performing in the manner required, offset by an increase of $2.5 million in costs incurred related to sales during the year ended December 31, 2019 and an increase of $0.2 million related to impairment costs incurred during the year ended December 31, 2019 for obsolete equipment relating to our prior generation battery.

Research and Development

Research and development costs decreased by $2.8 million or 19% from $14.6 million for the year ended December 31, 2018 to $11.8 million for the year ended December 31, 2019. The decrease results primarily from a reduction in payroll expenses due to lower headcount as Eos transitioned its efforts from research and development activities to focus on the commercial production of its next generation energy storage solution. The decrease is also due to lower depreciation expense from reduced investments in research and development equipment and a decline in materials associated with lower research and development activity.

General and Administrative Expenses

General and administrative expenses increased by $0.5 million or 8% from $7.2 million for the year ended December 31, 2018 to $7.7 million for the year ended December 31, 2019. The increase is primarily due to higher professional fees related to its formation of the joint venture HI-POWER LLC during the year ended December 31, 2019. This was offset a decrease in payroll costs associated with a decline in headcount as well as a reduction to rent expense from its decision to vacate office space leased from a related party.

Grant expense (income), net

Grant expense (income), net decreased by $1.9 million or 133% from $1.4 million for the year ended December 31, 2018 to $(0.5) million for the year ended December 31, 2019. The decrease results from the timing of reimbursements and level of research and development activity related to its grants from the CEC.

Sale of state tax attributes

Eos recognized income of $4.1 million and $4.5 million for years ended December 31, 2019 and 2018, respectively related to the sale of its state net operating losses and research and development credit carryforwards under the New Jersey Economic Development Authority Technology Business Tax Certificate Transfer Program.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture results from its portion of HI-POWER LLC’s losses incurred in connection with its organization and start-up expenses. The joint venture was established in August 2019.

Interest income

Interest income was not significant due to nominal investment balances during the years ended December 31, 2019 and 2018.

Interest expense — related party

Interest expense increased by $49.6 million from $0.1 million for the year ended December 31, 2018 to $49.7 million for the year ended December 31, 2019. Eos’s convertible notes issued during 2019 included an embedded feature that permits holders to demand immediate repayment of all outstanding principal and interest resulting in the immediate accretion of interest expense. During the year ended December 31, 2019, proceeds allocated to the issuance of convertible notes was $19.3 million and Eos recorded $49.7 million of interest expense related to these convertible notes that include a demand feature that could require repayment of principal and interest during 2019. During the year ended December 31, 2018, interest expense on convertible notes issued of $0.1 million was not material.

Loss on extinguishment of convertible notes — related party

The loss on extinguishment of convertible notes of $6.1 million is the result of the modification in April 2019 of convertible notes issued during 2018 and January 2019.

Change in fair value, embedded derivative

The change in fair value of $0.7 million reflects the fair value of the embedded derivative feature on its convertible notes that was recorded through earnings. This embedded feature was not included in the convertible notes issued in 2020.

Liquidity and Capital Resources

As of June 30, 2020, Eos had cash and cash equivalents of $0.9 million. As Eos historically have not generated revenues sufficient to cover its operating expenses, and do not generate positive cash flows from operations, its ability to continue as a “going concern” depends in part on its ability to raise sufficient capital as further discussed in Note 1 to its audited financial statements.

Since its inception, Eos has financed its operations primarily through funding received from the private placement of convertible notes and the issuance of common and preferred units. A portion of its convertible notes were issued to a related party that, together with its affiliates, has a beneficial ownership in its company that exceeds 10%. This related party also serves as the agent of for all of the convertible notes issued. The convertible notes are issued at a deep discount and have an effective interest rate in excess of 400% that reflects a demand feature requiring us to accrete the discount to interest expense over the period during which the principal and interest becomes payable to the holder. Eos raised proceeds of $19.3 million from the issuance of convertible bridge notes during the year ended December 31, 2019. During the six months ended June 30, 2020, Eos raised additional proceeds of $2.6 million from the issuance of convertible notes. As of June 30, 2020, the outstanding balance of the convertible notes was $85.6 million.

Concurrent to issuance of the convertible notes in 2019 and 2020, Eos entered into subscription agreements to sell preferred units equal to the principal balance of these convertible notes at a price of $0.50 per unit. During the year ended December 31, 2019, Eos allocated proceeds of $2.0 million to the issuance of 12.0 million preferred units and raised proceeds of $24.9 million from the issuance of 14.4 million preferred units for the year ended December 31, 2018. During the six months ended June 30, 2020, Eos raised proceeds of $0.5 million from the issuance of 3.0 million preferred units. At June 30, 2020, Eos had 68.2 million common units outstanding and 83.7 million preferred units outstanding. As of June 30, 2020, its preferred units were convertible into approximately 228.0 million common units.

Eos expects capital expenditures and working capital requirements to increase as Eos seeks to execute on its growth strategy. Eos believes that cash on hand following the consummation of the business combination, including the net proceeds from BMRG cash in trust (assuming de minimis redemptions by BMRG stockholders), and the PIPE will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement and sufficient to fund its operations until it commence commercial production. Eos may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in regulatory approval, supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. To the extent that its current resources are insufficient to satisfy its cash requirements, Eos may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Eos expects, Eos may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

On January 10, 2020, Eos entered into a one-year invoice securitization facility (the “LSQ Invoice Purchase Agreement Facility”) pursuant to (i) an Invoice Purchase Agreement (the “IPA”), as sellers, (the “Seller”), and LSQ Funding Group, L.C. (“LSQ”), as purchaser (the “Purchaser”). At the end of the initial one year term, Eos may elect to renew its commitment under the IPA. Under the terms of the IPA, Eos contributes certain invoices, related collections and security interests (collectively, the “Invoices”) to LSQ on a revolving basis. Under the terms of the IPA, Eos issues to the Purchasers an ownership interest in the Invoices for up to $3.5 million in cash proceeds. The proceeds are used to finance LSQ’s purchase of the Invoices from Eos.

The following table summarizes its cash flows from operating, investing and financing activities for the periods presented.

	Six Months Ended June 30,		Fiscal Year Ended
($ in thousands)	2020	2019	2019	2018
Net cash used in operating activities	$(1,012)	$(15,670)	$(23,834)	$(24,918)
Net cash used in investing activities	(1,951)	(602)	(2,900)	(1,697)
Net cash provided by financing activities	3,021	10,951	22,098	30,075

Cash flows from operating activities:

Eos’s cash flows used in operating activities to date have been primarily comprised of costs related to research and development, manufacturing of its initial energy storage products, and other general and administrative activities. As Eos continues towards commercial production, Eos expects its expenses related to personnel, manufacturing, research and development and general and administrative activities to increase.

Net cash used in operating activities was $1.0 million for the six months ended June 30, 2020 which is comprised of its net loss of $15.2 million, adjusted for non-cash interest expense on its convertible debt of $6.6 million and other non-cash charges that includes depreciation and amortization of $0.8 million, change in fair value of embedded derivative of ($0.7) million and other non-cash charges of $0.1 million. The net cash flows inflow from to changes in operating assets and liabilities was $7.6 million for the six months ended June 30, 2020, primarily driven by a decrease in accounts receivable from the sale of its state tax attributes of $4.1 million and an increase in accounts payable and accrued expenses of $2.4 million.

Net cash used in operating activities was $15.7 million for the six months ended June 30, 2019 which is comprised of its net loss of $42.2 million, adjusted for non-cash interest expense on its convertible debt of $17.5 million, change in fair value of embedded derivative of $1.7 million and other non-cash charges that includes depreciation and amortization of $1.1 million, impairment of property and equipment of $1.6 million and other non-cash charges of $0.2 million. The net cash flows outflow from to changes in operating assets and liabilities was $1.5 million for the six months ended June 30, 2019, primarily related to an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $23.8 million for the year-ended December 31, 2019, which is comprised of its net loss of $79.5 million, adjusted for non-cash interest expense on its convertible debt of $49.7 million and other non-cash charges that includes depreciation and amortization of $2.1 million, change in fair value of embedded derivative of $0.7 million, impairment of property and equipment of $1.6 million loss on extinguishment of convertible notes — related party of $6.1 million and other non-cash charges of $0.2 million. The net cash flows outflow from changes in operating assets and liabilities was $5.3 million for the year ended December 31, 2019 primarily related to an increase in accounts receivable from the sale of its state tax attributes of $4.1 million and a decrease in accounts payable and accrued expenses of $1.1 million.

Net cash used in operating activities was $24.9 million for the year-ended December 31, 2018 which is comprised of its net loss of $28.5 million, adjusted for non-cash charges of $4.0 million related primarily to depreciation and amortization and the impairment of property and equipment. The net cash flow outflow from changes in operating assets and liabilities was $0.4 million for the year ended December 31, 2018.

Cash flows from investing activities:

Eos’s cash flows from investing activities, have been comprised primarily of purchases of property and equipment. Capital expenditures totalled $1.4 million for the six months ended June 30, 2020 and $0.6 million for the six months ended June 30, 2019. Capital expenditures totalled $2.3 million for the year ended December 31, 2019 and $1.7 million for the year ended December 31, 2018.

In August 2019, Eos began to make investments in the HI-POWER joint venture, which has the exclusive rights to manufacture its battery systems in North America, subject to meeting certain performance targets. Eos’s initial financial commitment to this joint venture is $4.1 million in the form of cash and special purpose manufacturing equipment. During the latter half of 2019, Eos made cash contributions of $0.6 million to HI-POWER, and made additional contributions of $0.6 million during the six months ended June 30, 2020. The special purpose manufacturing equipment will be classified as property and equipment on its balance sheet until it is fully commissioned and operational and has produced the first ten megawatts per hour of commercial product.

Cash flows from financing activities:

Through June 30 2020, Eos has financed its operations primarily through the sale of common and preferred units and convertible notes.

Net cash provided by financing activities was $3.0 million for the six months ended June 30, 2020 and included proceeds from the issuance of convertible notes of $2.6 million and the issuance of preferred units of $0.5 million.

Net cash provided by financing activities was $11.0 million for the six months ended June 30, 2019 and included proceeds from the issuance of convertible notes of $11.8 million and the issuance of preferred units of $0.1 million. These proceeds were offset by a cash outflow related to the repayment of short-term notes payable of $1.0 million.

Net cash provided by financing activities was $22.1 million for the year ended December 31, 2019 and included proceeds from the issuance of convertible notes payable — related party of $19.3 million, and proceeds of $2.1 million attributable to the issuance of contingently redeemable preferred units. These proceeds were offset by a cash outflow related to the repayment of short-term notes payable of $1.0 million.

Net cash provided by financing activities was $30.1 million in the year ended December 31, 2018 and included proceeds from the issuance of preferred units of $24.9 million, convertible notes of $4.3 million and short-term notes payable of $1.0 million.

Off-Balance Sheet Arrangements

As a part of its working capital management, Eos sold certain grant receivables and state net operating losses through the LSQ Invoice Purchase Agreement Facility off-balance sheet arrangement described in the Liquidity and Capital Resources section. As of June 30, 2020, Eos sold $4.1 million of state tax attributes and $1.4 million of grant receivables under the invoice purchase agreement. Costs incurred on the sale was $0.1 million for the six months ended June 30, 2020. These amounts are recorded in interest expense in the statements of operations.

As of December 31, 2019 and December 31, 2018, Eos did not have any off balance sheet receivables outstanding nor did Eos incur any costs associated with off-balance sheet arrangements. Eos did not have any other material off-balance sheet arrangements as of June 30, 2020, December 31, 2019 and December 31, 2018.

Critical Accounting Policies and Use of Estimates

Eos’s consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles. In preparing its consolidated financial statements, Eos makes assumptions, judgments, and estimate its assumptions, judgments, and estimates on historical experience and various other factors that Eos believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. Eos regularly reevaluates its assumptions, judgments, and estimates.

Eos’s significant accounting policies are described in Note 1, “Nature of Operations and Summary of Significant Accounting Policies,” in the Notes to the audited financial statements. Eos’s most significant accounting policies, which reflect significant management estimates and judgment in determining amounts reported in its audited financial statements were as follows:

Inventory Valuation

Inventory is stated at the lower of cost or net realizable value. The Company capitalizes inventory costs when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed as research and development. Inventory is evaluated for impairment periodically for excess, obsolescence and for instances where the inventory cost basis in excess of its estimated net realizable value. In estimating a provision for excess, obsolete and slow-moving inventory, Eos considers such factors as competitor offerings, market conditions and the life cycle of the product. If inventory on-hand is determined to be excess, obsolete or has a carrying amount that exceeds its net realizable value, Eos will reduce the carrying amount to its estimated net realizable value.

In preparation with the launch of its next generation energy storage solution, Eos will begin building inventory levels based on its forecast for demand. A significant decrease in demand could result in an increase in the amount of excess inventory on hand, which could lead to additional charges for excess and obsolete inventory.

Convertible Notes Payable

Eos record conventional convertible debt in accordance ASC 470-20, Debt with Conversion and Other Options. Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Convertible instruments that are not bifurcated as a derivative, and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether their conversion prices create an embedded beneficial conversion feature at inception, or may become beneficial in the future due to potential adjustments. A beneficial conversion feature is deemed to be a nondetachable conversion feature that is “in-the-money” at the commitment date. The in-the-money portion, also known as the intrinsic value of the option, is recorded in equity, with an offsetting discount to the carrying amount of convertible debt to which it is attached. The intrinsic value of the beneficial conversion feature within its convertible debt, including amortization related of the debt discount recorded in connection with a beneficial conversion feature, was not material to its audited financial statements.

The convertible notes issued during 2019 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon either a qualified financing event or the noteholders’ put exercise. This feature resulted in the recognition of derivative assets with aggregate fair value of $0.1 million. Subsequent to the respective issuance dates during the six months ended June 30, 2020, an increase in fair value of $0.9 million was recorded through earnings. As of June 30, 2020, the feature was classified as a derivative liability, with a fair value of $1.0 million.

MANAGEMENT

Management and Board of Directors

Following the Closing, the current Eos management team will operate the combined company. Its officers, Joe Mastrangelo, Chief Executive Officer, Mack Treece, Chief Strategic Alliances Officer and Sagar Kurada, Chief Financial Officer, will continue in such positions. In addition, following the business combination, Russ Stidolph will serve as Chairman of the Company’s board of directors.

The board of directors of the Company following the Closing is expected to be comprised of seven directors, of which, in accordance with the terms of the Director Nomination Agreement, Daniel Shribman, Mimi Walters and Alex Dimitrief have been nominated by the Sponsor and Russell Stidolph, Joseph Mastrangelo, Krishna Singh and Audrey Zibelman have been nominated by the Seller, respectively.

The following persons with ages as of October 13, 2020 are anticipated to be the executive officers and directors of the Company following the Closing:

Name	Age	Position
Joe Mastrangelo	51	Chief Executive Officer
Sagar Kurada	42	Chief Financial Officer
Mack Treece	61	Chief Strategic Alliances Officer
Dr. Balakrishnan G. Iyer	46	Chief Commercial Officer
Daniel Shribman	36	Director
Russ Stidolph	45	Director
Dr. Krishna Singh	73	Director
Alex Dimitrief	61	Director
Andrey Zibelman	63	Director
Mariam “Mimi” Walters	58	Director

Joe Mastrangelo, 51, joined Eos as a board advisor in March 2018 and assumed the role of Chief Executive Officer in August, 2019. Before coming to Eos, Mr. Mastrangelo was president and chief executive officer of Gas Power Systems since September 2015. As an energy industry leader for the past two decades, Mr. Mastrangelo has extensive experience leading diverse teams to develop and deploy commercial scale projects around the world. Mr. Mastrangelo has broad operating experience across the energy value chain including serving as Chief Executive Officer of GE’s Power Conversion business, applying science and systems of power conversion to increase the efficiency of the world’s energy infrastructure. Mr. Mastrangelo spent ten years with GE Oil & Gas, in leadership roles in finance, quality, and commercial operations, culminating in being named a GE Corporate Officer in 2008. Joe began his career with GE in the company’s Financial Management Program and then joined GE’s Corporate Audit Staff. Originally from New York, Mr. Mastrangelo earned a Bachelor of Science in Finance from Clarkson University and an Associate of Science, Business Administration and Management from Westchester Community College.

Sagar C. Kurada, 42, joined Eos as Chief Financial Officer in July 2020. In this position, Mr. Kurada is responsible for the overall financial strategy and direction at Eos, overseeing all financial functions, he guides the controller, treasury, shareholder relations, accounting, tax, financial planning and internal audit functions to pursue the Eos’s aggressive growth strategy and meet its clients’ and investors’ expectations. Prior to joining Eos, Mr. Kurada acted as Chief Financial Officer of HighTower Advisors from August 2016 to November 2019. Mr. Kurada also served as Chief Executive Officer of multiple GE operating entities, and worked in the private equity consulting practice at FCM from July 2014 to July 2016. Throughout his 20-year career in financial strategy, planning, accounting, auditing, Mr. Kurada has established a reputation for building world-class teams and for aligning financial and business interests to support business strategy and high-growth. Sagar has led multiple equity and debt financings and raised in excess of $1 billion of capital to support business growth. Mr. Kurada holds a BS in Finance and Technology from Rensselaer Polytechnic Institute and MBA from Columbia Business School.

Mack Treece, 61, joined Eos as a consultant in March 2019 and assumed the role of Chief Financial Officer in March 2019. In June, 2020 Mr. Treece was appointed Chief Strategic Alliances Officer. Prior to Eos, Mack served as the Chief Executive Officer and Chief Financial Officer of Viridity Energy since November 2012, where he was responsible for all day-to-day operations, including sales, marketing, operations and finance. Mr. Treece has over 25 years of experience in senior management positions, with a specific focus on successfully scaling young companies into dominant market positions. Previously, Mr. Treece was the Chief Executive Officer and co-founder of ConnectFN and was responsible for the overall management and strategic direction of the company. Prior to ConnectFN, Mr. Treece served as President for Teliris where he led the telepresence provider’s Global Sales, Marketing, Finance and Operations. Mr. Treece also held several executive positions with increasing responsibility at Orange Business Services (formerly Equant). Mr. Treece began his career with Bell Atlantic, where he last held the position of Global Chief Financial Officer for Bell Atlantic International Wireless (BAIW) and Senior Vice President for Asia. Mr. Treece has lived and worked abroad as part of global organizations for more than 25 years. He has a B.S. in Finance and Marketing from the University of Virginia and a MBA in International Finance from Widener University.

Dr. Balakrishnan G. Iyer, 46, Dr. Iyer joined Eos on April 19th, 2020. Prior to Eos, Dr. Iyer was Co-founder and Chief Growth Officer of Utopus Insights since April 2017, a New York-based global renewable energy analytics company, recently acquired by Vestas. Dr. Iyer is a seasoned energy and utilities industry management professional, with rich experience driving business development for global conglomerates. Dr. Iyer successfully steered three startups from inception to exit, with investments from some of the largest utilities and financial investors worldwide. Dr. Iyer began his career at Schlumberger in June 1996 and previously served as Chief Operating Officer of Enel Green Power as part of their acquisition of BLP where he worked from July 2012 till April 2017 and as VP, Business Development at GE, where he drove technology developments for renewable energy and smart grid. He worked in GE in various roles from July 2000 till June 2012. Dr. Iyer earned a Master’s in Engineering from Binghamton University in New York, an MBA from New York University (NYU) Stern, and Joint Undergraduate and Master’s Degrees in Mechanical Engineering & Science from Birla Institute of Technology and Science (BITS) in India. In 2019, Dr. Iyer was conferred with an Honorary Degree of Doctor of Science by his alma mater, Binghamton University, for his contributions to the fields of sustainable energy and inclusive education.

Russell Stidolph, 45, has served as a director since 2014 and the chairman of the board of Eos since 2018. Mr. Stidolph is the founder AltEnergy, LLC a private equity firm focused on alternative energy investing, where he has served as Managing Director since 2006. Prior to forming AltEnergy, Mr. Stidolph was a Principal at J.H. Whitney & Co., LLC a middle-market private equity firm based in New Canaan, Connecticut. While at J.H. Whitney Mr. Stidolph was responsible for starting and developing the firm’s alternative energy investing practice where he was responsible for Hawkeye Renewables, LLC and Iowa Winds, LLC. Mr. Stidolph was both the Chief Financial Officer and Vice Chairman of Hawkeye Renewables, LLC before it was sold in 2006 to Thomas H. Lee Partners, LP. Prior to joining J.H. Whitney, Mr. Stidolph was a member of the corporate finance group at PaineWebber, Inc., that was responsible for high yield and leverage finance origination. Mr. Stidolph also acted as Senior Vice President and the Chief Financial Officer of Tres Amigas, LLC and he still sits on the Company’s Board of Directors, and was Chairman of the board of directors of Viridity Energy, Inc before it was sold to Ormat Technologies in 2017. Russell received a Bachelor of Arts degree from Dartmouth College.

Dr. Krishna Singh, 73, is the founder of Holtec International, a diversified energy technology company with nine major operations centers in seven countries on five continents, where he has served as president and chief executive officer since 1986. Dr. Singh has been active in the nuclear power industry since 1971 and is a widely-published author in with over 70 technical papers, one textbook and numerous symposia volumes. He is a prolific inventor with and a prolific inventor (119 patents granted, many pending). In addition to Holtec International, Dr. Singh serves on numerous advisory boards in the energy industry including the Nuclear Energy Institute and the University of California Nuclear Engineering Department. Dr. Singh also serves as a member of the board of overseers at the University of Pennsylvania School of Engineering and Applied Science and a director of the Washington DC Atlantic Counsel. Dr. Singh received his Ph.D. in Mechanical Engineering from the University of Pennsylvania, Philadelphia (1972), a M.S. in Engineering Mechanics also from Penn (1969), and a B.S. in Mechanical Engineering from BIT Sindri (Ranchi University), India (1967).

Alex Dimitrief, 61, is an experienced director, Chief Executive Officer, C-suite leader and general counsel who has steered varied energy-related and other global businesses through a wide range of complex commercial, legal and organizational challenges. He has previously served as a director of both public and non-public companies including The We Company, Synchrony Financial (NYSE: SF) and GE Capital Bank and presently sits on the Advisory Board of Cresset Capital Management. As President and Chief Executive Officer of General Electric’s Global Growth Organization, Mr. Dimitrief was responsible for driving GE’s growth in more than 180 countries. Under Mr. Dimitrief’s watch in 2018, GE achieved $76 billion in international orders and secured billions in financing for many of GE’s emerging market customers. As GE’s General Counsel, Mr. Dimitrief served as the principal executive advisor to GE’s Board and led a global team responsible for GE’s legal matters, compliance, SEC reporting, government affairs and environmental safety programs. In previous roles at GE, Mr. Dimitrief was a leader of the transformation of GE Capital (including the IPO/split-off of Synchrony Financial) and led joint venture negotiations for GE Energy in China and Russia. In announcing Mr. Dimitrief’s retirement from GE in January 2019, Chief Executive Officer Larry Culp described Mr. Dimitrief as “one of the most respected leaders at GE” who “effectively represented GE before governments, regulators and customers throughout the world and is widely recognized as a compelling champion of integrity, transparency and the rule of law.” In 2007, Mr. Dimitrief came to GE from after 20 years as a senior partner at Kirkland & Ellis LLP, where he “first chaired” and regularly advised Boards about securities, restructuring, intellectual property, product liability, environmental, governance and commercial disputes. Mr. Dimitrief earned his B.A. from Yale College and his J.D. from Harvard Law School.

Marian “Mimi” Walters, 58, is Chief Commercial Officer for Leading Edge Power Solutions, LLC since November 2019. She is a former Member of the U.S. House of Representatives (the “House”) from California’s 45th District where she worked on key legislation, business and policy initiatives related to energy, technology, environmental and healthcare and served from 2015 to 2019. As a member of the leadership of the House, Ms. Walters served on the influential Energy and Commerce Committee, and was a member of the Communications and Technology, Digital Commerce and Consumer Protection, and Oversight and Investigations subcommittees. Prior to her election to the, Ms. Walters was a member of the California State Senate, from 2008 to 2012 in the 33rd district and from 2012 to 2015 in the 37th district, where she served on the Banking and Financial Institutions Committee and was Vice Chair of the Appropriations Committee. She previously served in the California State Assembly, and mayor and council member for the City of Laguna Niguel. Prior to her career in public service, Ms. Walters was an investment professional at Drexel Burnham Lambert and Kidder, Peabody & Co. She earned a B.A. in political science from the University of California, Los Angeles.

Audrey Zibelman, 63, is Managing Director and Chief Executive Officer of the Australian Energy Market Operator (“AEMO”), responsible for overseeing AEMO’s strategy, operations and administrative functions. In addition to taking on role as Chief Executive Officer of AEMO, Ms. Zibelman also serves on the CSIRO Energy Advisory Committee, the Melbourne Energy Institute’s Advisory Board, and as a Director of the Melbourne Recital Centre and the Advanced Energy Economy Institute. Ms. Zibelman has extensive experience in the public, private and not-for profit energy and electricity sectors in the United States. Prior to joining AEMO in March 2017, her roles included Chair of the New York State Public Service Commission (“NYPSC”), from August 2013 to March 2018, Executive Vice President and Chief Operating Officer of system operator PJM from January 2008 to February 2013, executive roles with Xcel Energy, from 1992 to 2004, one of the United States largest integrated gas and electricity utilities and served on a number of energy industry advisory groups and Boards. During her tenure at the NYPSC, Ms. Zibelman led the design and implementation of extensive regulatory and retail market changes to modernize and transform the state’s electricity industry under New York Governor Andrew M. Cuomo’s ‘Reforming the Energy Vision’ plan. A recognized national and international expert in energy policy, markets and Smart Grid innovation, Ms. Zibelman is a Founder and past President and CEO of Viridity Energy, Inc., which she formed after more than 25 years of electric utility industry leadership experience in both the public and private sectors. Previously, Ms. Zibelman was the Executive Vice President and Chief Executive Officer of GO15 member organization, PJM, a regional transmission organization responsible for operating the power grid and wholesale power market which serves fourteen states across the eastern United States. Ms. Zibelman also held legal and executive positions at Xcel Energy, served as General Counsel to the New Hampshire Public Utilities Commission, and was Special Assistant Attorney General in the Minnesota Attorney General’s Office. During her career, Ms. Zibelman has served on numerous industry-related and non-profit boards, including, but not limited to the Midwest and Mid-Atlantic Reliability Councils. Ms. Zibelman’s board experience also includes Advisor to Secretary of Energy for the U.S. Department of Energy and Advisory Council, New York State Energy Research and Development Authority, the New York State Planning Board and the New York State Emergency Planning Council. Ms. Zibelman received her B.A. from Penn State University, her Executive MBA from University of Minnesota — Carlson School of Management and her J.D. from Hamline University of Law.

Board Composition

The Company’s business affairs will be managed under the direction of our board of directors. Our board of directors is expected to consist of seven members.

The Company’s Proposed Charter provides that the number of directors, which will be initially fixed at seven members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors will be divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors will hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the Class I directors, consisting of Marian “Mimi Walters” and Audrey Zibelman, will expire at the Company’s annual meeting of stockholders in 2021. The term of office of the Class II directors, consisting of Joe Mastrangelo and Alex Dimitrief, will expire at expires at the Company’s annual meeting of stockholders in 2022. The term of office of the Class III directors, consisting of Russ Stidolph, Krishna P. Singh and Daniel Shribman, will expire at the Company’s annual meeting of stockholders in 2023.

Director Independence

Upon the Closing, we anticipate that the size of the Company’s board of directors will be seven directors, three of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Alex Dimitrief, Audrey Zibelman, Marian “Mimi” Walters, Daniel Shribman, Russ Stidolph will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Nasdaq rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of a listed company or any other individual having a relationship which, in the opinion of a listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Effective upon Closing, our board of directors will establish the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The proposed composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alex Dimitrief	Audrey Zibelman	Alex Dimitrief*
Audrey Zibelman	Mimi Walters	Russ Stidolph
Daniel Shribman*	Russ Stidolph*	Mimi Walters

____________

*        Denotes chairman

Audit Committee

The Company’s audit committee will oversee the Company’s corporate accounting and financial reporting process. Among other matters, the audit committee will:

•        appoint our independent registered public accounting firm;

•        evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•        determine the engagement of the independent registered public accounting firm;

•        review and approve the scope of the annual audit and the audit fee;

•        discuss with management and the independent registered public accounting firm the results of the annual audit and the review of the Company’s quarterly financial statements;

•        approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitor the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        be responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•        review the Company’s critical accounting policies and estimates; and

•        review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be Alex Dimitrief and Audrey Zibelman, with Daniel Shribman serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. We anticipate that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Daniel Shribman qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:

•        review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•        evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•        recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•        review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of the Company’s compensation committee will be Audrey Zibelman and Mimi Walters, with Russ Stidolph serving as the chair of the committee. We anticipate that each of the members of the Company’s compensation committee will be independent under the applicable rules of Nasdaq, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors will adopt a written charter for the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing the Company’s corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The initial members of the Company’s nominating and corporate governance committee will be Russ Stidolph and Mimi Walters, with Alex Dimitrief serving as the chair of the committee. We anticipate that each of the members of the Company’s nominating and corporate governance committee will be an independent director under the applicable rules of Nasdaq relating to nominating and corporate governance committee independence.

Code of Ethics

Effective upon the Closing, the Company will adopt a code of ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The Company expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of the prospectus.

Limitation on Liability and Indemnification Matters

The Proposed Charter that will become effective immediately following the business combination contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to the Company or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective immediately following the business combination and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

Post-Combination Company Executive Compensation

Following the Closing, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.

Director Compensation

Following Closing, the Company’s compensation committee will determine the annual compensation to be paid to the members of our board of directors.

B. Riley Principal Merger Corp. II 2020 Incentive Plan

The combined company intends to establish the B. Riley Principal Merger Corp. II 2020 Incentive Plan.

EXECUTIVE COMPENSATION

BMRG

The following disclosure concerns the compensation of BMRG’s officers prior to the business combination.

Prior to the Closing, none of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some of our executive officers have economic interests in our Sponsor. After the Closing, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management” herein.

Eos

The following disclosure covers the material components of the compensation for Eos’s principal executive officer and its other most highly compensated executive officer, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2019 (i.e., pre-business combination). This section should be read in conjunction with Eos’s financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for (i) all individuals who served as our principal executive officer or in a similar capacity during fiscal year ended December 31, 2019, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of the fiscal year ended December 31, 2019, and (ii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii), but for the fact that the individual was not serving as an executive officer as of the fiscal year ended December 31, 2019. We refer to these executive officers collectively as the named executive officers (“NEOs”). This section should be read in conjunction with Eos’s financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. For fiscal year ended December 31, 2019, the NEOs were:

•        Joe Mastrangelo, Eos’s Chief Executive Officer;

•        Mack Treece, Eos’s Chief Financial Officer;

•        Michael Oster, Eos’s former Chief Executive Officer; and

•        George Adamson, Eos’s former Chief Technology Officer.

Mr. Oster resigned as Eos’s Chief Executive Officer on March 30, 2019, and Mr. Mastrangelo was appointed as principal executive officer. Effective August 1, 2019, Mr. Mastrangelo formally assumed the title of Chief Executive Officer. Mr. Adamson resigned as the Chief Technology Officer on October 10, 2019, and such office was dissolved effective of his resignation. Mr. Treece was appointed Chief Financial Officer effective March 5, 2019. Effective as of June 1, 2020, Mr. Treece also assumed the title of Chief Strategic Alliances Officer. As of July 6, 2020, Sagar Kurada assumed the office of Chief Financial Officer from Mr. Treece.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of Eos’s NEOs for 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joe Mastrangelo(1),	2019	$203,680	$0	$0	$84,782	(2)	$288,462
Chief Executive Officer
Mack Treece(3),	2019	$0	$0	$0	$300,000	(4)	$300,000
Chief Financial Officer
Michael Oster(5),	2019	$60,923	$0	$0	$0		$60,923
Chief Executive Officer
George Adamson(6),	2019	$213,462	$0	$0	$26,220	(7)	$213,462
Chief Technology Officer

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(1)      Mr. Mastrangelo was appointed Chief Executive Officer on August 1, 2019. Mr. Mastrangelo’s fiscal 2019 compensation includes compensation paid in fiscal 2019 prior to his appointment as Chief Executive Officer. Mr. Mastrangelo does not receive compensation for his service as a director.

(2)      For fiscal 2019, Mr. Mastrangelo received a car allowance of $3,575, $17,250 in residential expenses and $63,957 in business travel expense reimbursement.

(3)      Mr. Treece was appointed Chief Financial Officer on March 5, 2019.

(4)      This amount represents $150,000 in consulting fees received by Mr. Treece pursuant to its March 5, 2019 Consulting Agreement as further described below, and deferred accrued cash compensation of $80,000 and options to purchase common units valued at an aggregate of $70,000, each pursuant to Mr. Treece’s Consulting Agreement. Eos intends to pay Mr. Treece all amounts of deferred compensation in connection with the Closing of the contemplated business combination transaction.

(5)      Mr. Oster resigned as the Chief Executive Officer and director of Eos on March 30, 2019. The compensation paid in fiscal 2019 is for the period January 1, 2019 through his termination date of March 30, 2019. Mr. Oster remains a director of Eos and does not receive any compensation for his service as a director.

(6)      Mr. Adamson resigned as the Chief Technology Officer and director of Eos on October 10, 2019. The compensation paid in fiscal 2019 is for the period January 1, 2019 through his termination date of October 10, 2019. Mr. Oster remains a director of Eos and does not receive any compensation for his service as a director.

(7)      Mr. Adamson received $26,220 in accrued vacation time upon termination of his employment.

Employment Agreements

Employment Offer Letter with Mr. Mastrangelo

In connection with the engagement of Mr. Mastrangelo as a board advisor, we entered into an employment offer letter dated as of July 26, 2018.

The employment offer letter contained the following material compensation terms:

•        base compensation consisting of a $25,000 monthly consulting fee, which increased to $400,000 per year upon appointment as full time Chief Executive Officer on August 1, 2019; and

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, and an annual car allowance of $7,796.

Mr. Mastrangelo’s employment offer letter was terminated and replaced with an employment agreement effective as of June 22, 2020, as further described below.

Employment Agreement with Mr. Mastrangelo

Effective as of June 22, 2020 Eos entered into an Employment Agreement with Mr. Mastrangelo, which replaced and terminated Mr. Mastrangelo’s employment offer letter.

The employment agreement contains the following material compensation terms:

•        base compensation of $400,000 per year based on full-time employment;

•        annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, to be prorated for the 2020 fiscal year;

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

•        an initial option grant of 12,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

•        an additional option grant of 6,000,000 common units with an exercise price of $0.50 per unit, vesting in full upon the successful completion of an equity financing transaction occurring prior to June 23, 2023;

If Mr. Mastrangelo is terminated without “cause” or resigns for “good reason” he will be entitled to a cash payment equal to twelve months base compensation, payable in periodic installments, subject to his execution and non-revocation of a release of claims against Eos and continued compliance with certain restrictive covenants.

Consulting Agreement with Mr. Treece

In connection with the engagement of Mr. Treece as a consultant, we entered into a consulting agreement dated as of March 5, 2019.

The consulting agreement contains the following material compensation terms:

•        base compensation consisting of a $15,000 monthly consulting fee;

•        accrued cash compensation of $8,000 per month, payable upon the closing of an equity financing by the Company;

•        monthly grants of equity units of the Company, valued at $7,000 per month; and

•        services-related expense reimbursement.

Mr. Treece’s consulting agreement was terminated and replaced with an employment agreement effective as of June 1, 2020, as further described below.

Employment Agreement with Mr. Treece

Effective as of June 1, 2020 Eos entered into an Employment Agreement with Mr. Treece, which replaced and terminated Mr. Treece’s consulting agreement.

The employment agreement contains the following material compensation terms:

•        base compensation of $325,000 per year based on full-time employment;

•        annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, beginning in the calendar year Eos successfully closes an equity financing;

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

•        an initial option grant of 1,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

•        an additional option grant of 1,000,000 common units with an exercise price equal to the then-current fair market value of unit, to be granted upon the successful completion of an equity financing transaction prior to termination of employment for any reason, which will vest in equal amounts annually over three years after grant.

If Mr. Treece is terminated without “cause” or resigns for “good reason” he will be entitled to (i) a lump sum cash payment equal to six months base compensation, and (ii) a prorated amount of any annual bonus otherwise payable during the calendar year of termination, each subject to his execution and non-revocation of a release of claims against Eos and continued compliance with certain restrictive covenants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
George Adamson(1)	27,675	9,225	$1.10	1/14/2021
	58,540	58,540	$1.75	1/16/2022
	31,250	93,750	$1.75	4/10/2023

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(1)      All options in the table above were granted under the Company’s 2012 Equity Incentive Plan and vests annually in equal tranches over four years from the grant date. Following Mr. Adamson’s resignation, and as of January 8, 2020, all of Mr. Adamson’s outstanding options expired pursuant to their terms.

Health and Retirement Benefits

Eos provides medical, dental, vision, life insurance and disability benefits to all eligible employees. The NEOs are eligible to participate in these benefits on the same basis as all other employees.

Director Compensation

Following the completion of the business combination, the Company’s compensation committee will determine the annual compensation to be paid to the members of our board of directors.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the business combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect as of the effective time of the business combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 201,000,000 shares of capital stock, consisting of (x) 200,100,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. The outstanding shares of common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Merger Agreement, the Equity Commitment Letter and any other equity financing agreements that may be entered into prior to Closing will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were outstanding 22,525,000 shares of BMRG common stock, of which 17,500,000 were public shares, held of record by one holder, and 650,000 of which were private placement shares, held by the Sponsor, 4,375,000 were shares of Class B common stock, held by our initial stockholders, and there were no shares of preferred stock outstanding, and 9,075,000 warrants outstanding held of record by one holder. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The Proposed Charter provides that the common stock will have identical rights, powers, preferences and privileges to current Class A common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors will be classified into three (3) classes, designated as Class I, Class II and Class II. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Closing; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Preferred Stock

The Company’s Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. BMRG has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that we will not do so in the future.

Capital Structure Prior to the Business Combination

The following is a summary of BMRG’s authorized share capital prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 4,375,000 shares of Class A common stock, subject to adjustment, in accordance with the terms of the Current Charter. In addition, each of BMRG’s outstanding whole warrants will entitle the holder thereof to purchase one share of common stock in accordance with its terms.

Units

Public Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Private Placement Units

Each private placement unit consists of one share of Class A common stock and one-half of one private placement warrant.

Common Stock

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our Current Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two (2) business days prior to the Closing including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares. The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of the business combination.

Pursuant to the Current Charter, BMRG has until November 22, 2021 to complete the business combination. If we are unable to complete our business combination by that date (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by November 22, 2021.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described herein.

Private Placement Shares

The shares of Class A common stock underlying the private placement units are identical to shares of Class A common stock that underlie the public units, except that the private placement shares are not be transferable, assignable or salable until thirty (30) days after the completion of our initial business combination subject to certain exceptions.

Founder Shares

The founder shares are identical to the shares of Class A common stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with a stockholder vote to approve an amendment to our Current Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by November 22, 2021 and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to complete our initial business combination by November 22, 2021, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit the business combination to our public stockholders for a vote, the Sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares or private placement shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of our initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with our initial business combination (including the shares, but not the warrants, underlying the forward purchase units), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of Class A common stock by public stockholders), including all shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the Closing (excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in the initial business combination and any private placement units issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis). We cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for the business combination; (ii) negotiation with Class A stockholders on structuring an business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Class B common stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B common stock, but would reduce the percentage ownership of holders of our Class A common stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our common stock. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A common stock issues in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our Current Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have antitakeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time thirty (30) days after the Closing. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrant will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two (2) units, you will not be able to receive or trade a whole warrant. The warrants will expire five (5) years after Closing, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

As soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within sixty (60) business days following the business combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three (3) business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. If the Company call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Class A common stock if the Company does not complete the business combination by November 22, 2021 or (e) in connection with the redemption of the Company’s public shares upon the Company’s failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the Closing (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the business combination, and (z) the volume weighted average trading price of the Class A common stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates the business combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 22, 2020 with the SEC File No. 001-39291) for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by members of the Sponsor or its permitted transferees. Otherwise, the private placement warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until thirty (30) days after the Closing, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the Sponsor, will not be exercisable more than five (5) years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

The Company has not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to an business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights Agreement

The holders of founder shares, private placement units, private placement shares, private placement warrants, shares of Class A common stock underlying the private placement warrants, and securities that may be issued upon conversion of Working Capital Loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the IPO registration statement and may not exercise its demand rights on more than one occasion.

In connection with the Closing, the Company and the Securityholder (as defined therein) will enter into the Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company will have certain obligations to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Proposed Charter and Bylaws

The Company’s Proposed Charter, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding (as of October 13, 2020, there were 22,525,000 shares of BMRG common stock outstanding); or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement units, and the securities underlying the foregoing, as applicable, pursuant to Rule 144 without registration one year after the Company has completed our initial business combination.

We anticipate that following the Closing, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our voting common stock as of October 22, 2020 (pre-business combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Merger Agreement), assuming that no public shares are redeemed, and alternatively that 10,570,000 public shares are redeemed, in each case by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

•        each of our current executive officers and directors;

•        each person who will become a named executive officer or director of the Company following the Closing; and

•        all current executive officers and directors of the Company, as a group, and all executive officers and directors of the Company following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

Pursuant to our Current Charter, each share of Class A common stock and each share of Class B common stock entitles the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A common stock and Class B common stock (which shares, upon the Closing, will be automatically converted into shares of Class A common stock in accordance with the Current Charter).

The beneficial ownership of our voting common stock prior to the business combination is based on 22,525,000 shares of common stock outstanding as of October 22, 2020, of which 18,150,000 shares were Class A common stock and 4,375,000 shares were Class B common stock. The beneficial ownership of our voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 56,525,000 shares of common stock outstanding, which number includes the 30,000,000 shares of common stock to be issued to the Sellers pursuant to the Merger Agreement, of which, 2,066,440 represent shares of Company common stock issuable upon the exercise of options held by certain Eos securityholders as of the Closing. The beneficial ownership of our voting common stock after the business combination, assuming the redemption of 10,570,000 shares of Class A common stock, is based on 45,955,000 shares of common stock outstanding.

The expected beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the business combination under the B. Riley Principal Merger Corp. II 2020 Incentive Plan, but do take into account (1) the shares of Class A common stock to B. Riley and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing, (2) the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock that will become exercisable thirty (30) days following the Closing and (3) the Sponsor Earnout Shares.

			After the business combination
	Prior to the business combination		Assuming No Redemptions			Assuming Redemption of 10,570,000 Public Shares
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares		%	Number of Shares		%
Current Executive Officers and Directors
B. Riley Financial, Inc.(1)	4,995,000	22.18	6,478,076	(2)	11.46	6,478,076	(2)	14.10
Patrick J. Bartels, Jr.	20,000	*	20,000		*	20,000		*
James L. Kempner	20,000	*	20,000		*	20,000		*
Timothy M. Presutti	20,000	*	20,000		*	20,000		*
Bryant R. Riley(1)	4,995,000	22.18	6,478,076	(2)	11.46	6,478,076	(2)	14.10
Daniel Shribman(3)	—	—	—		—	—		—
Robert Suss	20,000	*	20,000		*	20,000		*
Kenneth Young(3)	—	—	—		—	—		—
All Current Executive Officers and Directors as a Group (Seven Individuals)	5,075,000	22.53	6,558,076		11.60	6,558,076		14.27
Executive Officers and Directors After the Business Combination
Joe Mastrangelo(4)	—	—	—		—	—		—
Mack Treece(4)	—	—	—		—	—		—
Sagar Kurada(4)	—	—	—		—	—		—
Dr. Balakrishnan G. Iyer(4)	—	—	—		—	—		—
Russell Stidolph(5)(7)(8)	—	—	6,637,608		11.74	6,637,608		14.44
Daniel Shribman(3)	—	—	—		—	—		—
Krishna Singh(6)(8)	—	—	2,345,593		4.15	2,345,593		5.1
All Executive Officers and Directors After the Business Combination as a Group (Seven Individuals)	—	—	8,983,201		15.89	8,983,201		19.55
5% Holders:
AltEnergy, LLC(7)(8)	—	—	6,459,912		11.42	6,459,912		14.06
B. Riley Financial, Inc.(1)	4,995,000	22.18	6,478,076	(2)	11.46	6,478,076	(2)	14.10

____________

*        less than 1%

(1)      Represents (i) 4,945,000 shares held by our Sponsor and (ii) 50,000 shares held by BRC Partners Opportunity Fund, LP (“BRC”). B. Riley Principal Investments, LLC (“BRPI”) is the managing member of our Sponsor and is a wholly-owned subsidiary of B. Riley Financial. Bryant R. Riley is the Chairman of the Board of Directors and Co-Chief Executive Officer of B. Riley Financial, the Chief Investment Officer of BRC and has ultimate voting and dispositive control over the securities held by our Sponsor and BRC. Each of BRPI and Mr. Riley disclaims beneficial ownership over any securities directly held by our Sponsor or BRC other than to the extent of any pecuniary interest it may have therein, directly or indirectly. Pre-business combination amounts held by our Sponsor consist of founder shares, which will convert into shares of Class A common stock at the Closing, and 650,000 private placement shares that were purchased by our Sponsor as part of the private placement units in the IPO. Post-business combination amounts include (i) up to 1,158,076 PIPE Shares that may be issued to B. Riley Financial pursuant to the terms of the Equity Commitment Letter, (ii) 325,000 shares of common stock issuable upon the exercise of the private placement warrants, (iii) 1,718,000 Sponsor Earnout Shares and (iv) 50,000 shares of common stock held by BRC. Following the Closing and upon achievement of certain earnout conditions, the 1,718,000 Sponsor Earnout Shares will be distributed by the Sponsor to its members, including Daniel Shribman.

(2)     Includes up to 1,158,076 PIPE Shares that may be issued to B. Riley Financial pursuant to the terms of the Equity Commitment Letter and 325,000 shares of common stock issuable upon the exercise of the private placement warrants.

(3)      Messrs. Shribman and Young hold economic interests in the Sponsor and pecuniary interests in the securities beneficially owned by the Sponsor. Each of such individuals disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Following the Closing and upon achievement of certain earnout conditions, the 1,718,000 Sponsor Earnout Shares will be distributed by the Sponsor to its members, including Daniel Shribman.

(4)     Each of Messrs. Mastrangelo, Treece, Kurada, Stidolph and Iyer hold options exercisable for shares of the Company’s common stock as part of the total merger consideration of 30,000,000 shares set forth in the Merger Agreement. These options are subject to certain vesting provisions.

(5)      Mr. Stidolph holds 177,696 shares of common stock and has a pecuniary interest in 6,459,912 shares held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II (collectively, the “AltEnergy Shares”). Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of each of the above referenced entities is 137 Rowayton Avenue, Rowayton, CT 06853.

(6)      Represents securities held directly by Holtec International, or Holtec, and Singh Real Estate Enterprises Inc., or Singh Real Estate. Mr. Singh is the sole stockholder of each of Holtec International and Singh Real Estate, and has voting and dispositive power with respect to such shares. The address of both Holtec International and Singh Real Estate Enterprises, Inc. is 1 Holtec Blvd, Camden, NJ 08104.

(7)      Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)      As disclosed under “Indemnification” on page 78, 40% of these shares are pledged to BMRG for the benefit of certain indemnitees and may not be transferred until the date that is the earlier of (i) September 7, 2022; and (ii) the date on which the specified indemnified matters pursuant to the Merger Agreement have been finally resolved, and either (x) no obligations are due and payable as a result thereof, or (y) all obligations have been paid to the indemnitees in full.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 4,000,000 shares of Class A common stock. In connection with the Closing, each share of Class A common stock will be reclassified as a share of common stock. The Selling Stockholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A common stock other than through a public sale. In addition, unless otherwise stated or unless the context otherwise requires, the terms “Class A common stock” and “common stock” in this section refer to the outstanding shares of the Company.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Class A common stock held by each Selling Stockholder immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) none of the holders of public shares elect to redeem their shares in connection with the Special Meeting, (ii) the business combination is approved by the BMRG stockholders, (iii) the PIPE Investment closes immediately prior to the Closing, (iv) the Closing occurs and (v) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In the event the business combination is not approved by BMRG stockholders or the other conditions precedent to the consummation of the business combination are not met, then the PIPE Shares will not be issued and BMRG will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
Name and Address of Beneficial Owner(2)	Number	%(1)	Number	Number	%
Entities affiliated with AltEnergy, LLC(3)	96,750	*	96,750	1,539,256	*
Funds and accounts managed by B. Riley Financial, Inc.(4)	7,293,076	32.4	2,298,076	5,345,000	*
Trust accounts associated with Bryant Riley(5)	7,343,076	32.6	50,000	5,345,000	*
Cannonbury Investments Limited(6)	9,000	*	9,000	—	—
Chester M. Eng(7)	1,250	*	1,250	—	—
David Henry(8)	2,500	*	2,500	—	—
Denman Street, LLC(9)	20,000	*	20,000	—	—
Difesa Master Fund, LP(10)	30,000	*	30,000	—	—
American Financial Group, Inc.(11)	40,000	*	40,000	—	—
John B. Berding Irrevocable Children’s Trust(12)	40,000	*	40,000	—	—
Matthew Feinberg(13)	50,000	*	50,000	—	—
Matthew G. Cribbins(14)	4,500	*	4,500	—	—
Ospraie Partners LLC(15)	15,000	*	15,000	—	—
Patrice McNicoll(16)	50,000	*	50,000	—	—
Peter Davidson(17)	10,000	*	10,000	—	—
PGF Family Corp(18)	90,000	*	90,000	—	—
Funds and accounts managed by Reservoir Capital(19)	125,000	*	125,000	—	—
Survivor’s Trust Under the Riley Family Trust U/A 6/20/89(20)	10,000	*	10,000	—	—
Funds and accounts managed by Cannell Capital LLC(21)	500,000	1.9	500,000	—	—

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
Name and Address of Beneficial Owner(2)	Number	%(1)	Number	Number	%
Whipstick Ventures LLC(22)	9,000	*	9,000	—	—
WOCAP Global Opportunity Investment Partners, L.P.(23)	150,000	*	150,000	—	—
Ardsley Partners Renewable Energy Fund, L.P.(24)	200,000	*	200,000	—	—
Babcock & Wilcox Enterprises, Inc.(25)	200,000	*	200,000	—	—

____________

*        Represents beneficial ownership of less than 1%.

(1)      The percentage of beneficial ownership before this offering is calculated based on 22,525,000 shares of common stock outstanding, of which 18,150,000 shares were Class A common stock and 4,375,000 shares were Class B common stock, as of October 23, 2020. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)      Unless otherwise indicated, the address of each stockholder is 299 Park Avenue, 21st Floor, New York, New York 10171.

(3)      Includes (i) 22,500 PIPE Shares held by AltEnergy Storage Bridge Phase II, LLC and (ii) 74,250 PIPE Shares held by AltEnergy Storage Bridge, LLC (together, the “AltEnergy Entities”). Russell Stidolph is the managing director of AltEnergy, the managing member of each of the AltEnergy Entities and has voting and dispositive power over the securities held by the AltEnergy Entities. Following the Closing, AltEnergy will beneficially own more than 5% of the Company’s outstanding shares of common stock. The address of the AltEnergy Entities is 137 Rowayton Avenue, Rowayton, CT 06853. The number of shares included in the column entitled “Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby” reflects the issuance to the AltEnergy Entities of an aggregate of 1,539,256 shares of common stock in connection with the Closing.

(4)      The number of shares beneficially owned before this offering includes (i) 1,000,000 PIPE Shares held by B. Riley Principal Investments, LLC (“BRPI”), (ii) 140,000 PIPE Shares held by BRC Partners Opportunity Fund, L.P. (“BRC”), (iii) 50,000 shares of Class A common stock underlying public units held by BRC, (iv) up to 1,158,076 PIPE Shares that may be held by B. Riley Financial pursuant to the terms of the Equity Commitment Letter, (v) 4,295,000 founder shares held by the Sponsor and (vi) 650,000 shares of Class A common stock underlying private placement units held by the Sponsor. The number of shares beneficially owned after the sale of the shares registered in this offering includes (i) 50,000 shares of common stock underlying public units held by BRC, (ii) 25,000 shares of common stock underlying public warrants held by BRC, (iii) 4,295,000 founder shares held by the Sponsor, (iv) 650,000 shares of common stock underlying private placement units held by the Sponsor and (v) 325,000 shares of common stock underlying private placement warrants held by the Sponsor. BRPI is the sole member of the Sponsor and is a wholly-owned subsidiary of B. Riley Financial. BRC Partners Management GP, LLC (“BRPGP”) is the general partner of BRC, B. Riley Capital Management, LLC (“BRCM”) is the parent company of BRPGP and B. Riley Financial is the parent company of BRCM. B. Riley Financial has voting and dispositive power over the securities held by each of BRPI and BRC. Bryant Riley is the Chairman and Co-Chief Executive Officer of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Each of BRPI and Mr. Riley disclaims beneficial ownership over any securities directly held by the Sponsor or BRC other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly. The address for this stockholder is 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025.

(5)      The number of shares beneficially owned before this offering includes (i) 20,000 PIPE Shares held by Bryant and Carleen Riley JTWROS, (ii) 5,000 PIPE Shares held by Bryant Riley C/F Abigail Riley UMTA CA, (iii) 5,000 PIPE Shares held by Bryant Riley C/F Charlie Riley UMTA CA, (iv) 5,000 PIPE Shares held by Bryant Riley C/F Eloise Riley UMTA CA, (v) 5,000 PIPE Shares held by Bryant Riley C/F Susan Riley UMTA CA (collectively, the “Trusts”) and (vi) an aggregate of 7,293,076 shares of common stock beneficially held by B. Riley Financial as described in footnote (4) above. The number of shares beneficially owned after the sale of the shares registered in this offering includes 5,345,000 shares of common stock beneficially held by B. Riley Financial as described in footnote (4) above. Bryant Riley is custodian of each of the Trusts and has voting and dispositive power with respect to the securities held by the Trusts. See footnote (4) above for Bryant Riley’s relationship to the Sponsor and B. Riley Financial. In addition, Bryant Riley is the Chairman and Co-Chief Executive Officer of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Mr. Riley disclaims beneficial ownership over any securities directly or indirectly held by B. Riley Financial other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for each of the Trusts is 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025.

(6)      W. Geoffrey Beattie has voting and dispositive power with respect to the securities held by this stockholder. The address of this stockholder is 17 Prince Arthur Ave., 3rd Floor, Toronto, ON M5R 1B2, Canada.

(7)      The address of this stockholder is 9151 Ambercreek Drive, Cincinnati, OH 45237.

(8)      The address of this stockholder is 33 Middle Street, Amherst, NH 03031.

(9)      Denman Street, LLC is managed by John B. Berding. Mr. Berding has voting and dispositive power with respect to the securities held by this stockholder. The address of this stockholder is 4705 Burley Hills Drive, Cincinnati, OH 45243.

(10)    Andrew Cohen is the Chief Investment Officer of Difesa Master Fund, LP and has voting and dispositive power with respect to the securities held by this stockholder. The address of this stockholder is 40 West 57th Street, Suite 2020, New York, NY 10019.

(11)    Includes Great American Insurance Company and Great American Life Insurance Company (the “Great American Entities”). Each of the Great American Entities is a wholly-owned subsidiary of American Financial Group, Inc. The address of these stockholders is 301 E. Fourth Street, Cincinnati, OH 45202.

(12)    Susan M. Berding is the trustee of this stockholder and has voting and dispositive power with respect to the securities held by this stockholder. The address of this stockholder is 4705 Burley Hills Drive, Cincinnati, OH 45243.

(13)    The address of this stockholder is 119 Cross Ridge Road, New Canaan, CT 06840.

(14)    The address of this stockholder is 77 Hazelton Ave., Toronto, ON M5R 2E3, Canada.

(15)    Dwight Anderson has voting and dispositive power with respect to the securities held by this stockholder. The address of this stockholder is 437 Madison Avenue, 28th Floor, New York, NY 10022.

(16)    The address of this stockholder is 215 W 78th Street, New York, NY 10024.

(17)    The address of this stockholder is 41 Madison Avenue, 31st Floor, New York, NY 10010.

(18)    The address of this stockholder is 17 Prince Arthur Avenue, 3rd Floor, Toronto, ON M5R 1B2, Canada.

(19)    Includes (i) 11,954 PIPE Shares held by Reservoir Capital Partners, L.P., (ii) 14,053 PIPE Shares held by Reservoir Capital Investment Partners, L.P., (iii) 13,859 PIPE Shares held by Reservoir Capital Master Fund II, L.P. and (iv) 85,134 PIPE Shares held by Reservoir Resource Partners, L.P. Cyrus Borzooyeh is the chief financial officer of the foregoing entities and has voting and dispositive power with respect to the securities held by each such entity. The address of this stockholder is 767 5th Avenue, 33rd Floor, New York, NY 10153.

(20)    Richard Riley has voting and dispositive power over the securities held by this stockholder. The address of this stockholder is 133 Shorecliff Road, Corona Del Mar, CA 92625.

(21)    Includes (i) 148,307 PIPE Shares held by Tonga Partners, L.P., (ii) 244,564 PIPE Shares held by Tristan Partners, L.P. and (iii) 106,053 PIPE Shares held by Tristan Offshore Funds, Ltd. (collectively, the “Cannell Funds”). Cannell Capital LLC serves as the general partner and/or the investment adviser of each of the Cannell Funds. J. Carlo Cannell is the Managing Member of Cannell Capital LLC and has voting and dispositive power with respect to the securities held by the Cannell Funds. The address of this stockholder is 245 Meriwether Circle, Alta, WY 83414.

(22)    Each of Jeffrey S. Bornstein and Ronald C. Hynes shares voting and dispositive power over the securities held by this stockholder. The address of this stockholder is 121 High Ridge Road, Ridgefield, CT 06877.

(23)    Timothy Presutti has voting and dispositive control over the securities held by this stockholder. The address of this stockholder is 2802 Timmons Lane #27440, Houston, TX 77227.

(24)    The address of this stockholder is 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(25)    The address of this stockholder is 1200 East Market Street, Suite 650, Akron, OH 44305.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Listing of Common Stock

We intend to continue the listing of the post-combination company’s common stock on Nasdaq under the symbol “EOSE” upon the Closing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

B. Riley Principal Merger Corp. II

B. Riley Financial is the ultimate parent company of BRFBR, the Sponsor and BRPI. Daniel Shribman, BMRG’s Chief Executive Officer and Chief Financial Officer, is the President of BRPI and the Chief Investment Officer of B. Riley Financial. Bryant Riley, a member of BMRG’s board of directors, is the Chairman and Co-Chief Executive Officer of B. Riley Financial. Kenneth Young, a member of BMRG’s board of directors, is the President of B. Riley Financial and the Chief Executive Officer of BRPI.

Founder Shares

In connection with BMRG’s initial formation in June 2019, a wholly-owned subsidiary of B. Riley Financial (which is the parent of the Sponsor) was issued all of BMRG’s outstanding equity. All founder shares were contributed to the Sponsor in January 2020, resulting in the Sponsor directly and B. Riley Financial indirectly owning all outstanding founder shares. On February 3, 2020, BMRG conducted a 1:575 stock split and reclassification of BMRG’s common stock such that the Sponsor directly and B. Riley Financial indirectly continued to own all 5,750,000 outstanding founder shares. On April 21, 2020, 20,000 founder shares were transferred to each of Patrick Bartels, Jamie Kempner, Timothy Presutti and Robert Suss, BMRG’s independent director nominees, at their par value. On May 19, 2020, the Sponsor returned 718,750 founder shares to BMRG for cancellation, resulting in a total of 5,031,250 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units. On May 28, 2020, the Sponsor forfeited 656,250 founder shares in connection with the determination by the underwriters of the IPO not to exercise their over-allotment option in whole or in part.

BMRG’s initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (x) if the last sale price of BMRG’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after the business combination, or (y) the date on which BMRG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of BMRG’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limitations. The private placement units, the private placement shares, and private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the business combination, subject to certain limitations.

Promissory Note

On February 4, 2020, BMRG issued the Promissory Note pursuant to which BMRG borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the completion of the IPO. The Promissory Note was repaid in full upon the consummation of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of BMRG’s officers and directors may, but are not obligated to, loan BMRG funds as may be required. If BMRG completes a business combination, BMRG would repay such loaned amounts. In the event that the business combination does not close, BMRG may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from BMRG’s trust account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants. The terms of such Working Capital Loans by the Sponsor or its affiliates, or BMRG does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as BMRG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in BMRG’s trust account.

Private Placement Securities

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 650,000 private placement units at $10.00 per private placement unit ($6,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one-half of one private placement warrant. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the IPO held in the trust account. If BMRG does not complete a business combination before November 22, 2021, the proceeds from the sale of the private placement securities will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement units (and the underlying private placement shares) will have no value and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement securities.

Current Registration Rights Agreement

The holders of the founder shares, private placement units, private placement shares, private placement warrants, shares of Class A common stock underlying the private placement warrants, and securities that may be issued upon conversion of Working Capital Loans will have registration rights to require us to register a sale of any of BMRG’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that BMRG registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of IPO registration statement and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BMRG and BRFBR, upon the Closing, BMRG will pay BRFBR a fee of $6,125,000 in consideration of services provides in connection with marketing and completing BMRG’s business combination, or 3.5% of the gross proceeds of the IPO.

Administrative Fees

Commencing on May 19, 2020, BMRG agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of BMRG’s initial business combination or liquidation, BMRG will cease paying these monthly fees.

Equity Commitment Letter and Subscription Agreements

On September 7, 2020, B. Riley Financial entered into the Equity Commitment Letter with BMRG, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to Subscription Agreements with the other Selling Stockholders. The obligations to consummate the Equity Commitment Letter and Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment is expected to close immediately prior to the Closing. If the business combination is not approved by the BMRG stockholders or the other conditions precedent to closing the business combination are not fulfilled and the business combination does not close, then the PIPE Investment will not occur and the PIPE Shares will not be issued. In this event, the registration statement of which this prospectus forms a part will be withdrawn by the issuer prior to the effectiveness of the registration statement. The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the IPO requiring our Sponsor and its affiliate to purchase immediately prior to the Closing an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant.

Eos Registration Rights Agreement

In connection with the Closing, the Company and the Eos securityholders will enter into the registration rights agreement. Under the registration rights agreement, the Company will have certain obligations with respect to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities. As part of the registration rights agreement, holders of the Registrable Securities agree to a certain lock-up period with respect to the Registrable Securities.

Sponsor Earnout Letter

The Company and the Sponsor will enter into a letter agreement at the Closing, pursuant to which the Sponsor agrees to subject the Sponsor Shares, which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, under which (a) 859,000 Sponsor Shares will be restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of the Company equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price of the Company equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Shares are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five year period, there are no triggering events, the Sponsor Shares will be forfeited and canceled for no consideration. If after the five year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Shares described in clause (b) will be forfeited and canceled for no consideration.

Director Nomination Agreement

In connection with the Closing, the Company will enter into the Director Nomination Agreement with the Sponsor and certain Eos equityholders (the “Sellers”), pursuant to which the Sponsor and the Sellers will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to terms and conditions set forth therein. The Sponsor and the Sellers may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If the Sponsor or the Sellers has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then either the Sponsor or the Sellers may designate one board observer.

Existing BMRG Related Party Policy

Prior to the consummation of the IPO, BMRG adopted a code of business conduct and ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by BMRG’s board of directors (or the appropriate committee of BMRG’s board of directors) or as disclosed in its public filings with the SEC. Under the code of business conduct and ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of business conduct and ethics that the Company adopted is filed as an exhibit to the IPO registration statement. In addition, BMRG’s audit committee, pursuant to a written charter that BMRG adopted prior to the consummation of its IPO, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. BMRG also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize conflicts of interest, BMRG has agreed not to consummate the business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless BMRG, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or an independent valuation or appraisal firm that regularly prepares fairness opinions that the business combination is fair to BMRG’s company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the Closing (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or BMRG’s or their affiliates, none of which will be made from the proceeds of the initial offering held in the trust account prior to the completion of the business combination:

•        cash compensation to BRFBR or another affiliate of the Sponsor, for acting as capital markets advisor for a private placement or for services in connection with the business combination that are in addition to the services required to be performed pursuant to the business combination marketing agreement that are payable to BRFBR contingent on the Closing, in amounts consistent with market standards for comparable services;

•        payment to an affiliate of the Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing the business combination;

•        repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of BMRG’s officers or directors to finance transaction costs in connection with the business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Eos’s Related Party Transactions

In 2019 Eos issued a series of convertible promissory notes to AltEnergy, LLC, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC in two phases for an aggregate principal amount of $7,229,117. Mr. Stidolph serves as the Managing Director of AltEnergy, LLC, which is the managing member of each of, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC. Together, AltEnergy, LLC and its managed entities own 19.5% of the outstanding units of Eos.

The first phase note was issued for $4,136,732 in principal amount with a maturity date of October 31, 2019. The note is repayable on demand at 3.0 times the outstanding principal balance (the “Liquidation Amount”). At any time, AltEnergy may elect to convert 1.15 times the outstanding principal balance into preferred units of Eos at $1.75 per unit. In the event Eos issues and sells any units to investors through a qualified financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000,000 Eos may at its sole option, force AltEnergy to convert the Liquidation Amount into the class of equity issued in the qualified financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing.

The second phase note as issued for $3,092,385 in principal amount with a maturity date of October 31, 2019. The phase II notes are identical to the phase I note, except the Liquidation Amount is 6.0 times the outstanding principal balance.

Eos has not made any payments on the AltEnergy notes since issuance and the full principal amount of $7,229,117 remains outstanding. Eos intends to convert the outstanding convertible notes into voting common shares of BMRG at the closing of the Merger at a rate of one (1) share per $10 in outstanding Liquidation Amount.

Subject to certain downward adjustments and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders will receive total aggregate consideration of up to 30,000,000 shares of the Company’s common stock (assuming the exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

Policies and Procedures for Related Person Transactions

Upon Closing, the Company’s board of directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of BMRG’s subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of BMRG’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of BMRG’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of BMRG’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings BMRG may have with BMRG’s affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to BMRG’s audit committee Current Charter, the audit committee will have the responsibility to review related party transactions.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Class A common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our Class A common stock who are initial purchasers of such Class A common stock pursuant to this offering and hold the Class A common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our Class A common stock and any consideration received by a holder in consideration for the sale or other disposition of our Class A common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        persons that acquired our Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to our Class A common stock;

•        persons holding our Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.

Taxation of Distributions.    In general, any distributions we make to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock unless:

•        the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 4,000,000 shares of Class A common stock, par value $0.0001 per share, which are to be issued in a private placement in connection with, and as part of the consideration for, the business combination. In the event the business combination is not approved by BMRG stockholders or the other conditions precedent to the consummation of the business combination are not met, then the PIPE Shares will not be issued and BMRG will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the applicable exchange;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

White & Case LLP has passed upon the validity of the common stock of BMRG offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of B. Riley Principal Merger Corp. II as of February 14, 2020 and December 31, 2019 and for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of B. Riley Principal Merger Corp. II to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of Eos Energy Storage, LLC as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Eos Energy Storage, LLC’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://brileyfin.com/principalmergercorp. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

B. Riley Principal Merger Corp. II

INDEX TO FINANCIAL STATEMENTS

Page
B. Riley Principal Merger Corp. II
Financial Statements
Condensed Balance Sheets as of June 30, 2020 and December 31, 2019	F-2
Condensed Statements of Operations for the three and six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-3
Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the three and six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-5
Notes to Unaudited Condensed Financial Statements	F-6

EOS ENERGY STORAGE, LLC

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$496,557	$—
Due from related party	—	1
Prepaid expenses	257,884	—
Total current assets	754,441	1
Cash and cash equivalents held in Trust Account	176,761,388	—
Total assets	$177,515,829	$1
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$36,093	$278
Accrued expenses	27,751	—
Payable to Related Party	14,194	—
Total liabilities	78,038	278

Commitments
Class A Common stock subject to possible redemption; 17,074,119 (at redemption value of approximately $10.10 per share at June 30, 2020)	172,437,785	—

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,075,881 issued and outstanding as of June 30, 2020 and none issued and outstanding as of December 31, 2019 (excluding 17,074,119 subject to possible redemption)	108	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 4,375,000 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively.	437	575
Additional paid-in capital	5,086,056	—
Accumulated deficit	(86,595)	(852)
Total stockholders’ equity (deficit)	5,000,006	(277)
Total liabilities and stockholders’ equity (deficit)	$177,515,829	$1

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Operating costs	$96,677	$97,131	$—
Loss from operations	(96,677)	(97,131)	—

Other income:
Interest income	11,388	11,388	—
Net loss	$(85,289)	$(85,743)	$—

Weighted average shares outstanding, basic and diluted(1)	7,480,788	6,240,394	5,000,000

Basic and diluted loss per common share	$(0.01)	$(0.01)	$0.00

____________

(1)      Excludes an aggregate of up to 17,074,119 shares subject to possible redemption.

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Changes in Stockholders’ Equity (Deficit)
(Unaudited)

Three months ended June 30, 2020 and Period from June 3, 2019 (Inception) through June 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, June 3, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (Inception) through June 30, 2019	—	—	—	—	—	—	—
Balance, June 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, April 1, 2020(1)	—	$—	5,750,000	$575	$—	$(1,306)	$(731)
Cancellation of Founder Shares	—	—	(718,750)	(72)	72	—	—
Forfeiture of Class B common stock by Sponsor	—	—	(656,250)	(66)	66	—	—
Class A common stock issued net of offering costs of $3,976,189	17,500,000	1,750	—	—	171,022,061	—	171,023,811
Private Placement of Class A common stock issued	650,000	65	—	—	6,499,935	—	6,500,000
Common stock subject to possible redemption	(17,074,119)	(1,707)	—	—	(172,436,078)	—	(172,437,785)
Net loss for the three months ended June 30, 2020	—	—	—	—	—	(85,289)	(85,289)
Balance, June 30, 2020	1,075,881	$108	4,375,000	$437	$5,086,056	$(86,595)	$5,000,006

Six months ended June 30, 2020 and Period from June 3, 2019 (Inception) through June 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares(1)	Amount	Shares	Amount
Balance, June 3, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (Inception) through June 30, 2019	—	—	—	—	—	—	—
Balance, June 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, January 1, 2020(1)	—	$—	5,750,000	$575	$—	$(852)	$(277)
Cancellation of Founders	—	—	(718,750)	(72)	72	—	—
Forfeiture of Class B common stock by Sponsor			(656,250)	(66)	66		—
Class A common stock issued net of offering costs of $3,976,189	17,500,000	1,750	—	—	171,022,061	—	171,023,811
Private Placement of Class A common stock issued	650,000	65			6,499,935		6,500,000
Common stock subject to possible redemption	(17,074,119)	(1,707)			(172,436,078)		(172,437,785)
Net loss for the three months ended June 30, 2020	—	—	—	—	—	(85,743)	(85,743)
Balance, June 30, 2020	1,075,881	$108	4,375,000	$437	$5,086,056	$(86,595)	$5,000,006

____________

(1)      Includes an aggregate of 750,000 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 stock split and reclassification for each share outstanding (Note 4).

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Cash flows from operating activities:
Net loss	$(85,743)	$—
Interest earned on investments held in Trust Account	(11,388)
Change in operating assets and liabilities:
Prepaid expenses	(257,884)	—
Increase in accounts payable and accrued expenses	63,566	—
Increase in due from related party	14,195	—
Net cash used in operating activities	(277,254)	—
Cash flows from investing activities:
Proceeds deposited in Trust Account	(176,750,000)	—
Net cash used in investing activities	(176,750,000)	—
Cash flows from financing activities:
Proceeds from note payable – related party	100,000	—
Repayment of note payable – related party	(100,000)	—
Proceeds from sale of Units in Public Offering	175,000,000	—
Proceeds from sale of Units in Private Placement	6,500,000	—
Payment of underwriting discounts	(3,500,000)	—
Payment of offering expenses	(476,189)	—
Net cash provided by financing activities	177,523,811	—
Increase in cash	496,557	—
Cash, beginning of year	—	—
Cash, end of period	$496,557	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check company, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

As of June 30, 2020, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the initial public offering (the “Public Offering”) described below and evaluating prospective acquisition targets. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering described below. The Company has selected December 31st as its fiscal year end.

Public Offering

The Company completed the sale of 17,500,000 units (the “Units”) at an offering price of $10.00 per Unit in the Public Offering on May 22, 2020. B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly-owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”), purchased an aggregate of 650,000 Units at a price of $10.00 per Unit (the “Private Placement Units”) in a private placement that closed on May 22, 2020 simultaneously with the Public Offering (the “Private Placement”). The sale of the 17,500,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $175,000,000, less underwriting commissions of $3,500,000 (2% of the gross proceeds of the Public Offering) and other offering costs of $476,189. The Private Placement Units generated $6,500,000 of gross proceeds.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “public share”), and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants” and, collectively, the “Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

The Company has also granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units at the Public Offering price less the underwriting discounts. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part.

Sponsor and Note Payable — Related Party

On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see Note 3) to support the Company’s initial formation and operations. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was paid in full using proceeds from the Public Offering and the Private Placement. At June 30, 2020, there were no amounts outstanding on the Note Payable.

The Trust Account

Upon completion of the Public Offering, $176,750,000 of proceeds were held in the Company’s trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) and will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account, which was $1,284,805 on May 22, 2020, of which $100,000 was used to pay the Note Payable to Sponsor and $476,189 was used to pay the offering costs. The balance in the Trust Account at June 30, 2020 was $176,761,388.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the Public Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the IPO (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

If the Company holds a stockholder meeting to approve the Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Public Offering.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

On June 24, 2020, the Company executed a letter of intent with privately held Eos Energy Storage LLC (“EOS”) for a business combination transaction which would result in privately held EOS becoming a publicly listed company. Founded in 2008, EOS is an established provider of long-duration energy storage focused on providing a domestic solution to a global need: low-cost, safe, and environmentally friendly energy storage. The transaction contemplates a valuation of EOS of approximately $290,000,000. The proposed transaction would provide EOS with approximately $225,000,000 of additional new equity financing, including $50,000,000 of proceeds from a fully backstopped private placement of private equity by B. Riley Financial, assuming no public shareholders of the Company exercise their redemption rights at closing. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the negotiation and execution of a definitive agreement providing for the transaction, the approval by the Company’s shareholders, satisfaction of the conditions stated in the letter of intent and other customary closing conditions. Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

Letter Agreement

The Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed, among other things (a) to waive their redemption rights with respect to any Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination, (b) to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete an Initial Business Combination within 18 months from the closing of the Public Offering and (c) to vote their Founder Shares and any Public Shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the Initial Business Combination.

Forward Purchase Agreement

B. Riley Principal Investments, LLC (“BRPI”), a Delaware limited liability company, an affiliate of the Sponsor entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Company to provide for the purchase by it (or its designees) of an aggregate of 2,500,000 Units at $10.00 per Unit (the “Forward Purchase Units”) for an aggregate purchase price of $25,000,000 in a private placement to close concurrently with the closing of the Initial Business Combination (the “Forward Purchase”). The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders redeem their Class A common stock and provide the Company with a minimum funding level for the Initial Business Combination. The Forward Purchase Agreement includes registration rights with respect to the Forward Purchase Units.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

The proceeds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, to pay expenses in connection with the Initial Business Combination or for working capital in the post-Business Combination company. The Forward Purchase will be required to be made regardless of whether any Class A common stock is redeemed by the Company’s public stockholders and is intended to provide the Company with a minimum funding level for the Initial Business Combination. The purchaser will not have the ability to approve the Initial Business Combination prior to the signing of a material definitive agreement. The Forward Purchase Units will be issued only in connection with the closing of the Initial Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company’s unaudited condensed interim financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC for interim financial information and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020 or any other period. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s prospectus filed with the SEC on May 20, 2020, as well as the Company’s audited balance sheet statement and notes thereto included in the Company’s Form 8-K filed with the SEC on May 28, 2020.

Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Public Offering and the Private Placement to purchase 9,075,000 shares of Class A common stock, in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Income (Loss) Per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to shares of common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Net loss	$(85,289)	$(85,743)	$—
Less: Loss attributable to common stock subject to possible redemption	—	—	—

Adjusted net loss	$(85,289)	$(85,743)	$—

Weighted average shares outstanding, basic and diluted	7,480,788	6,240,394	5,000,000

Basic and diluter loss per common share	$(0.01)	$(0.01)	$—

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Class A Common Stock Subject To Possible Redemption

At discussed in Note 1, all of the 17,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities From Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” The total offering costs incurred by the Company in connection with the Public Offering was $476,189. These costs and the underwriter discount, of $3,500,000, were charged to capital upon completion of the Public Offering on May 22, 2020.

Income Taxes

Prior to the change in ownership on May 22, 2020 as a result of the Public Offering, the Company was included in the consolidated tax return of B. Riley Financial (the “Parent”). During this period, the Company calculated the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The current provision was the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return. Following changes in ownership on May 22, 2020, the Company deconsolidated from the Parent for tax purposes. Beginning May 22, 2020, the Company files separate corporate federal and state and local income tax returns.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made by (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There was no provision for income taxes for the three and six months ended June 30, 2020 and 2019.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Unrecognized Tax Benefits

The Company recognizes tax positions in its financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of June 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of June 30, 2020 and December 31, 2019. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of the Company’s common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On April 21, 2020, 20,000 Founder Shares were transferred to each of four independent directors of the Company, at their par value. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, the Founder Shares will automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail above, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option to purchase additional Units was exercised. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part, as such 656,250 Founder Shares have been forfeited. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Company common stock upon completion of the Public Offering excluding the shares underlying the Private Placement Units (the “Private Placement Shares”).

The Company’s initial stockholders, officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, the Company engaged B. Riley Securities, Inc., at that time known as B. Riley FBR, Inc., as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

Administrative Fees

Commencing on May 19, 2020, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three and six months ended June 30, 2020, the Company was charged a total of $14,194 by the Sponsor. These amounts are included in amounts payable to related party at June 30, 2020. Upon completion of the Company’s Initial Business Combination or liquidation, the Company will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and any securities that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. These holders are also entitled to certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and piggyback registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. The Forward Purchase Units and securities underlying the Forward Purchase Units have substantially similar registration rights.

Note Payable — Related Party

The Company had a Note Payable to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note Payable was payable on the earlier of: (i) December 31, 2019 or (ii) the date on which the Company consummated an initial public offering of its securities. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was paid in full using proceeds from the Public Offering and the Private Placement. At June 30, 2020, there were no amounts outstanding on the Note Payable.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification resulting in 5,750,000 shares of Class B common stock outstanding (up to 750,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) at March 31, 2020 and December 31, 2019. On April 21, 2020, 80,000 founder shares were transferred to the Company’s independent directors, at their par value. On May 19, 2020, 718,750 shares of Class B common stock were returned to the Company by the Sponsor for cancellation, resulting in a total of 5,031,250 Class B common stock outstanding. At June 30, 2020, there were 18,150,000 shares of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, use its best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Company’s warrant agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of a Business Combination or earlier upon redemption or liquidation.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — STOCKHOLDERS’ EQUITY (cont.)

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a consecutive 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 18-month time period.

NOTE 5 — FAIR VALUE INSTRUMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — FAIR VALUE INSTRUMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:     Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:     Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:     Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

There were no assets measure on a recurring basis at fair value at December 31, 2019. At June 30, 2020, there were cash equivalents in the amount our $176,761,388 with a fair value hierarchy of Level 1 that was used as valuation inputs by the Company to determine such fair value.

NOTE 6 — SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of
B. Riley Principal Merger Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of B. Riley Principal Merger Corp. II (the “Company”) as of February 14, 2020 and December 31, 2019, the related statements of operations, stockholder’s deficit and cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 14, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, has incurred losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 2, 2020, except for Note 6 as to which the date is May 20, 2020

B. RILEY PRINCIPAL MERGER CORP. II
BALANCE SHEETS

	FEBRUARY 14, 2020	DECEMBER 31, 2019
Assets
Current assets:
Cash	$50,000	$—
Due from related party	1	1
Total assets	$50,001	$1

Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$325	$278
Note payable – related party	50,000	—
Total liabilities	50,325	278

Stockholder’s deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 5,750,000 shares issued and outstanding at February 14, 2020	575	575
Additional paid-in capital	—	—
Accumulated deficit	(899)	(852)
Total stockholder’s deficit	(324)	(277)
Total liabilities and stockholder’s deficit	$50,001	$1

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENTS OF OPERATIONS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Selling, general and administrative expenses	$47	$278
Loss before income taxes	(47)	(278)
Provision for income taxes	—	—
Net loss	$(47)	$(278)

Basic loss per share	$(0.00)	$(0.00)
Diluted loss per share	$(0.00)	$(0.00)

Weighted average basic shares outstanding(1)	5,000,000	5,000,000
Weighted average diluted shares outstanding(1)	5,000,000	5,000,000

____________

(1)      Excludes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	CLASS B COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDER’S DEFICIT
	SHARES	AMOUNT
Balance, June 3, 2019 (Inception)(1)	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (inception) through December 31, 2019	—	—	—	(278)	(278)
Balance, December 31, 2019	5,750,000	$575	$—	$(852)	$(277)
Net loss for the period January 1, 2020 through February 14, 2020	—	—	—	(47)	(47)
Balance, February 14, 2020	5,750,000	$575	$—	$(899)	$(324)

____________

(1)      Includes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENTS OF CASH FLOWS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 THROUGH DECEMBER 31, 2019
Cash flows from operating activities:
Net loss	$(47)	$(278)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in Due from related party	—	(1)
Increase in accounts payable	47	278
Net cash used in operating activities	—	(1)
Cash flows from financing activities:
Proceeds from sale of Class B common stock	—	1
Proceeds from note payable – related party	50,000	—
Net cash provided by financing activities	50,000	1
Increase in cash	50,000	—
Cash, beginning of year	—	—
Cash, end of period	$50,000	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	—	$—

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Initial Business Combination”).

At February 14, 2020, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the proposed initial public offering (the “Proposed Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Offering described below. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”). On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see note 4) to support the Company’s initial formation and operations.

The Company’s ability to commence meaningful operations and finance its Initial Business Combination is contingent upon obtaining adequate financial resources through the proposed $175,000,000 ($201,250,000 if the underwriters’ over-allotment is exercised in full) initial public offering of Units (as defined below) (Note 3). Upon the closing of the Proposed Offering and the Private Placement, $176,750,000 (or $203,262,500 if the underwriters’ over-allotment option is exercised in full — Note 3) will be held in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds to be held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.00. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Proposed Offering held outside the Trust Account, which will be approximately $500,000 in working capital after the payment of approximately $750,000 in expenses relating to the proposed Offering, and any loans or additional investments from the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Proposed Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination within 18 months from the closing of the Proposed Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest but less taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Proposed Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Considerations

At February 14, 2020, the Company had cash and cash equivalents of $50,000 and a note payable to the Sponsor in the amount of $50,000. Further, the Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate an Initial Business Combination will be successful or successful within the required time period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture. Net loss per common share is computed by dividing net gain/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At February 14, 2020 and December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the periods. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is included in the consolidated tax return of B. Riley Financial the parent (the “Parent”). The Company calculates the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made to (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 14, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed to be immaterial at December 31, 2019 and February 14, 2020.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Proposed Offering, the Company intends to offer for sale 17,500,000 Units at an offering price of $10.00 per Unit. The Sponsor will subscribe to purchase an aggregate of 650,000 Units (or 728,750 Units if the underwriters’ over-allotment option is exercised in full — see below) at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

The Company has also granted the underwriters a 45-day option to purchase on a pro rata basis up to 2,625,000 additional Units at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Units.

The Company expects to pay underwriting commissions equal to 2.0% of the gross proceeds of the Proposed Offering at the time of the Proposed Offering.

Business Combination Marketing Agreement

The Company will engage B. Riley Securities, Inc. as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Proposed Offering (exclusive of any applicable finders’ fees which might become payable) ($6,125,000 or up to $7,043,750 if the underwriters’ over-allotment option is exercised in full). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of our common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Proposed Offering, the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares are subject to forfeiture depending on the extent

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

to which the underwriters’ over-allotment option is exercised. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the Proposed Offering excluding the shares underlying the Private Placement Units. If the Company increases or decreases the size of the Proposed Offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, with respect to its Class B Common Stock immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Offering.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on the date of the prospectus, the Company will agree to pay an affiliate of our sponsor a total of $10,000 a month for office space, utilities and secretarial and administrative support. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and units that may be issued upon conversion of working capital loans, if any, will have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the effective date of the Proposed Offering. These holders will also be entitled to certain piggyback registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holder of Forward Purchase Units has substantially similar registration rights.

Note Payable — Related Party

The Company borrowed $50,000 on February 4, 2020 in accordance with the note payable to Sponsor which allows the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of this offering. The notes payable is payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummates an initial public offering of its securities. As of February 14, 2020, the note payable due to related party was $50,000.

Forward Purchase Agreement

The Company will agree to enter into a Forward Purchase Agreement with an affiliate of the Sponsor, pursuant to which the affiliate of the Sponsor will agree to purchase, or have its designees purchase, an aggregate of 2,500,000 units, at a price of $10.00 per unit, or $25,000,000 in the aggregate, in a private placement to close concurrently with the initial business combination. The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders redeem their Class A common stock and provide the Company with a minimum funding level for the Initial Business Combination. The Forward Purchase Agreement includes registration rights with respect to the Forward Purchase Units.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At February 14, 2020 and December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding (up to 656,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) and no shares of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At February 14, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Proposed Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT (cont.)

Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination (excluding any issuance of securities under the Forward Purchase Agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 18-month time period.

Note 6 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through March 2, 2020, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 7 — MODIFICATION TO THE TERMS OF THE OFFERING

On May 19, 2020, the size of the transaction was modified to 17,500,000 Units at an offering price of $10.00 per Unit. As a result, on May 19, 2020 the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation. As a result of the modified terms and execution of the underwriting agreement on May 19, 2020 the financial statements have been modified to reflect the final terms of the agreement, see Note 1, Note 3, and Note 4.

EOS ENERGY STORAGE, LLC

UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED

JUNE 30, 2020 AND 2019

EOS ENERGY STORAGE, LLC

CONDENSED BALANCE SHEETS ($ IN THOUSANDS)

As of June 30, 2020 (Unaudited) and December 31, 2019

	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$920	$862
Grants receivable	114	326
Accounts receivable	76	—
Receivable on sale of state tax attributes	—	4,060
Vendor deposit	156	252
Prepaid and other current assets	34	484
Total current assets	1,300	5,984

Property and equipment, net	5,777	5,316
Intangible assets, net	340	360
Investment in joint venture	1,100	589
Security deposit	795	808
Total assets	$9,312	$13,057

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$10,631	$8,181
Convertible notes payable – related party	85,636	76,559
Capital lease, current portion	13	13
Embedded derivative liability	1,037	1,681
Contract liabilities, current portion	327	300
Total current liabilities	97,644	86,734
Long term liabilities
Deferred rent	713	663
Capital lease	12	17
Total long term liabilities	725	680
Total liabilities	98,369	87,414

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CONTINGENTLY REDEEMABLE PREFERRED UNITS (NOTE 13) (liquidation preference of $143,135 and $136,816 as of June 30, 2020 and December 31, 2019, respectively)	109,841	109,365
Members’ deficit
Members’ capital	20,402	20,346
Accumulated deficit	(219,300)	(204,068)
Total members’ deficit	(198,898)	(183,722)
Total liabilities, contingently redeemable preferred units, and members’ deficit	$9,312	$13,057

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF OPERATIONS ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	2020	2019
Revenue
Total revenue	$—	$211

Costs and expenses
Cost of goods sold	110	5,975
Research and development expenses	4,478	7,631
General and administrative expenses	3,984	3,120
Grant expense, net	609	336
Total costs and expenses	9,181	17,062

Operating loss	(9,181)	(16,851)

Other income (expense)
Loss from equity in unconsolidated joint venture	(39)	—
Interest income	—	2
Interest expense	(110)	0
Interest expense – related party	(6,745)	(17,502)
Loss on extinguishment of convertible notes	—	(6,111)
Change in fair value, embedded derivative	843	(1,718)
Total other income (expense)	(6,051)	(25,329)
Net loss	$(15,232)	$(42,180)

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	Common Equity		Accumulated Deficit	Total
	Units	Amount
Balance, December 31, 2018	68,190,000	$20,211	$(124,585)	$(104,374)
Stock-based compensation	—	71	—	71
Net loss	—	—	(42,180)	(42,180)
Balance, June 30, 2019	68,190,000	$20,282	$(166,765)	$(146,483)
	Common Equity		Accumulated Deficit	Total
	Units	Amount
Balance, December 31, 2019	68,190,000	$20,346	$(204,068)	$(183,722)
Stock-based compensation	—	56	—	56
Net loss	—	—	(15,232)	(15,232)
Balance, June 30, 2020	68,190,000	$20,402	$(219,300)	$(198,898)

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF CASH FLOWS ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	2020	2019
Cash flows from operating activities
Net loss	$(15,232)	$(42,180)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	56	71
Depreciation and amortization	750	1,084
Impairment of property and equipment	—	1,590
Accreted interest on convertible notes payable – related party	6,745	17,502
Change in fair value, embedded derivative	(843)	1,718
Loss on extinguishment of convertible notes	—	6,111
Loss from equity in unconsolidated joint venture	39	—
Other	(15)	(58)
Changes in operating assets and liabilities:
Receivable on sale of state tax attributes	4,060	—
Prepaid and other assets	450	(617)
Inventory	0	258
Grants receivable	212	94
Accounts receivable	(76)	—
Vendor deposit	96	187
Security deposit	13	(30)
Accounts payable and accrued expenses	2,606	(1,585)
Contract liabilities	77	100
Deferred rent	50	85
Net cash used in operating activities	(1,012)	(15,670)
Cash flows from investing activities
Investment in joint venture	(550)	—
Purchases of property and equipment	(1,401)	(602)
Net cash used in investing activities	(1,951)	(602)
Cash flows from financing activities
Capital lease payments	(5)	(28)
Proceeds from issuance of convertible notes payable – related party	2,557	11,835
Repayment of short term notes payable	—	(1,000)
Issuance of contingently redeemable preferred units	469	144
Net cash provided by financing activities	3,021	10,951
Net increase/(decrease) in cash and cash equivalents	58	(5,321)
Cash and cash equivalents, beginning of year	862	5,498
Cash and cash equivalents, end of period	$920	$177
Non-cash investing and financing activities
Accrued and unpaid capital expenditures	$206	$229
Supplemental disclosures
Cash paid for interest	$33	$1

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Eos Energy Storage, LLC (“Eos” or the “Company”) is a United States based entity that was created on April 24, 2008 under the Delaware State laws. Eos designs, develops, manufactures, and sells innovative energy storage solutions for the electric utilities, and commercial and industrial end users. Eos has developed and has received patents on an innovative battery design relying on a unique zinc oxidation /reduction cycle to generate output current and to recharge. The Battery Management System (“BMS”) software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and current sensors for the strings and the system. Eos and their partners focus on a collaborative approach to jointly develop and sell safe, reliable, long-lasting low-cost turn-key alternating current (“AC”) integrated systems using Eos’s Aurora direct current (“DC”) Battery System. The Company is also an investor in an unconsolidated joint venture (“JV”) which has the exclusive rights to manufacture the DC Battery Systems integrated with the BMS for DC Battery Systems that are sold and delivered in North America, subject to meeting certain performance targets. The Company’s major markets are integration of battery storage with solar that is connected to the utility power grid or the customer’s solar system that is not connected to the utility power grid, battery storage systems to be used by utilities to relieve congestion in the power grids and battery storage systems to assist commercial and industrial customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. The location of the Company’s major markets are seen in North America, Europe, Africa, and Asia.

Liquidity and Going Concern

The Company is in the development stage of its lifecycle and, as such, has no significant history of revenue generating activities. Accordingly, the Company has incurred significant recurring losses, negative working capital, and net operating cash outflows from operations since inception, which is attributable to its higher operating costs relative to its lack of revenue base. Operating expenses consist primarily of costs related to the Company’s sales of their product along with the associated research and development costs, as well as other recurring general and administrative expenses, such as professional fees, rent, and utilities. While management and the Company’s Board of Directors anticipate the Company will eventually exit the development stage by reaching a scale of profitability through the sale of Second Generation Aurora DC Battery Systems (“Gen 2.3”) and other complimentary products, they believe the current stage of the Company’s lifecycle justifies continued investment in the development and launch of product with outside capital at the expense of short-term profitability. Accordingly, the Company anticipates continuing to incur significant losses, negative working capital, and net operating cash outflows from operations for the foreseeable future to fund its obligations as they become due, which includes necessary funding to scale up of the Company’s operations to allow for the delivery of order backlog and additional order opportunities for its Gen 2.3 Battery System, continued investment in research and development, and commitments associated with the Company’s unconsolidated joint venture (see Note 6). In addition, as disclosed in Note 15, the materially adverse impact that COVID-19 has had on the global economy could deteriorate demand for the Company’s Gen 2.3 Battery System or impair its ability to continue to invest in research and development and its unconsolidated joint venture if the global pandemic worsens or anticipated vaccines and therapeutic remedies do not mitigate the spread of the disease.

As of June 30, 2020, Eos had total assets of $9,312, which includes total cash and cash equivalents of $920, total liabilities of $98,369, which includes the total amounts owed on the Company’s outstanding convertible notes payable of $85,636 that are due and payable on demand by the noteholders (see Note 11), contingently redeemable preferred units of $109,841 and a total members’ (deficit) of ($198,898), which is primarily attributable to the significant recurring losses the Company has accumulated since inception. The Company has historically relied on outside capital to fund its cost structure and expects this reliance to continue for the foreseeable future until the Company reaches a scale of profitability through its planned revenue generating activities. However, as of the date of issuance of these financial statements, the Company did not have sufficient capital to support its current cost structure, which includes the total amounts owed on the Company’s outstanding convertible notes, for one year after the date the accompanying unaudited interim condensed financial statements were issued.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

As disclosed in Note 15, the Company entered into a letter of intent dated June 24, 2020 to merge with B. Riley Principal Merger Corp. II (“BMRG II”). BMRG II is a special acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “SPAC transaction”). The SPAC transaction is currently expected to close in October 2020 and would allow all holders of the Company’s equity and equity-linked securities to receive a combination of common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG II. Accordingly, as part of the closing of the SPAC transaction, the Company currently expects substantially all the total amounts owed on the Company’s outstanding convertible notes will be converted into shares of the continuing public company. The merger would result in a net increase in cash to the Company of between approximately $66.4 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemption, for which management plans to use to, among other things, fund the Company’s obligations as they become due. While management believes they will be able to close the SPAC transaction in the fourth quarter of 2020, no assurance can be provided that such transaction will close or on terms that are acceptable to the Company. If the Company is unable to close the SPAC transaction, management plans to obtain additional outside capital to fund the Company’s current cost structure through the issuance of Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes to, among other things, extend the current amounts owed to future periods. While management believes they would be able to issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes in the event the SPAC transaction fails to close, no assurance can be provided that such issuance and modification will occur or on terms that are acceptable to the Company.

Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to close the SPAC transaction, or issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes, management may have to seek other strategic alternatives, which could include, among other things, a sale of the Company, filing of insolvency, or a cessation of the Company’s operations.

The accompanying unaudited interim condensed financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. The accompanying unaudited interim condensed financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Basis of Presentation

The financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Concentration of Credit Risk

Eos maintains cash balances at FDIC-insured institutions. However, the FDIC limits may be exceeded at times. The Company has not experienced any losses on such accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates in the accompanying condensed financial statements include the valuation of derivatives, the relative fair value allocation of Phase II bridge financing proceeds, the valuation of inventory, and estimated lives used for depreciation and amortization purposes.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties

Eos holds several product patents, which if infringed upon, could result in significant expenses to defend. If Eos is unable to protect its intellectual property, it could have a significant impact on operations.

Revenue from Contracts with Customers

Revenue is earned from the sales, installation, and commissioning of energy storage systems and is derived from customer contracts. Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring the promised goods and/or services to the customer, when or as the Company’s performance obligations are satisfied. For product sales of energy storage systems, the Company’s performance obligations are satisfied at the point in time when the customer obtains control of the system, which is either upon delivery of the goods at the customer’s designated location or upon the customer’s acceptance of the product after commissioning and testing at the customer’s site, depending on the specific terms of the respective contract with the customer. In addition, the corresponding installation and commissioning services related to the systems are performance obligations satisfied over time as the respective services are performed, based on an input measure of progress as labor costs relating to the installation and commissioning services are incurred. Further, extended warranties are offered by the Company and are identified as performance obligations that are satisfied over time, based on a time-elapsed measure of progress resulting in a ratable recognition of revenue over the respective warranty period. Payment terms generally include advance payments to reserve capacity and/or upon issuance of the customer’s purchase order, shipment readiness, with the remainder upon delivery and commissioning of the system. Shipping and handling costs are included in cost of sales. Sales tax collected from customers are recorded on a net basis and therefore, not included in revenue. Sales tax is recorded as a liability (payable) until remitted to governmental authorities.

The Company may enter into sales contracts that provide for performance obligations in addition to the sale of the product, including performance guarantees and service obligations. Under these sales contracts, transaction price is allocated to the various performance obligation based on the relative stand-alone selling prices of the promised goods and services. When the stand-alone selling price is not observable, revenue related to service type warranties is determined based on a best estimate of selling price using cost plus a reasonable margin and is recognized ratably over the period of performance.

Royalty Revenue

The Company receives sales-based royalty payments related to the licensing of intellectual property to the Company’s JV. This represents a performance obligation that is satisfied over time as the licensee accesses the intellectual property by producing and selling products. The Company recognizes royalty revenues when the licensee sells products to third parties.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a standard warranty for a period of one to two years, commencing upon commissioning. Costs to provide for warranty obligations are estimated and recorded as a liability at the time of recording the sale. Extended warranties are identified as performance obligations in the Company’s contracts with customers, and are discussed as part of revenue from contracts with customers. Costs incurred in satisfying the Company’s performance obligations with respect to extended warranties are recognized as expenses when incurred.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

2. Revenue Recognition

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	June 30, 2020	December 31, 2019	June 30, 2019	December 31, 2018
Contract liabilities	$327	$300	$817	$718

Contract liabilities primarily relate to advance consideration received from customers and deferred revenue for which transfer of control occurs, and therefore revenue is recognized, as services are provided. Contract balances are reported in a net contract asset or liability position on a contract-by-contract basis at the end of each reporting period.

During the six months ended June 30, 2020, contract liabilities increased $27. The Company recognized $0 of revenue during the six months ended June 30, 2020 that was included in the contract liability balance at the beginning of the period.

During the six months ended June 30, 2019, contract liabilities increased $99. The Company recognized $0 of revenue during the six months ended June 30, 2019 that was included in the contract liability balance at the beginning of the period.

Transaction Price Allocated to Remaining Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at June 30, 2020:

June 30, 2020	Remaining 2020	2021	2022	2023	Thereafter
Product Revenue	$327	$0	$0	$0	$0

3. Inventory

As of June 30, 2020 and December 31, 2019, we had inventories of $0.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

4. Property and Equipment

As of June 30, 2020 and December 31, 2019, property and equipment consisted of the following:

	June 30, 2020	December 31, 2019	Useful lives
Equipment	$6,747	$5,910	5 – 10 years
Capital lease	201	201	5 years
Furniture	141	125	5 – 10 years
Leasehold Improvements	2,731	2,732	Lesser of useful life/remaining lease
Tooling	493	150	2 – 3years
Total	10,313	9,118
Less: Accumulated Depreciation and Amortization	(4,536)	(3,802)
	$5,777	$5,316

Depreciation and amortization expense related to property and equipment was $730 and $1,064, during the six months ended June 30, 2020 and 2019, respectively.

5. Intangible Assets

Intangible assets consisted of various patents valued at $400, which represents the cost to acquire the patents. These patents are determined to have useful lives and are amortized into the results of operations over ten years. During the six months ended June 30, 2020 and 2019, the Company recorded amortization expenses of $20 for each period related to patents.

Estimated future amortization expense of intangible assets as of June 30, 2020 are as follows:

Remainder of 2020	$20
2021	40
2022	40
2023	40
2024	40
Thereafter	160
$340

6. Investment in unconsolidated joint venture

In August 2019, the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture, HI-POWER LLC (“Hi-Power” or “JV”). The JV was formed in order to manufacture the products for all of the Company’s projects in North America. Accordingly, the Company will purchase battery storage systems and spare parts from the JV. The joint venture is in Turtle Creek, Pennsylvania. The Company’s initial estimated financial commitment is $4,100 in the form of a combination of cash and special purpose manufacturing equipment. Eos’s initial ownership interest is 49%.

The joint venture is not planned to commence manufacturing activities until the third quarter of 2020, as a result earnings are not material. Once manufacturing activities commence, both Eos and Holtec intend to sell the products manufactured by Hi-Power. Eos will earn five percent of the product price for any products made by Hi-Power and sold by Holtec or any of its affiliates.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

7. Commitments and Contingencies

Lease Commitments

On June 24, 2016, Eos entered into a long-term non-cancelable, operating lease for 45,000 sq. ft. of space for its current headquarters facility in Edison, New Jersey. On April 26, 2017, Eos entered into a lease for an additional 18,000 sq. ft. of adjoining space. These leases expire in September 2026 with renewal options up to 2036. Further, these leases require monthly rent payments along with executory costs, which include real estate taxes, repairs, maintenance, and insurance. In addition, the terms of the leases contain cost escalations of approximately 10% annually. The Company also has certain non-cancelable capital lease agreements for office equipment.

Total rent expense was $369 and $380, for the six months ended June 30, 2020 and 2019, respectively, of which, $0 and $102 was recorded as Cost of goods sold; $270 and $204 as Research and development expenses; and $99 and $74 as General and administrative expenses in the Statement of Operations, respectively.

Future minimum lease commitments as of June 30, 2020 are as follows:

	Operating	Capital
Remainder of 2020	$316	$8
2021	685	13
2022	755	4
2023	825	—
2024	895	—
Later years	1,644	—
Total minimum lease payments	$5,120	$25
Less amounts representing interest		5
Present value of minimum lease payments		$20

8. Grant Expense, Net

Eos was approved for two grants by the California Energy Commission (CEC) totaling approximately $7,000. In accordance with the grant agreements, Eos is responsible for conducting studies to demonstrate the benefits of certain energy-saving technologies to utility companies and consumers in the State of California, and is entitled to receive portions of the grants based upon expenses incurred. During the six months ended June 30, 2020 and 2019, Eos recorded grant expense, net of $609 and $336, respectively, which comprised of grant income of $209 and $197 and grant costs of $818 and $533. As of June 30, 2020 and 2019, Eos has received payments totaling $4,743 and $2,654, and has a receivable in the amount of $114 and $326 as of June 30, 2020 and December 31, 2019, respectively. The expenses incurred by Eos relate to the performance of the studies in accordance with the respective grant agreements, and the grants received or receivable from the CEC are recorded as an offset to the related expenses for which the grant is intended to compensate the Company.

9. Income Taxes

For the six month periods ending June 30, 2020 and 2019, the reported income tax provision (i.e. nil for both periods) differs from the amount computed by applying the statutory US federal income tax rates of 21% to the income before income taxes due to pretax losses for which no tax benefit can be recognized and nondeductible interest expense for US income tax purposes.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

The Company estimates and applies the annual effective tax rate to its ordinary earnings each interim period. Any significant unusual or infrequent items, if any, are not included in the estimation of the annual effective tax rate. Rather, these items and their related income tax expense (benefit) are separately stated in the interim period in which they occur. The quarterly estimate of the annual effective tax rate and related tax expense is subject to variation due to a multitude of factors. Factors may include, but are not limited to the inability to accurately predict the Company’s pre-tax and taxable income and loss.

At each balance sheet date, management assesses the likelihood that Eos will be able to realize its deferred tax assets. Management considered all available positive and negative evidence in assessing the need for a valuation allowance. The realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdiction during the future periods in which the related temporary differences become deductible. Management has determined that it is unlikely that Eos will be able to utilize its deferred tax assets at June 30, 2020 and December 31, 2019 due to cumulative losses. Therefore, Eos has a valuation allowance against its net deferred tax assets.

At June 30, 2020 and December 31, 2019, Eos has not recorded any unrecognized tax benefits associated with uncertain tax positions.

Eos files income tax returns in federal and various state jurisdictions. The open tax years for federal and state returns is generally 2016 and forward. In addition, net operating losses generated in closed years and utilized in open years are subject to adjustment by the tax authorities. Eos is not currently under examination by any taxing jurisdiction.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law in response to the Covid-19 pandemic. The CARES Act provided several forms of tax law changes, though Eos does not expect that any will have a material impact on the tax provision.

10. Related Party Transactions

Convertible Notes Payable

During the six months ended June 30, 2020 and 2019, Eos issued convertible notes payable to certain members. Refer to Note 11 for further discussion.

Loan to Affiliate

In prior years, Eos provided temporary advances to affiliated companies based upon certain expenses that were paid by Eos on behalf of the affiliates. The unpaid balance of advances to affiliates as of June 30, 2020 and December 31, 2019 was $23, and is included in Prepaid and other current assets on the Balance Sheet.

11. Convertible Notes Payable

2019 Convertible Notes Payable — Related Party

During the six months ended June 30, 2020 and the year ended December 31, 2019, the Company issued Convertible notes payable — related party with aggregate principal of $1,524 and $19,524, respectively (the “2019 Convertible Notes”). The 2019 Convertible Notes are secured by all assets and intellectual property of the Company. AltEnergy Storage Bridge, LLC (“AltEnergy”) and its affiliates have combined beneficial ownership in the Company exceeding 10% and therefore constitute a related party of the Company, pursuant to ASC 850, Related Parties. As of each June 30, 2020 and December 31, 2019, AltEnergy owned approximately 20% of the Company’s Common and Preferred equity Units, respectively. The remaining note holders do not meet the definition of a related party under

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

ASC 850. However, the 2019 Convertible Notes were issued under identical terms, and AltEnergy serves as the agent of all note holders under the Note agreements. Therefore, the disclosures within Note 11 encompass all of the 2019 Convertible Notes.

Phase I Notes

The 2019 Convertible Notes were issued on various dates through two phases. Convertible notes with aggregate principal of $13,529 were issued from February 2019 to May 2019 (the “Phase I Notes”). $4,137 of the Phase I Notes were issued to AltEnergy.

The terms of the Phase I Notes are summarized as follows:

•        Maturity:    On or after June 30, 2019.

•        Conversion Option:    At any time, the Holder may elect to convert 1.15 times the outstanding principal balance into the preferred units of the Company at $1.75 per unit.

•        Liquidation Amount:    Repayment shall be made at the applicable liquidation amount. The Liquidation Amount applies to all repayments, with the exception of early repayments made at the Company’s option. The Liquidation Amount applicable to repayments occurring prior to June 1, 2019 is 1.5 times the outstanding principal balance. At June 1, 2019 and August 1, 2019, the multiple increases to 2.0 and 3.0 times the outstanding principal balance, respectively.

•        Optional Prepayment:    The Company may prepay the 2019 Convertible Notes prior to maturity at 3.0 times the outstanding principal balance.

•        Conversion upon Qualified Financing:    In the event that the Company issues and sells any units to investors through a Qualified Financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000, the Company may at its sole option, force the Holders to convert the Liquidation Amount into the class of equity issued in the Qualified Financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing.

•        Holders’ put options:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. Any time prior to September 30, 2019, if Event of Default has not occurred, and at the direction of a majority of holders, the Liquidation Amount becomes due on demand.

In conjunction with the Phase II Note issuance, the Phase I maturity date was extended to October 31, 2019. The term extension did not result in a substantial modification and was accounted for as a continuation of the existing Phase I Notes. An extinguishment charge was not recognized.

2019 Phase II Notes

Convertible notes with aggregate principal of $5,995 were issued from June 2019 to December 2019 (the “2019 Phase II Notes”). $2,017 of the Phase II Notes were issued to AltEnergy.

The terms of the Phase II Notes are identical to the Phase I Notes, except as follows:

•        Maturity:    On or after October 31, 2019.

•        At any time, the holder may elect to convert 1.15 times the outstanding principal balance into the Preferred Units of the Company at $0.50 per unit.

•        The Liquidation Amount is 6.0 times the outstanding principal balance, regardless of the repayment date.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

•        Holders’ put option:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. If Event of Default has not occurred, Holders cannot accelerate repayment.

•        Phase II Notes are Senior to Phase I Notes:    In the event that the Company is obligated, or elects, to repay the 2019 Convertible Notes and does not have sufficient funds to repay all Notes in full, payments shall be made in the following order: first, to the holders of Phase II Notes until each holder has received a repayment equal to 2.0 times (2.0x) the then outstanding principal balance of holder’s Phase II Notes; second, to the holders of Phase I Notes until each holder has received a repayment equal to 1.0 times (1.0x) the then outstanding principal balance of those holder’s Phase I Notes; and third, to all holders of the 2019 Convertible Notes, pro rata based on the remaining amount due to each holder pursuant to the terms and provisions of each 2019 Convertible Note held by that holder.

Concurrent to issuance of the Phase II Notes, the Company entered into subscription agreements to sell Preferred Units to the Holders equal to the principal balance of the Phase II Notes at a price of $0.50 per unit. Phase II cash proceeds totaled $11,991. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $2,031 attributable to the Phase II Preferred Units, which was recorded as a discount against the Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

2020 Phase II Convertible Notes Payable — Related Party

During the six months ended June 30, 2020, the Company issued convertible bridge notes (the “2020 Phase II Notes”) concurrently with Preferred Units to certain investors for aggregate cash proceeds of $3,026. The terms of the 2020 Phase II Notes are identical to the 2019 Phase II Notes. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $469 attributable to the 2020 Phase II Preferred Units, which was recorded as a discount against the 2020 Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

Beneficial Conversion Features

The conversion option on the 2019 Phase I Notes generated a beneficial conversion feature (BCF). A BCF arises when a debt or equity security is issued with an embedded conversion option that is in the money at inception because the conversion option has an effective strike price that is less than the fair value of the underlying equity security at the commitment date. The Company recognized this BCF by allocating the intrinsic value of the conversion option to additional paid-in capital, which resulted in a discount on the Phase 1 Notes. The Company amortized the discount into interest expense on the commitment date, as the conversion option is immediately exercisable.

Embedded Derivatives

Both the occurrence of a Qualified Financing and the exercise of the holders’ put options represent contingent events outside the Company’s control that can accelerate repayment of the 2019 Convertible Notes. Therefore, these features constitute embedded derivatives that require bifurcation pursuant to ASC 815-15, Embedded Derivatives.

In the event of a Qualified Financing occurring prior to July 31, 2019, the Phase I notes can be repaid at a 1.5x or 2.0x Liquidation Amount, thereby resulting in an embedded derivative at issuance. During the six months ended June 30, 2020 and 2019, embedded derivative liabilities with initial fair value of $199 and embedded derivative assets with initial fair value of $85 were recognized. These amounts were recorded as premiums and discounts on the Convertible Notes. As of June 30, 2020 and December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had fair values of $1,037 and $1,681, respectively. During the six months ended June 30, 2020 and 2019, a change in fair value of embedded derivative gain of $843 and a loss of $1,718 has been recognized, respectively. Amortization of the premium is discussed below.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

The Company accounted for the 2019 and 2020 Convertible Notes as deeply discounted zero coupon debt instruments. The balances payable at maturity reflect liquidation multiples of 3.0 and 6.0 times the stated face value of the Phase I and Phase II Notes, respectively. The following balances were recognized upon issuance of the 2019 and 2020 Convertible Notes during the six months ended June 30, 2020 and the year ended December 31, 2019:

	December 31, 2019		June 30, 2020 Phase II	Total
	Phase I	Phase II
Convertible notes payable	$40,587	$35,973	$9,077	$85,637
Discount, original issuance	(20,946)	(23,982)	(6,051)	(50,979)
Premium (discount), embedded derivative	181	(1,145)	(199)	(1,163)
Discount, fair value of preferred units	—	(2,031)	(469)	(2,500)
Discount, beneficial conversion features	(1,799)	—	—	(1,799)
Convertible notes payable, net	$18,023	$8,815	$2,358	$29,196

Subsequent Measurement

With respect to the Phase I Notes, the holders’ put option is immediately exercisable at the 1.5 times the Notes. Pursuant to ASC 470-10, which states that notes with demand features should be stated at or near the amount of cash that could be required to satisfy, a corresponding portion of the discount was amortized into interest expense immediately following issuance. Additionally, the discount attributable to the BCF was immediately amortized into interest expense at issuance. The remaining discount on the Phase I Notes was amortized into interest expense using the effective interest method through July 31, 2019, the date at which the note becomes payable at 3.0 times the outstanding principal amount.

Discounts on the Phase II Notes were amortized into interest expense using the effective interest method through the stated maturity date of October 31, 2019. On October 31, 2019, the Company defaulted under the Phase II note agreements, at which time the note holders’ put option became exercisable. Discounts on Phase II Notes issued subsequent to October 31, 2019 were immediately amortized into interest expense upon issuance.

At issuance, the annual effective interest rates on the Phase I Notes were in excess of 400%. The Phase II Notes were issued with annual effective interest rates in excess of 1200%. During the six months ended June 30, 2020 and 2019, the Company recognized aggregate interest expense of $6,745 and $17,502 related to the Notes, respectively.

As of both June 30, 2020 and December 31, 2019, the total principal and accrued interest on the Phase I and Phase II Note is equal to the applicable Liquidation Amount of three times and six times the outstanding principal, respectively. As of June 30, 2020, and December 31, 2019 Notes are convertible to approximately 26.1 million and 22.7 million Preferred Units of the Company, respectively.

The balances attributable to the Notes on June 30, 2020 are as follows:

	Phase I	Phase II	June 30, 2020
Convertible notes payable	$40,587	$45,049	$85,636
Discount, original issuance	(20,946)	(30,033)	(50,979)
Premium (discount), embedded derivative	181	(1,344)	(1,163)
Discount, fair value of preferred units		(2,500)	(2,500)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,564	33,877	56,441
Convertible notes payable, net	$40,587	$45,049	$85,636

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

The balances attributable to the Notes on December 31, 2019 are as follows:

	Phase I	Phase II	December 31, 2019
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(51,040)
Premium (discount), embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	26,564	27,158	49,722
Convertible notes payable, net	$40,587	$35,973	$76,560

12. Classes of Members’ Capital

Pursuant to the Company’s Sixth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), Eos is authorized to issue equity units under four classes of members’ interest: Preferred Units, Common Units, Employee Units, and Service Provider Units. As of December 31, 2019, the Company has issued only Preferred Units and Common Units.

As of June 30, 2020 and December 31, 2019, there were 68,190,000 Common Units outstanding. The Company’s Preferred Units are discussed at Note 13.

13. Contingently Redeemable Preferred Units

As of June 30, 2020, the Company has outstanding Series C, Series D, and 2019-2020 Bridge Preferred Units, which were issued at $1.10, $1.75, and $0.50 per unit, respectively.

Pursuant to the LLC Agreement, the rights and privileges of the Preferred Members are as follows:

Voting — The Preferred Members are entitled to vote together with the holders of Common Units on all matters submitted for members’ vote. Additionally, the Preferred Members occupy a majority of the seats of the Board of Directors and can therefore control all decisions subject to the Board’s vote.

Preferred Members possess substantial decision-making power with respect to Company’s operations and capital structure. The following actions require a majority vote of the Preferred Members:

•        Pay any dividend on any Units

•        Agree or enter into a merger, sale of a material portion of the Assets, or other corporate reorganization or acquisition or any other transaction resulting in a change of control of the Company.

•        Create or authorize the creation of any debt security, guarantee, or instrument with similar effect in excess of $1,000,000, outside the normal course of business.

•        Enter new lines of business or exit the current line of business.

•        Enter into an exclusive agreement or arrangement to manufacture or sell the Company’s technology.

•        Sell, assign, transfer, pledge, or encumber material technology or material intellectual property.

•        Take any action which deviates from the current budget approved by the Board of Directors by more than 15%.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Units (cont.)

Preferred Liquidation Preference — In the event of the termination of the Company or a Company Sale (as defined within the LLC agreement) the holders of the Preferred Units are entitled to receive for each outstanding unit an amount equal to the greater of: 1) the original issuance price per unit plus an 8% liquidation preference, accrued from the issuance date and (2) the amount which would have been payable to such Preferred Member had the Preferred Units been converted into Common Units in connection with a termination or Company Sale.

After payment of the Preferred Liquidation Preference, any remaining proceeds are distributed proportionally to the Common Unit holders. A Company Sale is defined as a sale of Units, sale of Assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more third parties (other than Voting Members) shall own in excess of fifty percent of the Voting Units or assets of the Company. As of June 30, 2020 and December 31, 2019, the Preferred Liquidation Preference was $143,135 and $136,816, respectively. Because the occurrence of a Company Sale is not probable, the Company concluded the Preferred Units are not probable of becoming redeemable. Therefore, the carrying value has not been remeasured to the Preferred Liquidation Preference.

The occurrence of a Company Sale requires the approval of both the Board of Directors and Preferred Members. Therefore, the liquidation provisions are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. Accordingly, the Preferred Units have been presented in the mezzanine section of the consolidated balance sheet.

Conversion — The Preferred Units are convertible at any time, at the option of the holder, into Common Units of the Company. Upon an optional conversion, distributions payable on such Preferred Units that have been declared but remain unpaid, shall be converted into Common Units. Upon the closing of a Qualified Public Offering (as defined within the LLC Agreement), Preferred Units will automatically convert to common stock.

The Preferred Units are initially convertible on a one-to-one basis into Common Units, subject to certain adjustments for unit splits and combinations. The Preferred Units are also subject to full-ratchet, anti-dilution price protection (a “down round” provision). Under that provision, if the Company issues Common Units at an effective price that is less than the conversion price (the “Dilutive Price”), then the conversion price of the Preferred Units is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of either Common Units or securities convertible into Common Units, at a Dilutive Price, the Preferred Units would be convertible into a greater number of Common Units.

2019 Bridge Preferred Units

As discussed at Note 11, the Company entered into subscription agreements to sell Preferred Units to the Holders a price of $0.50 per unit concurrently with the issuance of the 2019 Phase II Notes, which resulted in the issuance of approximately 12,000,000 Preferred Units (the “2019 Bridge Preferred Units”). The Company recognized $2,031 attributable to the 2019 Bridge Preferred Units based on the allocated fair value of cash proceeds.

Upon the issuance of 2019 Bridge Preferred Units the down round provision was triggered for the Series C and Series D Preferred Units whereby the conversion price was adjusted from $1.10 and $1.75, respectively to $0.50 per Common Unit, which resulted in approximately 144,200,000 additional Common Units being issuable upon conversion of the Series C and Series D Preferred Units. As the fair value a Common Unit was determined to be less than $0.50 on both 1) the original issuance date of the Series C and Series D Preferred Units and 2) immediately following the issuance of the Bridge Preferred Units, the down round did not trigger a BCF. Therefore, a deemed dividend was not recognized.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Units (cont.)

As of June 30, 2020 and December 31, 2019, the Preferred Units were convertible into approximately 228,000,000 and 224,900,000 Common Units, respectively. During the periods ended June 30, 2020 and 2019, activity attributable to the Preferred Units was as follows:

	Preferred Units
	Units	Amount
Balance, December 31, 2019	80,707	$109,365
Contributions allocated to preferred units	3,026	476
Balance, June 30, 2020	83,732	$109,841
	Preferred Units
	Units	Amount
Balance, December 31, 2018	68,716	$105,548
Discount on convertible notes, beneficial conversion feature	—	1,799
Contributions allocated to preferred units	800	139
Balance, June 30, 2019	69,516	$107,486

14. Stock-Based Compensation

Since 2012, Eos has issued stock options to employees and certain service providers under the 2012 Eos Equity Incentive Plan (“Plan”). In addition to stock options, the Plan provides for the issuance of other forms of stock-based compensation, including profits interests, unit appreciation rights and restricted units. Only stock options have been issued under the Plan.

The following table summarizes stock option activity during the six months ended June 30, 2020:

	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Options Outstanding at December 31, 2019	6,815,603	$0.90	5.4
Granted	1,250,000	$0.50
Cancelled/Forfeited	(749,760)	$1.47
Options Outstanding at June 30, 2020	7,315,843	$0.74	5.7
Options Exercisable at June 30, 2020	2,963,768	$1.04

As of the six months ended June 30, 2020 and year ended December 31, 2019, 1,024,907 and 1,966,810 shares remain for future issuance, respectively. Options vest generally over three to five years and have a term of five to ten years. The Company recorded stock compensation expense of $38 and $71 for the six months ended June 30, 2020 and 2019, respectively, which has been recorded in General and administrative expenses in the Statements of Operations. Unrecognized stock compensation expense of $333 is expected to be amortized over the next four years.

The weighted average assumptions used to determine the fair value of options granted in the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:

	2020	2019
Volatility	50.00%	58.20%
Risk free interest rate	0.49%	1.89%
Expected life (years)	6.25	6.25
Dividend yield	0%	0%

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Stock-Based Compensation (cont.)

The weighted average grant date fair value of all options granted was $0.12 and $0.07 per option for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

The following table summarizes non-vested stock option activity for the six months ended June 30, 2020:

	Shares	Fair Value
Non-vested options outstanding at December 31, 2019	3,833,774	$1.72
Granted	1,250,000	$0.50
Vested	(465,459)	$0.50
Exercised	—	—
Forfeited	(749,760)	$1.47
Non-vested options outstanding at June 30, 2020	3,868,555	$0.55

15. Subsequent Events

The Company has performed an evaluation of subsequent events through September 10th, 2020, the date the financial statements were issued.

On June 24, 2020, B. Riley Principal Merger Corp. II (NYSE: BMRG, BMRG WS, BMRG.U) (“BRPM II”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial”), and Eos executed a letter of intent (“LOI”) for a business combination transaction which would result in Eos becoming a publicly listed company. BMRG is an acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 7, 2020, Eos entered into a merger agreement with BRPM II for the transaction. The contemplated deal with BRPM II would provide all holders of common and preferred units, and Convertible notes payable — related party to receive common stock of the continuing public company, which will be a wholly owned subsidiary of BRPM II. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by BRPM II’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

On August 10, 2020, the Company entered into a memorandum of agreement with Holtec Power, Inc. (“Holtec”), its joint venture partner under which Holtec has subscribed to an equity investment in the Company of $10 million. As of September 10th, 2020, Holtec has funded $4 million of the subscribed amount. The remaining $6 million is expected to be funded prior to the close of the Company’s proposed business combination with BMRG.

As of September 10th, 2020, the Company issued approximately $4,850 of its 2019 Phase II Notes and $4,850 million in preferred units at $0.50 per unit.

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. As of the issuance of the financial statements, COVID-19 has not had a material effect on the Company; third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System has been delayed due to COVID-19 and is expected in the fourth quarter of 2020. However, if COVID-19 broadly resurfaces in the latter part of 2020, it could affect the Company’s ability to install and commission its battery systems. The Company is currently evaluating the potential impact to its supply chain and is mitigating risk by developing a strategy to diversify suppliers if required.

EOS ENERGY STORAGE, LLC

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2019 and 2018

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of EOS Energy Storage, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EOS Energy Storage, LLC (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, statements of members’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

September 10, 2020

We have served as the Company’s auditor since 2017.

EOS ENERGY STORAGE, LLC

BALANCE SHEETS ($ IN THOUSANDS)

As of December 31, 2019 and 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$862	$5,498
Grants receivable	326	678
Inventory	—	801
Receivable on sale of state tax attributes	4,060	0
Prepaid and other current assets	736	383
Total current assets	5,984	7,360

Property and equipment, net	5,316	6,542
Intangible assets, net	360	400
Investment in joint venture	589	—
Security deposit	808	744
Total assets	$13,057	$15,046

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$8,181	$9,208
Convertible notes payable – related party	76,559	2,350
Notes payable	—	1,000
Capital lease, current portion	13	56
Embedded derivative liability	1,681	—
Contract liabilities, current portion	300	58
Total current liabilities	86,734	12,672

Long term liabilities
Deferred rent	663	494
Capital lease	17	46
Contract liabilities	—	660
Total long term liabilities	680	1,200
Total liabilities	87,414	13,872

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CONTINGENTLY REDEEMABLE PREFERRED UNITS (NOTE 13) (liquidation preference of $136,816 and, $121,870 as of December 31, 2019 and December 31, 2018, respectively)	109,365	105,548
Members’ deficit
Members’ capital	20,346	20,211
Accumulated deficit	(204,068)	(124,585)
Total members’ deficit	(183,722)	(104,374)
Total liabilities, contingently redeemable preferred units, and members’ deficit	$13,057	$15,046

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF OPERATIONS ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	2019	2018
Revenue
Total revenue	$496	$—

Costs and expenses
Cost of goods sold	8,332	9,708
Research and development expenses	11,755	14,574
General and administrative expenses	7,710	7,158
Grant (income) expense, net	(469)	1,418
Total costs and expenses	27,328	32,858

Operating loss	(26,832)	(32,858)

Other income (expense)
Sale of state tax attributes	4,060	4,476
Loss from equity in unconsolidated joint venture	(178)	—
Interest income	2	28
Interest expense – related party	(49,708)	(144)
Loss on extinguishment of convertible notes	(6,111)	—
Change in fair value, embedded derivative	(716)	—
Total other income (expense)	(52,651)	4,360
Net loss	$(79,483)	$(28,498)

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	Common Equity		Accumulated
	Units	Amount	Deficit	Total
Balance, December 31, 2017	68,190,000	$20,074	$(96,087)	$(76,013)
Stock-based compensation	—	137	—	137
Net loss	—	—	(28,498)	(28,498)
Balance, December 31, 2018	68,190,000	$20,211	$(124,585)	$(104,374)
Stock-based compensation	—	135	—	135
Net loss	—	—	(79,483)	(79,483)
Balance, December 31, 2019	68,190,000	$20,346	$(204,068)	$(183,722)

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF CASH FLOWS ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(79,483)	$(28,498)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	135	137
Depreciation and amortization	2,123	2,417
Impairment of property and equipment	1,590	1,441
Loss from equity in unconsolidated joint venture	178	—
Accreted interest on convertible notes payable – related party	49,708	—
Loss on extinguishment of convertible notes	6,111	—
Change in fair value, embedded derivative	716	—
Other	(52)	—
Changes in operating assets and liabilities:
Receivable on sale of state tax attributes	(4,060)	—
Prepaid and other assets	(353)	415
Inventory	634	(489)
Grants receivable	352	(91)
Security deposit	(64)	—
Accounts payable and accrued expenses	(1,070)	(521)
Contract liabilities	(468)	58
Deferred rent	169	213
Net cash used in operating activities	(23,834)	(24,918)
Cash flows from investing activities
Investment in joint venture	(601)	—
Purchases of property and equipment	(2,299)	(1,697)
Net cash used in investing activities	(2,900)	(1,697)
Cash flows from financing activities
Capital lease payments	(72)	(47)
Proceeds from issuance of convertible notes payable – related party	19,346	4,268
Proceeds / (repayment) of short term notes payable	(1,000)	1,000
Proceeds attributable to beneficial conversion features of convertible notes payable – related party	1,793	—
Issuance of contingently redeemable preferred units	2,031	24,854
Net cash provided by financing activities	22,098	30,075
Net decrease in cash and cash equivalents	(4,636)	3,460
Cash and cash equivalents, beginning of year	5,498	2,038
Cash and cash equivalents, end of year	$862	$5,498
Non-cash Investing and Financing Activities
Contribution of inventory to joint venture	$167	$—
Conversion of notes payable to members’ capital	$—	$5,918
Accrued and unpaid capital expenditures	$93	$444
Supplemental disclosures
Cash paid for interest	$6	$3

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Eos Energy Storage, LLC (“Eos” or the “Company”) is a United States based entity that was created on April 24, 2008 under the Delaware State laws. Eos designs, develops, manufactures, and sells innovative energy storage solutions for the electric utilities, and commercial and industrial end users. Eos has developed and has received patents on an innovative battery design relying on a unique zinc oxidation /reduction cycle to generate output current and to recharge. The Battery Management System (“BMS”) software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and current sensors for the strings and the system. Eos and their partners focus on a collaborative approach to jointly develop and sell safe, reliable, long-lasting low-cost turn-key alternating current (“AC”) integrated systems using Eos’s Aurora direct current (“DC”) Battery System. The Company is also an investor in an unconsolidated joint venture (“JV”) which has the exclusive rights to manufacture the DC Battery Systems integrated with the BMS for DC Battery Systems that are sold and delivered in North America, subject to meeting certain performance targets. The Company’s major markets are integration of battery storage with solar that is connected to the utility power grid or the customer’s solar system that is not connected to the utility power grid, battery storage systems to be used by utilities to relieve congestion in the power grids and battery storage systems to assist commercial and industrial customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. The location of the Company’s major markets are seen in North America, Europe, Africa, and Asia.

Liquidity and Going Concern

The Company’s is in the development stage of its lifecycle and, as such, has no significant history of revenue generating activities. Accordingly, the Company has incurred significant recurring losses, negative working capital, and net operating cash outflows from operations since inception, which is attributable to its higher operating costs relative to its lack of revenue base. Operating expenses consist primarily of costs related to the Company’s sales of their product along with the associated research and development costs, as well as other recurring general and administrative expenses, such as professional fees, rent, and utilities. While management and the Company’s Board of Directors anticipate the Company will eventually exit the development stage by reaching a scale of profitability through the sale of Second Generation Aurora DC Battery Systems (“Gen 2.3”) and other complimentary products, they believe the current stage of the Company’s lifecycle justifies continued investment in the development and launch of product with outside capital at the expense of short-term profitability. Accordingly, the Company anticipates continuing to incur significant losses, negative working capital, and net operating cash outflows from operations for the foreseeable future to fund its obligations as they become due, which includes necessary funding to scale up of the Company’s operations to allow for the delivery of order backlog and additional order opportunities for its Gen 2.3 Battery System, continued investment in research and development, and commitments associated with the Company’s unconsolidated joint venture (see Note 6). In addition, as disclosed in Note 15, the materially adverse impact that COVID-19 has had on the global economy could deteriorate demand for the Company’s Gen 2.3 Battery System or impair its ability to continue to invest in research and development and its unconsolidated joint venture if the global pandemic worsens or anticipated vaccines and therapeutic remedies do not mitigate the spread of the disease.

As of December 31, 2019, Eos had total assets of $13,057, which includes total cash and cash equivalents of $862, total liabilities of $87,414, which includes the total amounts owed on the Company’s outstanding convertible notes payable of $76,559 that are due and payable on demand by the noteholders (see Note 11), contingently redeemable preferred units of $109,365 and a total members’ (deficit) of ($183,722), which is primarily attributable to the significant recurring losses the Company has accumulated since inception. The Company has historically relied on outside capital to fund its cost structure and expects this reliance to continue for the foreseeable future until the Company reaches a scale of profitability through its planned revenue generating activities. However, as of the date the accompanying financial statements were issued, the Company did not have sufficient capital to support its current cost structure, which includes the total amounts owed on the Company’s outstanding convertible notes, for one year after the date the accompanying financial statements were issued.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

As disclosed in Note 15, the Company entered into a letter of intent dated June 24, 2020 to merge with B. Riley Principal Merger Corp. II (“BMRG II”). BMRG II is a special acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “SPAC transaction”). The SPAC transaction is currently expected to close in the fourth quarter of 2020 and would allow all holders of the Company’s equity and equity-linked securities to receive a combination of common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG II. Accordingly, as part of the closing of the SPAC transaction, the Company currently expects substantially all the total amounts owed on the Company’s outstanding convertible notes will be converted into shares of the continuing public company. The merger would result in a net increase in cash to the Company of between approximately $66.4 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemption, for which management plans to use to, among other things, fund the Company’s obligations as they become due. While management believes they will be able to close the SPAC transaction in October 2020, no assurance can be provided that such transaction will close or on terms that are acceptable to the Company. If the Company is unable to close the SPAC transaction, management plans to obtain additional outside capital to fund the Company’s current cost structure through the issuance of Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes to, among other things, extend the current amounts owed to future periods. While management believes they would be able to issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes in the event the SPAC transaction fails to close, no assurance can be provided that such issuance and modification will occur or on terms that are acceptable to the Company.

Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to close the SPAC transaction, or issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes, management may have to seek other strategic alternatives, which could include, among other things, a sale of the Company, filing of insolvency, or a cessation of the Company’s operations.

The accompanying financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. The accompanying financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Basis of Presentation

The financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with original maturities of three months or less.

Concentration of Credit Risk

Eos maintains cash balances at FDIC-insured institutions However, the FDIC limits may be exceeded at times. The Company has not experienced any losses on such accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The most significant estimates in the accompanying condensed financial statements include the valuation of derivatives, the relative fair value allocation of Phase II bridge financing proceeds, the valuation of inventory, and estimated lives used for depreciation and amortization purposes.

Income Taxes and Deferred Taxes

Eos complies with the accounting and reporting requirements of FASB ASC Topic 740, Income Taxes (ASC 740). Income taxes are computed under the asset and liability method reflecting both current and deferred taxes, which reflect the tax impact of all events included in the financial statements. The balance sheet approach (i) reflects a current tax liability or asset recognized for estimated taxes payable or refundable on tax returns for the current and prior years, (ii) reflects a deferred tax liability or asset recognized for the estimated future tax effects attributable to temporary differences and carryforwards, (iii) measures current and deferred tax liabilities and assets using the enacted tax rate of which the effects of future changes in tax laws or rates are not anticipated, and (iv) reduces deferred tax assets, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Eos recognizes deferred tax assets only to the extent that management concludes these assets are more-likely-than-not to be realized. Significant judgement is required in assessing and estimating the more-likely-than-not tax consequences of the events included in the financial statements. Management considers all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

Eos recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. Eos records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) management determines whether it is more-likely-than-not that the tax position will be sustained on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, Eos recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that there are no uncertain income tax positions at December 31, 2018 and December 31, 2019 that do not meet the more-likely-than-not threshold under ASC 740. See Note 9 for further information.

Impairment of Long — Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An assessment is performed to determine whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of any long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. For the years ended December 31, 2019 and 2018, the Company recorded impairment expenses of $1,590 and $1,441, respectively, primarily related to obsolete equipment relating to its prior generation battery and is reflected in cost of goods sold, research and development expenses and general and administrative expenses in the Statements of Operations.

Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives.

Property and Equipment

Equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimate useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the life of the lease. Maintenance and repairs expenditures are expensed as incurred. Expenditures which significantly improve or extend the life of an asset are capitalized.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties

Eos holds several product patents, which if infringed upon, could result in significant expenses to defend. If Eos is unable to protect its intellectual property, it could have a significant impact on operations.

Revenue from Contracts with Customers

Revenue is earned from the sales, installation, and commissioning of energy storage systems and is derived from customer contracts. Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring the promised goods and/or services to the customer, when or as the Company’s performance obligations are satisfied. For product sales of energy storage systems, the Company’s performance obligations are satisfied at the point in time when the customer obtains control of the system, which is either upon delivery of the goods at the customer’s designated location or upon the customer’s acceptance of the product after commissioning and testing at the customer’s site, depending on the specific terms of the respective contract with the customer. In addition, the corresponding installation and commissioning services related to the systems are performance obligations satisfied over time as the respective services are performed, based on an input measure of progress as labor costs relating to the installation and commissioning services are incurred. Further, extended warranties are offered by the Company and are identified as performance obligations that are satisfied over time, based on a time-elapsed measure of progress resulting in a ratable recognition of revenue over the respective warranty period. Payment terms generally include advance payments to reserve capacity and/or upon issuance of the customer’s purchase order, shipment readiness, with the remainder upon delivery and commissioning of the system. Shipping and handling costs are included in cost of sales. Sales tax collected from customers are recorded on a net basis and therefore, not included in revenue. Sales tax is recorded as a liability (payable) until remitted to governmental authorities.

The Company may enter into sales contracts that provide for performance obligations in addition to the sale of the product, including performance guarantees and service obligations. Under these sales contracts, transaction price is allocated to the various performance obligation based on the relative stand-alone selling prices of the promised goods and services. When the stand-alone selling price is not observable, revenue related to service type warranties is determined based on a best estimate of selling price using cost plus a reasonable margin and is recognized ratably over the period of performance.

Royalty Revenue

The Company receives sales-based royalty payments related to the licensing of intellectual property to the Company’s JV. This represents a performance obligation that is satisfied over time as the licensee accesses the intellectual property by producing and selling products. The Company recognizes royalty revenues when the licensee sells products to third parties.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a standard warranty for a period of one to two years, commencing upon commissioning. Costs to provide for warranty obligations are estimated and recorded as a liability at the time of recording the sale. Extended warranties are identified as performance obligations in the Company’s contracts with customers, and are discussed as part of revenue from contracts with customers. Costs incurred in satisfying the Company’s performance obligations with respect to extended warranties are recognized as expenses when incurred.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Government Grants

The Company records grants received or receivable from government agencies as an offset to the related costs for which the grants are intended to compensate the Company. The costs of satisfying the Company’s obligations under the respective grant agreements are recognized as expense when incurred. Once the expenses are approved by the government agencies the Company records the grant receivable and related grant revenue.

Research and Development Expenses

Research and development costs are expensed as incurred, which include materials, supplies, salaries, benefits and other costs related to research, development and testing of products.

Rent Expense

The Company records rent expense on a straight-line basis based on the total minimum lease payments over the term of the lease. Differences between cash paid for lease payments and rent expense are recorded as Deferred rent on the Balance Sheets.

Accounts Receivable

The Company evaluates the creditworthiness of its customers. If the collection of any specific receivable is doubtful, an allowance is recorded in the allowance for doubtful accounts. As of December 31, 2019 and 2018, no such allowances have been recorded. The Company had no accounts receivable as of December 31, 2019 and 2018.

Inventory

Inventories are stated at the lower of cost, which approximates cost determined on a first-in, first-out basis, or net realizable value. The Company records inventory when it takes delivery and title to the product according to the terms of each supply contract.

The Company evaluates its ending inventories for excess quantities and obsolescence. Inventories that management considers excess or obsolete are reserved. Management considers forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

Investment in unconsolidated joint venture

The Company accounts for its investment in its unconsolidated joint venture using the equity method of accounting as it has been determined that the Company has the ability to exercise significant influence and is not otherwise required to consolidate. All significant decisions require unanimous consent of both joint venture members. Under the equity method, the investment is initially recorded at cost and subsequently adjusted for the Company’s share of equity in the joint venture’s income or loss.

The Company reviews its investments for other-than-temporary impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Investments identified as having an indication of impairment are subject to further analysis to determine if the impairment is other than temporary and to estimate the investment’s fair value.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of awards, and generally these awards only have service conditions. The Company recognizes compensation cost on a straight-line basis over the requisite service/vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating volatility of the Company’s common stock and expected terms. The expected volatility rates are estimated based on historical and implied volatilities of comparable publicly traded companies. The expected term represents the average time that the options that vest are expected to be outstanding based on the vesting provisions, which is determined through the simplified method, since the Company does not have sufficient historical experience regarding the exercise of options. The Company has elected to recognize forfeitures as incurred.

Segments

The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer and President. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by its CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable — related party.

Accounting standards establish a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Accounting standards require financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The carrying value of cash and cash equivalents, grants receivable, and accounts payable are considered to be representative of their fair value due to the short maturity of these instruments. The fair value of both the Company’s convertible notes payable — related party (the “Convertible Notes”) and the embedded derivative liability are classified within Level 3 of the fair value hierarchy.

The estimated future cash flows of the Convertible Notes were discounted using a discount rate derived from an appropriate risk-free interest rate yield curve and credit spread, and the estimated repayment date. As the Company does not have a market observable credit spread, the Company obtained a range of potential credit spreads available from market observable information on entities with a comparable credit risk. As of December 31, 2019, the estimated fair value of the convertible notes payable — related party is approximately $65,942, as compared to the carrying value of approximately $76,559.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The fair value of the embedded derivatives are determined using valuation techniques that require the use of assumptions concerning the amount and timing of future cash flows, discount rates, and probability of future events and redemption dates that are beyond management’s control. As of December 31, 2019, the fair value of the embedded derivative liability was $1,618.

As of December 31, 2018, the carrying value of the Company’s notes payable and convertible notes payable — related party of $1,000 and $2,350, respectively, approximate their fair values.

Refer to Note 11 for further discussion of the convertible notes payable — related party and the embedded derivatives.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

2. Revenue Recognition

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	December 31, 2019	December 31, 2018	January 1, 2018
Contract liabilities	$300	$718	$660

Contract liabilities primarily relate to advance consideration received from customers and deferred revenue for which transfer of control occurs, and therefore revenue is recognized, as services are provided. Contract balances are reported in a net contract asset or liability position on a contract-by-contract basis at the end of each reporting period.

During the year ended December 31, 2019, contract liabilities decreased $418. The Company recognized $58 of revenue during the year ended December 31, 2019 that was included in the contract liability balance at the beginning of the period.

During the year ended December 31, 2018, contract liabilities increased $58. The Company recognized $0 of revenue during the year ended December 31, 2018 that was included in the contract liability balance at the beginning of the period.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

2. Revenue Recognition (cont.)

Transaction Price Allocated to Remaining Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period:

December 31, 2019	2020	2021	2022	2023	Thereafter
Product Revenue	$300	$0	$0	$0	$0

Significant Judgments in Application of the Guidance

The Company uses the following methods, inputs, and assumptions in determining amounts of revenue to recognize:

Determination of Transaction Price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. The Company includes any fixed charges within its contracts as part of the total transaction price. In addition, several contracts include variable consideration such as refunds, penalties, and the customer’s right to return. The Company has concluded that its estimation of variable consideration results in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

Assessment of Estimates of Variable Consideration

Many of the Company’s contracts with customers contain some component of variable consideration. The Company estimates variable consideration, such as refunds, penalties, and credits, using the expected value method, and adjusts transaction price for its estimate of variable consideration. Throughout the year, we update our estimate of variable consideration on a monthly basis, and adjust transaction price accordingly by recording an adjustment to net revenue and refund liability with respect to variable consideration such as penalties, refunds, and credits to customers. Therefore, management applies the constraint in its estimation of variable consideration for inclusion in the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

Practical Expedients and Exemptions

As permitted by ASC 606, the Company elected to use certain practical expedients in connection with the implementation of ASC 606. The Company treats costs associated with obtaining new contracts as expenses when incurred if the amortization period of the asset the Company would recognize is one year or less. The Company does not adjust the transaction price for significant financing components, as the Company’s contracts typically do not span more than a one year period. The election of these practical expedients results in accounting treatments that the Company believes are consistent with historical accounting policies and, therefore, these elections of practical expedients do not have a material impact on the comparability of the financial statements as no revenue was earned during the year ended December 31, 2018.

3. Inventory

As of December 31, 2019 and 2018, we had inventories of $0 and $801, which was comprised of raw materials.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

4. Property and Equipment

As of December 31, 2019 and 2018, property and equipment consisted of the following:

	2019	2018	Useful lives
Equipment	$5,910	$9,438	5 – 10 years
Capital lease	201	225	5 years
Furniture	125	186	5 – 10 years
Leasehold Improvements	2,732	3,130	Lesser of useful life/remaining lease
Construction in progress	—	50
Tooling	150	907	2 – 3 years
Total	9,118	13,936
Less: Accumulated Depreciation and Amortization	(3,802)	(7,394)
	$5,316	$6,542

Depreciation and amortization expense related to property and equipment was $2,083 and $2,417, during the years ended December 31, 2019 and 2018, respectively.

5. Intangible Assets

Intangible assets consisted of various patents valued at $400, which represents the cost to acquire the patents. These patents are determined to have useful lives and are amortized into the results of operations over ten years. During the years ended December 31, 2019 and 2018, the Company recorded amortization expenses of $40 and $0, respectively, related to patents.

Estimated future amortization expense of intangible assets as of December 31, 2019 are as follows:

2020	$40
2021	40
2022	40
2023	40
2024	40
Thereafter	160
$360

6. Investment in unconsolidated joint venture

In August 2019, the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture, HI-POWER LLC (“Hi-Power” or “JV”). The JV was formed in order to manufacture the products for all of the Company’s projects in North America. Accordingly, the Company will purchase battery storage systems and spare parts from the JV. The joint venture is in Turtle Creek, Pennsylvania. The Company’s initial estimated financial commitment is $4,100 in the form of a combination of cash and special purpose manufacturing equipment. Eos’s initial ownership interest is 49%.

The joint venture is not planned to commence manufacturing activities until the third quarter of 2020, as a result earnings are not material.

Once manufacturing activities commence, both Eos and Holtec intend to sell the products manufactured by Hi-Power. Eos will earn five percent of the product price for any products manufactured by Hi-Power and sold by Holtec or its affiliates.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

7. Commitments and Contingencies

Lease Commitments

On June 24, 2016, Eos entered into a long-term non-cancelable operating lease for 45,000 sq. ft. of space for its current headquarters facility in Edison, New Jersey. On April 26, 2017, Eos entered into a lease for an additional 18,000 sq. ft. of adjoining space. These leases expire in September 2026 with renewal options up to 2036. Further, these leases require monthly rent payments along with executory costs, which include real estate taxes, repairs, maintenance, and insurance. In addition, the terms of the leases contain cost escalations of approximately 10% annually. The Company also has certain non-cancelable capital lease agreements for office equipment.

Total rent expense was $930 and $1,007, for the years ended December 31, 2019 and 2018, respectively, of which, $102 and $528 was recorded as Cost of goods sold; $430 and $0 as Research and development expenses; and $398 and $479 as General and administrative expenses in the Statement of Operations, respectively.

Future minimum lease commitments as of December 31, 2019 are as follows:

	Operating	Capital
2020	$614	$13
2021	685	13
2022	755	4
2023	825	—
2024	895	—
Later years	1,644	—
Total minimum lease payments	$5,418	$30
Less amounts representing interest		5
Present value of minimum lease payments		$25

8. Grant Expense, Net

Eos was approved for two grants by the California Energy Commission (CEC) totaling approximately $7,000. In accordance with the grant agreements, Eos is responsible for conducting studies to demonstrate the benefits of certain energy-saving technologies to utility companies and consumers in the State of California, and is entitled to receive portions of the grants based upon expenses incurred. During the years ended December 31, 2019 and 2018, Eos recorded grant expense (income), net of $(469) and $1,418, respectively, which comprised of grant income of $984 and $1,821 and grant costs of $515 and $3,239. As of December 31, 2019 and 2018, Eos has received payments totaling $3,209 and $2,244, and has a receivable in the amount of $326 and $678 as of December 31, 2019 and 2018, respectively. The expenses incurred by Eos relate to the performance of the studies in accordance with the respective grant agreements, and the grants received or receivable from the CEC are recorded as an offset to the related expenses for which the grant is intended to compensate the Company.

9. Income Taxes

Eos is subject to regulation under U.S. federal and U.S. state tax laws, regulations and policies. Changes to these laws or regulations may affect the Company’s tax liability, return on investments and business operations.

Earnings before income taxes

Net loss before income taxes for domestic operations for the years ended December 31, 2019 and 2018 was $(79,483) and $(28,498), respectively.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

Income expense (benefit)

Income tax expense (benefit) for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Current expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total current income tax (benefit) provision	—	—
Deferred expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total deferred income tax (benefit) provision	—	—
Total income tax (benefit) provision	$—	$—

Eos has no tax provision (benefit) for the periods ended December 31, 2019 and 2018 due the generation of taxable losses offset by a valuation allowance, discussed below, on the deferred tax assets.

Reconciliation of US Federal Statutory income tax rate to actual income tax rate

The reconciliation from the statutory U.S. federal income tax rate to the effective tax rate is as follows:

	2019	2018
Income (loss) before income taxes	$(79,483)	$(28,498)
Statutory U.S. federal income tax (21%)	(16,691)	(5,985)
State and local income tax	1,548	768
Disallowed interest expense	11,903	—
Federal R&D credit	(1,002)	(1,065)
Valuation allowance	4,215	6,276
Other	27	6
Total income tax expense	—	—
Effective tax rate	0%	0%

The reported income tax provision differs from the amount computed by applying the statutory US federal income tax rate of 21% to the income before income taxes due to pretax losses for which no tax benefit has been provided and nondeductible interest expense for US income tax purposes.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

Deferred Income Taxes

Eos records deferred income taxes to reflect the net tax effects of temporary differences, if any, between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2019 and 2018 were as follows:

	2019	2018
Deferred tax assets:
NOL carryforwards	$30,540	$26,858
Tax credit carryforwards	4,346	4,390
Employee compensation	187	211
Accruals and reserves	543	136
Organizational costs	194	24
Deferred tax assets, gross	$35,810	31,619
Valuation allowance	$(34,773)	(30,558)
Total deferred tax assets, net	$1,037	$1,061
Deferred tax liabilities:
Fixed assets	(1,010)	(1,061)
Investment in partnership	(27)	—
Deferred tax liabilities	(1,037)	(1,061)
Total deferred tax asset (liability)	$—	$—

Eos’s net deferred tax balances consists primarily of federal and state net operating losses (“NOLs”) available for carry forward, research and development credits, and differences in the basis of property and equipment for the years ended December 31, 2019 and 2018.

During 2018, the Company participated in a tax certificate transfer program with the state of New Jersey and sold a portion of its available prior year New Jersey state NOLs, in varying amounts from tax years 2016 and 2017. During 2019, the Company participated in this same program with the state of New Jersey and sold a portion of its available prior year New Jersey state NOLs and R&D credits, in varying amounts from tax years 2016, 2017 and 2018. The deferred tax balances and related disclosures below reflect the adjusted attribute carryforwards and associated deferred tax assets post-sale of the prior years’ attributes.

The Company maintains a valuation allowance where it is more-likely-than-not that all or a portion of a deferred tax asset may not be realized. Changes in the valuation allowances are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is required, the Company evaluates factors such as prior earnings history, expected future earnings, reversal of existing taxable temporary differences, carry back and carry forward periods and tax planning strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Management has determined that it is more-likely-than not that Eos will not be able to utilize its deferred tax assets at December 31, 2019 and 2018 due to cumulative losses. As such, Eos has a valuation allowance against its net deferred tax assets.

Valuation allowance increased by $4,215 between December 31, 2019 and 2018. The increase/decrease was primarily attributable to an increase in NOL and tax credit carryforwards.

Net Operating Losses & Tax Credits

As of December 31, 2019 and 2018, Eos has federal research and development tax credits (“R&D credit”) of approximately $3,733 and $2,731, which begin to expire in varying amounts from 2032 – 2039 and 2032 – 2038, respectively. In addition, Eos has state R&D credits of approximately $613 and $1,657, which will expire in varying amounts from 2025 – 2026 and 2023 – 2025 for the years ended December 31, 2019 and 2018, respectively.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

The Company has NOL carryforwards for tax purposes and other deferred tax assets that are available to offset future taxable income.

As of December 31, 2019 and 2018, Eos has gross federal NOL carryforwards of approximately $137,612 and $117,018. As of December 31, 2019, Eos has state NOL carryforwards of $24,008. As of December 31, 2018 Eos has NOLs generated in 2018 of $27,378 and NOLs generated in prior years of $7,552, for total state NOLs of $34,930. Regarding the federal NOL for the year ended December 31, 2019, $89,051 begins to expire in varying amounts from 2033 through 2037, while $48,561 has an indefinite carryforward period. The state NOL carryforwards begin to expire in varying amounts from 2036 through 2039. The US (federal and state) operating loss carry forwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The Company is still assessing whether these provisions apply.

Unrecognized Tax Benefits

The Company is subject to income taxes in the United States (federal and state). Significant judgment is required in evaluating the Company’s tax positions and determining Eos’s provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged.

Eos has not recorded any unrecognized tax benefits associated with uncertain tax positions as of December 31, 2019 and 2018.

The open tax years for federal and state tax returns is generally 2016 and forward. Net operating losses and R&D credits generated in closed years and utilized in open years are subject to adjustment by the tax authorities. Eos is not currently under examination by any taxing jurisdiction.

The Company regularly assesses the adequacy of its provision for income tax contingencies in accordance with ASC 740. As a result, the Company may adjust the reserves for unrecognized tax benefits for the impact of new facts and developments, such as changes to interpretation of relevant tax law, assessments from taxing authorities, settlements with tax authorities and lapses of statute of limitations.

10. Related Party Transactions

Convertible Notes Payable

During the years ended December 31, 2019 and 2018, Eos issued convertible notes payable to certain members. Refer to Note 11 for further discussion.

Commitment and Related Party Transaction

During the years ended December 31, 2019 and 2018, Eos incurred monthly management fees to an entity owned by a board member in relation to the use of a New York City office. Total costs incurred during the year amounted to $19 and $274, respectively, which are included in General and administrative expense in the Statements of Operations. Unpaid management fees of $73 and $54 are included in Accounts payable and accrued expenses as of December 31, 2019 and 2018, respectively.

Loan to Affiliate

In prior years, Eos provided temporary advances to affiliated companies based upon certain expenses that were paid by Eos on behalf of the affiliates. The unpaid balance of advances to affiliates as of December 31, 2019 and 2018 was $23, and is included in Prepaid and other current assets on the Balance Sheet.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable

2018 Notes Payable

In December 2018, the Company issued $1,000 of notes payable with a maturity date of the earlier of the date of receipt of the payment of cash from the monetization of the Company’s 2016 and 2017 New Jersey net operating losses or January 15, 2019. They are unsecured and bear interest at the rate of 15% per year. The Company repaid the notes payable on January 2, 2019.

2018 Convertible Notes Payable — Related Party

During the year ended December 31, 2018, the Company issued Convertible notes payable — related party with aggregate principal totaling $2,350 to certain investors (the “2018 Convertible Notes”). The 2018 Convertible Notes are unsecured, bear interest at the greater of 3% per year or 5% of the outstanding principal balance at maturity. In the event the Company conducts an equity offering resulting in aggregate gross proceeds of at least $10,000 before the 2018 Convertible Notes are repaid in full, the Company can force holders to convert the 2018 Convertible Notes and accrued interest into Preferred Units of the Company.

The Company determined the initial carrying value of the 2018 Convertible Notes to be $2,350 at the date of issuance. The Company determined the conversion feature does not constitute an embedded derivative pursuant to ASC 815-15, Embedded Derivatives because the 2018 Convertible Notes do not allow for net settlement upon conversion and the Company’s Preferred Units are not readily convertible to cash. Debt issuance costs associated with the Notes were immaterial and expensed as incurred.

During January 2019, the Company issued an additional $2,551 of Convertible Notes to certain investors on terms similar to the 2018 Convertible Notes. Both the 2018 Convertible Notes and January 2019 Convertible Notes were modified in April 2019 in conjunction with the Phase I Note issuance. The modification was accounted for an extinguishment of the existing Convertible Notes. The modified Phase I Notes were initially recognized at their fair value of $11,012, which resulted in an extinguishment loss of $6,111.

Refer to subsequent discussion for related party considerations applicable to both the 2018 and 2019 Convertible Notes.

2019 Convertible Notes Payable — Related Party

During the year ended December 31, 2019, the Company issued Convertible notes payable — related party with aggregate principal of $19,524 (the “2019 Convertible Notes”). The 2019 Convertible Notes are secured by all assets and intellectual property of the Company. AltEnergy Storage Bridge, LLC (“AltEnergy”) and its affiliates have combined beneficial ownership in the Company exceeding 10% and therefore constitute a related party of the Company, pursuant to ASC 850, Related Parties. As of December 31, 2019, AltEnergy owned approximately 20% of the Company’s Common and Preferred Units. As of December 31, 2018 AltEnergy owned approximately 19% of the Common and Preferred Units. The remaining holders of the 2018 and 2019 Convertible Notes do not meet the definition of a related party under ASC 850. However, the disclosures within Note 11 encompass all of the 2018 and 2019 Convertible Notes. The 2019 Convertible Notes were issued under identical terms, with AltEnergy specifically serving as the administrative agent on behalf of all holders under the 2019 Convertible Notes agreements.

Phase I Notes

The 2019 Convertible Notes were issued on various dates through two phases. The first phase with aggregate principal of $13,529 was issued through May 2019 (the “Phase I Notes”), of which $4,137 was issued to AltEnergy.

The terms of the Phase I Notes are summarized as follows:

•        Maturity:    On or after June 30, 2019.

•        Conversion Option:    At any time, the Holder may elect to convert 1.15 times the outstanding principal balance into the preferred units of the Company at $1.75 per unit.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

•        Liquidation Amount:    Repayment shall be made at the applicable liquidation amount. The Liquidation Amount applies to all repayments, with the exception of early repayments made at the Company’s option. The Liquidation Amount applicable to repayments occurring prior to June 1, 2019 is 1.5 times the outstanding principal balance. At June 1, 2019 and August 1, 2019, the multiple increases to 2.0 and 3.0 times the outstanding principal balance, respectively.

•        Optional Prepayment:    The Company may prepay the Phase I Notes prior to maturity at 3.0 times the outstanding principal balance.

•        Conversion upon Qualified Financing:    In the event that the Company issues and sells any units to investors through a Qualified Financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000, the Company may at its sole option, force the Holders to convert the Liquidation Amount into the class of equity issued in the Qualified Financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing. Alternatively, the Company may also elect to settle the 2019 Convertible Notes in cash.

•        Holders’ put options:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. Any time prior to September 30, 2019, if Event of Default has not occurred, and at the direction of a majority of holders, the Liquidation Amount becomes due on demand.

In conjunction with the Phase II Note issuance, the Phase I maturity date was extended to October 31, 2019. The term extension was considered a troubled debt restructuring and did not result in a substantial modification and was accounted for as a continuation of the existing Phase I Notes. An extinguishment charge was not recognized.

Phase II Notes

The second phase with aggregate principal of $5,995 was issued through December 2019 (the “Phase II Notes”), of which $2,017 was issued to AltEnergy.

The terms of the Phase II Notes are identical to the Phase I Notes, except as follows:

•        Maturity:    On or after October 31, 2019.

•        At any time, the holder may elect to convert 1.15 times the outstanding principal balance into the Preferred Unites of the Company at $0.50 per unit.

•        The Liquidation Amount is 6.0 times the outstanding principal balance, regardless of the repayment date.

•        Holders’ put option:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. If Event of Default has not occurred, Holders cannot accelerate repayment.

•        Phase II Notes are Senior to Phase I Notes:    In the event that the Company is obligated, or elects, to repay the 2019 Convertible Notes and does not have sufficient funds to repay all Notes in full, payments shall be made in the following order: first, to the holders of Phase II Notes until each holder has received a repayment equal to 2.0 times (2.0x) the then outstanding principal balance of holder’s Phase II Notes; second, to the holders of Phase I Notes until each holder has received a repayment equal to 1.0 times (1.0x) the then outstanding principal balance of those holder’s Phase I Notes; and third, to all holders of the 2019 Convertible Notes, pro rata based on the remaining amount due to each holder pursuant to the terms and provisions of each 2019 Convertible Note held by that holder.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

Concurrent to issuance of the Phase II Notes, the Company entered into subscription agreements to sell Preferred Units to the Holders equal to the principal balance of the Phase II Notes at a price of $0.50 per unit. Phase II cash proceeds totaled $11,991. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $2,031 attributable to the Phase II Preferred Units, which was recorded as a discount against the Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

Beneficial Conversion Features

The conversion option on the Phase I Notes generated a beneficial conversion feature (BCF). A BCF arises when a debt or equity security is issued with an embedded conversion option that is in the money at inception because the conversion option has an effective strike price that is less than the fair value of the underlying equity security at the commitment date. The Company recognized this BCF by allocating the intrinsic value of the conversion option to the Preferred Units, which resulted in a discount on the Phase I Notes. The Company amortized the discount into interest expense on the commitment date, as the Convertible Notes are immediately puttable by investors.

Embedded Derivatives

Both the occurrence of a Qualified Financing and the exercise of the holders’ put options represent events that can accelerate repayment of the 2019 Convertible Notes and involve a significant discount. Therefore, these features constitute embedded derivatives that require bifurcation pursuant to ASC 815-15, Embedded Derivatives.

In the event of a Qualified Financing occurring prior to July 31, 2019, the Phase I notes can be repaid at a 1.5x or 2.0x Liquidation Amount, thereby resulting in an embedded derivative at issuance. Embedded derivative assets with initial fair value of $181 and embedded derivative liabilities with initial fair value of $1,145 were recognized during 2019. These amounts were recorded as premiums and discounts on the Convertible Notes. As of December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had a fair value of $1,681. As a result, a change in fair value of embedded derivative loss of $1,718 has been recognized within other income and expense on the consolidated statement of operations during the year ended December 31, 2019. Amortization of the premium is discussed below.

The Company accounted for the 2019 Convertible Notes as deeply discounted zero coupon debt instruments. The balances payable at maturity reflect liquidation multiples of 3.0 and 6.0 times the stated face value of the Phase I and Phase II Notes, respectively. The following balances were recognized upon issuance of the Phase I and Phase II Notes:

	Phase 1	Phase 2	Total
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(44,928)
Premium (Discount), embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Convertible notes payable, net	$18,023	$8,815	$26,838

Subsequent Measurement

With respect to the Phase I Notes, the holders’ put option is immediately exercisable at the 1.5 times the Notes. Pursuant to ASC 470-10, which states that notes with demand features should be stated at or near the amount of cash that could be required to satisfy, a corresponding portion of the discount was amortized into interest expense immediately following issuance. Additionally, the discount attributable to the BCF was immediately amortized into interest expense at issuance. The remaining discount on the Phase I Notes was amortized into interest expense using the effective interest method through July 31, 2019, the date at which the note becomes payable at 3.0 times the outstanding principal amount.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

Discounts on the Phase II Notes were amortized into interest expense using the effective interest method through the stated maturity date of October 31, 2019. On October 31, 2019, the Company defaulted under the Phase II note agreements, at which time the note holders’ put option became exercisable. Accordingly, discounts on Phase II Notes issued subsequent to October 31, 2019 were immediately amortized into interest expense upon issuance.

At issuance, the annual effective interest rates on the Phase I Notes were in excess of 400%. The Phase II Notes were issued with annual effective interest rates in excess of 1200%. During the year ended December 31, 2019, the Company recognized interest expense of $22,564 and $27,158 related to the 2019 Phase I and Phase II Notes, respectively.

As of December 31, 2019, the 2019 Convertible Notes are convertible to approximately 8.9 million and 13.8 million Preferred Units of the Company, respectively. The balances attributable to the 2019 Convertible Notes on December 31, 2019 are as follows:

	Phase 1	Phase 2	Total
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(44,928)
Discount, embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,564	27,158	49,722
Convertible notes payable, net	$40,587	$35,973	$76,560

As of December 31, 2019, aggregate Phase I and Phase II Notes attributable to AltEnergy totaled $24,415.

12. Classes of Members’ Capital

Pursuant to the Company’s Sixth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), Eos is authorized to issue equity units under four classes of members’ interest: Preferred Units, Common Units, Employee Units, and Service Provider Units. As of December 31, 2019, the Company has issued only Preferred Units and Common Units.

As of December 31, 2019 and 2018, there were 68,190,000 Common Units outstanding. The Company’s preferred units are discussed at Note 13.

13. Contingently Redeemable Preferred Units

As of December 31, 2019, the Company has outstanding Series C, Series D, and 2019 Bridge Preferred Units, which were issued at $1.10, $1.75, and $0.50 per unit, respectively.

Pursuant to the LLC Agreement, the rights and privileges of the Preferred Members are as follows:

Voting — The Preferred Members are entitled to vote together with the holders of Common Units on all matters submitted for members’ vote. Additionally, the Preferred Members occupy a majority of the seats of the Board of Directors and can therefore control all decisions subject to the Board’s vote.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Unit (cont.)

The following actions require a majority vote of the Preferred Members:

•        Pay any dividend on any Units

•        Agree or enter into a merger, sale of a material portion of the Assets, or other corporate reorganization or acquisition or any other transaction resulting in a change of control of the Company.

•        Create or authorize the creation of any debt security, guarantee, or instrument with similar effect in excess of $1,000,000, outside the normal course of business.

•        Enter new lines of business or exit the current line of business.

•        Enter into an exclusive agreement or arrangement to manufacture or sell the Company’s technology.

•        Sell, assign, transfer, pledge, or encumber material technology or material intellectual property.

•        Take any action which deviates from the current budget approved by the Board of Directors by more than 15%.

Preferred Liquidation Preference — In the event of the termination of the Company or a Company Sale (as defined within the LLC agreement) the holders of the Preferred Units are entitled to receive for each outstanding unit an amount equal to the greater of: 1) the original issuance price per unit plus an 8% liquidation preference, accrued from the issuance date and (2) the amount which would have been payable to such Preferred Member had the Preferred Units been converted into Common Units in connection with a termination or Company Sale.

After payment of the Preferred Liquidation Preference, any remaining proceeds are distributed proportionally to the Common Unit holders. A Company Sale is defined as a sale of Units, sale of Assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more third parties (other than Voting Members) shall own in excess of fifty percent of the Voting Units or assets of the Company. As of December 31, 2019 and 2018, the Preferred Liquidation Preference was $136,816 and $121,870, respectively. Because the occurrence of a Company Sale is not probable, the Company concluded the Preferred Units are not probable of becoming redeemable. Therefore, the carrying value has not been remeasured to the Preferred Liquidation Preference.

The occurrence of a Company Sale requires the approval of both the Board of Directors and Preferred Members. Therefore, the liquidation provisions are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. Accordingly, the Preferred Units have been presented in the mezzanine section of the consolidated balance sheet.

Conversion — The Preferred Units are convertible at any time, at the option of the holder, into Common Units of the Company. Upon an optional conversion, distributions payable on such Preferred Units that have been declared but remain unpaid, shall be converted into Common Units. Upon the closing of a Qualified Public Offering (as defined within the LLC Agreement), Preferred Units will automatically convert to common stock.

The Preferred Units are initially convertible on a one-to-one basis into Common Units, subject to certain adjustments for unit splits and combinations. The Preferred Units are also subject to full-ratchet, anti-dilution price protection (a “down round” provision). Under that provision, if the Company issues Common Units at an effective price that is less than the conversion price (the “Dilutive Price”), then the conversion price of the Preferred Units is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of either Common Units or securities convertible into Common Units, at a Dilutive Price, the Preferred Units would be convertible into a greater number of Common Units.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Unit (cont.)

2019 Bridge Preferred Units

As discussed at Note 11, the Company entered into subscription agreements to sell Preferred Units to the Holders a price of $0.50 per unit concurrently with the issuance of the 2019 Phase II Notes, which resulted in the issuance of approximately 12,000,000 Preferred Units (the “2019 Bridge Preferred Units”). The Company recognized $2,031 attributable to the 2019 Bridge Preferred Units based on the allocated fair value of cash proceeds.

Upon the issuance of 2019 Bridge Preferred Units, the down round provision was triggered for the Series C and Series D Preferred Units whereby the conversion price was adjusted from $1.10 and $1.75, respectively to $0.50 per Common Unit, which resulted in approximately 144,200,000 additional Common Units being issuable upon conversion of the Series C and Series D Preferred Units. As the fair value a Common Unit was determined to be less than $0.50 on both 1) the original issuance date of the Series C and Series D Preferred Units and 2) immediately following the issuance of the Bridge Preferred Units, the down round did not trigger a BCF. Therefore, a deemed dividend was not recognized.

As of December 31, 2019 and 2018, the Preferred Units were convertible into approximately 224,900,000 and 68,700,000 Common Units, respectively. During the years ended December 31, 2019 and 2018, activity attributable to the Preferred Units was as follows:

	Preferred Units
	Units	Amount
Balance, December 31, 2017	50,970	$74,776
Contributions	14,367	24,854
Conversion of notes payable	3,379	5,918
Balance, December 31, 2018	68,716	$105,548
Contributions allocated to preferred units	11,991	2,031
Discount on convertible notes, beneficial conversion feature	—	1,786
Balance, December 31, 2019	80,707	$109,365

14. Stock-Based Compensation

Since 2012, Eos has issued stock options to employees and certain service providers under the 2012 Eos Equity Incentive Plan (“Plan”). In addition to stock options, the Plan provides for the issuance of other forms of stock-based compensation, including profits interests, unit appreciation rights and restricted units. Only stock options have been issued under the Plan.

The following table summarizes stock option activity during the years ended December 31, 2019 and 2018:

	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Options Outstanding at December 31, 2017	3,879,955	$1.39
Granted	1,708,806	$1.75
Cancelled/Forfeited	(331,334)	$1.55
Options Outstanding at December 31, 2018	5,257,427	$1.51	2.8
Granted	4,422,114	$0.55
Cancelled/Forfeited	(2,863,938)	$1.51
Options Outstanding at December 31, 2019	6,815,603	$0.87	5.4
Options Exercisable at December 31, 2018	3,303,608	$1.33	2.8
Options Exercisable at December 31, 2019	2,356,348	$1.31	1.8

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Stock-Based Compensation (cont.)

As of December 31, 2019 and 2018, 1,525,147 and 3,083,323 shares remain for future issuance, respectively. Options vest generally over three to five years and have a term of five to ten years. The Company recorded stock compensation expense of $135 and $137 for the years ended December 31, 2019 and 2018, respectively, which has been recorded in General and administrative expenses in the Statements of Operations. Unrecognized stock compensation expense of $365 is expected to be amortized over the next four years.

The weighted average assumptions used to determine the fair value of options granted in 2019 and 2018 are as follows:

	2019	2018
Volatility	58.20%	62.00%
Risk free interest rate	1.89%	2.42%
Expected life (years)	6.25	4.5
Dividend yield	0%	0%

The weighted average grant date fair value of all options granted was $0.07 and $0.12 per option for the years ended December 31, 2019 and 2018, respectively.

The following table summarizes non-vested stock option activity for the years ended December 31, 2019 and 2018:

	Shares	Fair Value
Non-vested options outstanding at December 31, 2017	828,197	$1.49
Granted	1,708,806	$1.75
Vested	(622,035)	$1.60
Exercised	—	—
Forfeited	(93,730)	$1.38
Non-vested options outstanding at December 31, 2018	1,821,239
Granted	4,422,114	$0.50
Vested	(497,189)	$0.77
Exercised	—	—
Forfeited	(1,912,390)	$1.65
Non-vested options outstanding at December 31, 2019	3,833,774	$1.72

15. Subsequent Events

The Company has performed an evaluation of subsequent events through September 10, 2020, the date the financial statements were issued.

On June 24, 2020, B. Riley Principal Merger Corp. II (NYSE: BMRG, BMRG WS, BMRG.U) (“BMRG”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial”), and Eos executed a letter of intent (“LOI”) for a business combination transaction (“transaction”) which would result in Eos becoming a publicly listed company. BMRG is an acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 7, 2020, the Eos entered into a merger agreement with BMRG for the transaction. The contemplated deal with BMRG would provide all holders of common and preferred, and Convertible notes payable — related party to receive common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by BMRG’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

15. Subsequent Events (cont.)

On August 10, 2020, the Company entered into a memorandum of agreement with Holtec Power, Inc. (“Holtec”), its joint venture partner under which Holtec has subscribed to an equity investment in the Company of $10 million. As of September 10, 2020, Holtec has funded $4 million of the subscribed amount. The remaining $6 million is expected to be funded prior to the close of the Company’s proposed business combination with BMRG.

As of September 10, 2020, the Company issued approximately $4,850 of its 2019 Phase II Notes and $4,850 million in preferred units at $0.50 per unit.

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. As of September 10, 2020, COVID-19 has not had a material effect on the Company; third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System has been delayed due to COVID-19 and is expected in the fourth quarter of 2020. However, if COVID-19 broadly resurfaces in the latter part of 2020, it could affect the Company’s ability to install and commission its battery systems. The Company is currently evaluating the potential impact to its supply chain and is mitigating risk by developing a strategy to diversify suppliers if required.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$35,000
Accounting fees and expenses	20,000
Legal fees and expenses	125,000
Financial printing and miscellaneous expenses	20,000
Total	$200,000

Item 14.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.     Recent Sales of Unregistered Securities.

In connection with BMRG’s initial formation in June 2019, a wholly-owned subsidiary of B. Riley Financial (which is the parent of the Sponsor) was issued all of BMRG’s outstanding equity. All founder shares were contributed to the Sponsor in January 2020, resulting in the Sponsor directly and B. Riley Financial indirectly owning all outstanding founder shares. On February 3, 2020, BMRG conducted a 1:575 stock split and reclassification of BMRG’s common stock such that the Sponsor directly and B. Riley Financial indirectly continued to own all 5,750,000 outstanding founder shares. On April 21, 2020, 20,000 founder shares were transferred to each of Patrick Bartels, Jamie Kempner, Timothy Presutti and Robert Suss, BMRG’s independent director nominees, at their par value. On May 19, 2020, the Sponsor returned 718,750 founder shares to BMRG for cancellation, resulting in a total of 5,031,250 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units. On May 28, 2020, the Sponsor forfeited 656,250 founder shares in connection with the determination by the underwriters of the IPO not to exercise their over-allotment option in whole or in part.

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 650,000 private placement units at $10.00 per private placement unit ($6,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one-half of one private placement warrant. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the IPO held in the trust account. If BMRG does not complete a business combination before November 22, 2021, the proceeds from the sale of the private placement securities will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement units (and the underlying private placement shares) will have no value and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement securities.

Item 16.     Exhibits and Financial Statements.

(a)    Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 7, 2020, by and among the Registrant, BMRG Merger Sub, LLC, BMRG Merger Sub II, LLC, Eos Energy Storage LLC, New Eos Energy LLC and AltEnergy Storage VI, LLC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 8, 2020).

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).
3.2

Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-237812), filed with the SEC on April 28, 2020).

3.3

Form of Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex C of the Registrant’s Definitive Proxy Statement filed with the SEC on October 23, 2020).

4.1

Warrant Agreement, dated May 19, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-237812), filed with the SEC on April 28, 2020).

4.2

Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-237812), filed with the SEC on April 28, 2020).

5.1	Opinion of White & Case LLP.
10.1

Equity Commitment Letter, dated as of September 7, 2020, by and between the Registrant and B. Riley Financial, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 8, 2020).

10.2

Business Combination Marketing Agreement, dated as of May 19, 2020 by and between the Registrant and B. Riley FBR, Inc. (incorporated by reference to Exhibit 1.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

Exhibit No.	Description
10.3

Letter Agreement, dated May 19, 2020, by and among the Registrant, its officers, its directors and B. Riley Principal Sponsor Co. II, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

10.4

Investment Management Trust Agreement, dated May 19, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

10.5

Registration Rights Agreement, dated May 19, 2020, by and between the Registrant, B. Riley Principal Sponsor Co. II, LLC and the Registrant’s independent directors (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

10.6

Private Placement Units Purchase Agreement, dated May 19, 2020, by and between the Registrant and B. Riley Principal Sponsor Co. II, LLC (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

10.7

Administrative Support Agreement, dated May 19, 2020, by and between the Registrant and B. Riley Corporate Services, Inc. (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2020).

10.8	Form of B. Riley Principal Merger Corp. II Incentive Plan (incorporated by reference to Annex E of the Registrant’s Definitive Proxy Statement filed with the SEC on October 23, 2020).
23.1	Consent of Marcum LLP, independent registered public accounting firm of the Registrant.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Eos Energy Storage, LLC.
23.3	Consent of White & Case LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to the registration statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

(b)    Financial Statements.    The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.     Undertakings.

The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 28, 2020.

B. RILEY PRINCIPAL MERGER CORP. II
By:	/s/ Daniel Shribman
Daniel Shribman
Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Daniel Shribman and Bryant Riley, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 28, 2020.

Name	Position
/s/ Daniel Shribman	Chief Executive Officer, Chief Financial Officer and Director
Daniel Shribman	(Principal Executive Officer and Principal Financial Officer)
/s/ Bryant Riley	Chairman
Bryant Riley
/s/ Kenneth Young	Director
Kenneth Young
/s/ Patrick J. Bartels, Jr.	Director
Patrick J. Bartels, Jr.
/s/ James L. Kempner	Director
James L. Kempner
/s/ Timothy M. Presutti	Director
Timothy M. Presutti
/s/ Robert Suss	Director
Robert Suss